SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.       )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
AMETEK, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required

☐	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notice of 2010
Annual Meeting
Proxy Statement
Annual Financial Information
and Review of Operations

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Wednesday, April 28, 2010
3:00 p.m. Eastern Daylight Time
The New York Helmsley
212 East 42nd Street
Turtle Bay Meeting Room
New York, NY 10017
Dear Fellow Stockholder:
On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2010 Annual Meeting of Stockholders of AMETEK, Inc. At the Annual Meeting, you will be asked to:
1.	Elect two Directors for a term of three years;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

3.	Transact any other business properly brought before the Annual Meeting.
Only stockholders of record at the close of business on March 12, 2010 will be entitled to vote at the Annual Meeting. Your vote is important. You can vote in one of four ways: (1) via the Internet, (2) by telephone using a toll-free number, (3) by marking, signing and dating your proxy card, and returning it promptly in the enclosed envelope, or (4) by casting your vote in person at the Annual Meeting. Directions to the New York Helmsley are located on the back cover of the Proxy Statement. Please refer to your proxy card for specific proxy voting instructions.
We have included the annual financial information relating to our business and operations in Appendix A to the Proxy Statement. We also have enclosed a Summary Annual Report.
We hope that you take advantage of the convenience and cost savings of voting by computer or by telephone. A sizable electronic response would significantly reduce return-postage fees.
Whether you expect to attend the meeting or not, we urge you to vote your shares via the Internet, by telephone or by mailing your proxy as soon as possible. Submitting your proxy now will not prevent you from voting your stock at the Annual Meeting if you want to, as your proxy is revocable at your option. We appreciate your interest in AMETEK.
Sincerely,

Frank S. Hermance
Chairman of the Board and Chief Executive Officer
Paoli, Pennsylvania
Dated: March 19, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 28, 2010
The proxy statement and 2009 annual report of AMETEK, Inc. are available at:
http://www.ametek.com/2010proxy

Principal executive offices
37 North Valley Road — Building 4
P.O. Box 1764
Paoli, Pennsylvania 19301-0801
PROXY STATEMENT
We are mailing this Proxy Statement and proxy card to our stockholders of record as of March 12, 2010 on or about March 19, 2010. The Board of Directors is soliciting proxies in connection with the election of Directors and other actions to be taken at the Annual Meeting of Stockholders and at any adjournment or postponement of that Meeting. The Board of Directors encourages you to read the Proxy Statement and to vote on the matters to be considered at the Annual Meeting.

VOTING PROCEDURES
Your vote is very important. It is important that your views be represented whether or not you attend the Annual Meeting.
Who can vote? Stockholders of record as of the close of business on March 12, 2010 are entitled to vote. On that date, 106,721,143 shares of our Common Stock were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.
How do I vote? You can vote your shares at the Annual Meeting if you are present in person or represented by proxy. You can designate the individuals named on the enclosed proxy card as your proxies by mailing a properly executed proxy card, via the Internet or by telephone. You may revoke your proxy at any time before the Annual Meeting by delivering written notice to the Corporate Secretary, by submitting a proxy card bearing a later date or by appearing in person and casting a ballot at the Annual Meeting.
To submit your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote via the Internet or by telephone by following the instructions on your proxy card. Your Internet or telephone vote authorizes the persons named on the proxy card to vote your shares in the same manner as if you marked, signed and returned the proxy card to us.
If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.
What shares are represented by the proxy card? The proxy card represents all the shares registered in your name. If you participate in the AMETEK, Inc. Investors’ Choice Dividend Reinvestment & Direct Stock Purchase and Sale Plan, the card also represents any full shares held in your account. If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and also hold shares in your own name, you will receive a single proxy card for the plan shares, which are attributable to the units that you hold in the plan, and the shares registered in your name. Your proxy card or proxy submitted through the Internet or by telephone will serve as voting instructions to the plan trustee.
How are shares voted? If you return a properly executed proxy card or submit voting instructions via the Internet or by telephone before voting at the Annual Meeting is closed, the individuals named as proxies on the enclosed proxy card will vote in accordance with the directions you provide. If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted as recommended by the Board of Directors. A valid proxy card or a vote via the Internet or by telephone also authorizes the individuals named as proxies to vote your shares in their discretion on any other matters which, although not described in the Proxy Statement, are properly presented for action at the Annual Meeting.
If your shares are held by a broker, bank or other holder of record, please refer to the instructions it provides for voting your shares. If you want to vote those shares in person at the Annual Meeting, you must bring a signed proxy from the broker, bank or other holder of record giving you the right to vote the shares.
If you are an employee who owns AMETEK shares through an AMETEK employee savings plan and you do not return a proxy card or otherwise give voting instructions for the plan shares, the trustee will vote those shares in the same proportion as the shares for which the trustee receives voting instructions from other participants in that plan. Your proxy voting instructions must be received by April 23, 2010 to enable the savings plan trustee to tabulate the vote of the plan shares prior to the Annual Meeting.

How many votes are required? A majority of the shares of our outstanding Common Stock entitled to vote at the Meeting must be represented in person or by proxy in order to have a quorum present at the Annual Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for the particular proposal and has not received instructions from the beneficial owner. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.
Directors are elected by a plurality of the votes cast. This means that the two candidates for election as Directors receiving the highest number of votes will be elected to serve until the Annual Meeting in 2013. The ratification of the appointment of Ernst & Young LLP requires the affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. Abstentions and “broker non-votes” are not counted as votes for or against this proposal.
Who will tabulate the vote? Our transfer agent, American Stock Transfer & Trust Company, will tally the vote, which will be certified by independent inspectors of election.
Is my vote confidential? It is our policy to maintain the confidentiality of proxy cards, ballots and voting tabulations that identify individual stockholders, except where disclosure is mandated by law and in other limited circumstances.
Who is the proxy solicitor? We have retained Georgeson, Inc. to assist in the distribution of proxy materials and solicitation of votes. We will pay Georgeson, Inc. a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses.
CORPORATE GOVERNANCE
In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and By-laws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.
Our Board of Directors currently consists of eight members. They are Sheldon S. Gordon, Frank S. Hermance, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams. The biographies of the continuing Directors and Director nominees appear on page 12. The Board is divided into three classes with staggered terms of three years each, so that the term of one class expires at each Annual Meeting of Stockholders. The Board has nominated the two current Class I Directors, Messrs. Klein and Kohlhagen, to serve as Class I Directors until the 2013 Annual Meeting.
Corporate Governance Guidelines and Codes of Ethics. The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Ethics and Business Conduct sets forth rules of conduct that apply to all of our Directors, officers and employees. We also have adopted a separate Code of Ethical Conduct for our Chief Executive Officer and senior financial officers. The Guidelines and Codes are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). The Board of Directors and our management do not intend to grant any waivers of the provisions of either Code. In the unlikely event a waiver for a Director or an executive officer occurs, the action will be disclosed promptly at our Web site address provided above. If the Guidelines or the Codes are amended, the revised versions also will be posted on our Web site.

Meetings of the Board. Our Board of Directors has five regularly scheduled meetings each year. Special meetings are held as necessary. In addition, management and the Directors frequently communicate informally on a variety of topics, including suggestions for Board or Committee agenda items, recent developments and other matters of interest to the Directors.
The independent Directors meet in executive session at least once a year outside of the presence of any management Directors and other members of our management. The presiding Director at the executive sessions rotates annually among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. The presiding Director at the executive sessions for 2010 is Mr. Gordon, the chairperson of the Audit Committee. During executive sessions, the Directors may consider such matters as they deem appropriate. Following each executive session, the results of the deliberations and any recommendations are communicated to the full Board of Directors.
Directors are expected to attend all meetings of the Board and each Committee on which they serve and are expected to attend the Annual Meeting of Stockholders. Our Board met in person a total of four times and two times by telephone in 2009. Each of the Directors attended at least 75% of the meetings of the Board and the Committees to which the Director was assigned. All eight Directors attended the 2009 Annual Meeting of Stockholders.
Independence. The Board of Directors has affirmatively determined that each of the current Non-Management Directors, Sheldon S. Gordon, Charles D. Klein, Steven W. Kohlhagen, James R. Malone, David P. Steinmann, Elizabeth R. Varet and Dennis K. Williams, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, therefore, is an independent Director within the meaning of the New York Stock Exchange rules. The Board has further determined that each member of the Audit, Compensation and Corporate Governance/Nominating Committees is independent within the meaning of the New York Stock Exchange rules. The members of the Audit Committee also satisfy Securities and Exchange Commission regulatory independence requirements for audit committee members.
The Board has established the following standards to assist it in determining Director independence: A Director will not be deemed independent if: (i) within the previous three years or currently, (a) the Director has been employed by us; (b) someone in the Director’s immediate family has been employed by us as an executive officer; or (c) the Director or someone in her/his immediate family has been employed as an executive officer of another entity that concurrently has or had as a member of its compensation committee of the board of directors any of our present executive officers; (ii) (a) the Director is a current partner or employee of a firm that is the Company’s internal or external auditor; (b) someone in the Director’s immediate family is a current partner of such a firm; (c) someone in the Director’s immediate family is a current employee of such a firm and personally works on the Company’s audit; or (d) the Director or someone in the Director’s immediate family is a former partner or employee of such a firm and personally worked on the Company’s audit within the last three years; (iii) the Director received, or someone in the Director’s immediate family received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and, in the case of an immediate family member, other than compensation for service as our employee (other than an executive officer). The following commercial or charitable relationships will not be considered material relationships: (i) if the Director is a current employee or holder of more than ten percent of the equity of, or someone in her/his immediate family is a current executive officer or holder of more than ten percent of the equity of, another company that has made payments to, or received payments from us for property or services in an amount which, in any of the last three fiscal years of the other company, does not exceed $1 million or two percent of the other company’s consolidated gross revenues, whichever is greater, or (ii) if the Director is a current executive officer of a charitable organization, and we made charitable contributions to the charitable organization in any of the charitable organization’s last three fiscal years that do not exceed $1 million or two percent of the charitable organization’s consolidated gross revenues, whichever is greater. For the purposes of these categorical standards, the terms “immediate family member” and “executive officer” have the meanings set forth in the New York Stock Exchange’s corporate governance rules.
All independent Directors satisfied these categorical standards.

Communication with Non-Management Directors and Audit Committee. Stockholders and other parties who wish to communicate with the Non-Management Directors may do so by calling 1-877-263-8357 (in the United States and Canada) or 1-610-889-5271. If you prefer to communicate in writing, address your correspondence to the Corporate Secretary Department, Attention: Non-Management Directors, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
You may address complaints regarding accounting, internal accounting controls or auditing matters to the Audit Committee by calling 1-866-531-3079 (Domestic — English only) or 1-866-551-8006 (International — Other Languages).
Committees of the Board. Our Board Committees include Audit, Compensation, Corporate Governance/Nominating, Pension Investment and Executive. The charters of the Audit, Compensation and Corporate Governance/Nominating Committees are available at the Investors section of www.ametek.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801 (Telephone Number: 1-800-473-1286). Each of the Audit, Compensation and Corporate Governance/Nominating Committees conducts an annual assessment to assist it in evaluating whether, among other things, it has sufficient information, resources and time to fulfill its obligations and whether it is performing its obligations effectively. Each Committee may retain advisors to assist it in carrying out its responsibilities.
The Audit Committee has the sole authority to retain, compensate, terminate, oversee and evaluate our independent auditors. In addition, the Audit Committee is responsible for:
•	review and approval in advance of all audit and lawfully permitted non-audit services performed by the independent auditors;

•	review and discussion with management and the independent auditors regarding the annual audited financial statements and quarterly financial statements included in our Securities and Exchange Commission filings and quarterly sales and earnings announcements;

•	oversight of our compliance with legal and regulatory requirements;

•	review of the performance of our internal audit function;

•	meeting separately with the independent auditors and our internal auditors as often as deemed necessary or appropriate by the Committee; and

•	review of major issues regarding accounting principles, financial statement presentation and the adequacy of internal controls.
The Committee met eight times during 2009. The Board of Directors has determined that Sheldon S. Gordon is an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s regulations. The members of the Committee are Sheldon S. Gordon — Chairperson, Steven W. Kohlhagen and James R. Malone. Mr. Kohlhagen currently serves as the chairman on the audit committees of boards of directors of eight related, publicly traded Merrill Lynch closed-end investment companies (all of which have identical board compositions and committee structures). After its review and consideration of Mr. Kohlhagen’s simultaneous service as the chairman on the audit committees of the Merrill Lynch closed-end investment companies, the Board has determined that Mr. Kohlhagen’s simultaneous service on those audit committees does not impair his ability to serve effectively on our Audit Committee.

The Compensation Committee is responsible for, among other things:
•	establishment and periodic review of our compensation philosophy and the adequacy of the compensation plans for our officers and other employees;

•	establishment of compensation arrangements and incentive goals for officers at the Corporate Vice President level and above and administration of compensation plans;

•	review of the performance of officers at the Corporate Vice President level and above and award of incentive compensation, exercising discretion and adjusting compensation arrangements as appropriate;

•	review and monitoring of management development and succession plans; and

•	periodic review of the compensation of non-employee Directors.
The Committee met seven times during 2009. The members of the Committee are Charles D. Klein — Chairperson, James R. Malone and Elizabeth R. Varet. In carrying out its duties, the Compensation Committee made compensation decisions for 36 officers as of December 31, 2009, including all executive officers. The charter provides that, in setting compensation for the Chief Executive Officer, the Committee will review and evaluate the Chief Executive Officer’s performance and leadership, taking into account the views of other members of the Board. The charter further provides that, with the participation of the Chief Executive Officer, the Committee evaluates the performance of other officers and determines compensation for these officers. In this regard, Compensation Committee meetings are regularly attended by the Chief Executive Officer. The Chief Executive Officer does not participate in the determination of his compensation. The Compensation Committee has authority under the charter to retain and set compensation for compensation consultants and other advisors that the Committee may engage. The Compensation Committee charter does not provide for delegation of the Committee’s duties and responsibilities other than to one or more members of the Committee when appropriate.
Management engages Towers Perrin to provide executive and director compensation and companywide benefits consulting services. Fees incurred for executive and director compensation services provided by Towers Perrin as described below totaled $105,170. Fees incurred globally for services provided by Towers Perrin in connection with our broad-based employee benefits programs totaled $896,825. Towers Perrin does not make specific recommendations on the form or amount of executive or director compensation.
We ask Towers Perrin to provide comparative data regarding compensation levels for seasoned managers who have job functions and responsibilities that are similar to those of our senior managers. Specifically, we ask Towers Perrin to compare our senior managers’ compensation to the 50th percentile of compensation for similarly positioned senior managers in a general industry group (consisting of over 350 companies that have chosen to participate in a Towers Perrin survey). Based on this data, our human resources department develops summaries for the Compensation Committee, indicating competitive compensation levels for our senior managers that would correspond to the 50th percentile, thereby assisting the Compensation Committee in its evaluation of our most senior managers’ compensation. See “Compensation Discussion and Analysis — 2009 Compensation — Determination of Competitive Compensation” for further information.
The Corporate Governance/Nominating Committee is responsible for, among other things:
•	selection of nominees for election as Directors, subject to ratification by the Board;

•	recommendation of a Director to serve as Chairperson of the Board;

•	recommendation to the Board of the responsibilities of Board Committees and each Committee’s membership;

•	oversight of the annual evaluation of the Board and the Audit and Compensation Committees; and

•	review and assessment of the adequacy of our Corporate Governance Guidelines.

The Committee met four times during 2009. The members of the Committee are James R. Malone — Chairperson, Charles D. Klein, David P. Steinmann and Dennis K. Williams.
The Pension Investment Committee reviews the administration of our retirement plans, including compliance, investment manager and trustee performance, and the results of independent audits of the plans. The Committee met four times during 2009. The members of the Committee are Steven W. Kohlhagen — Chairperson, Sheldon S. Gordon and David P. Steinmann.
The Executive Committee has limited powers to act on behalf of the Board whenever the Board is not in session. The Committee did not meet during 2009. The members of the Committee are Frank S. Hermance — Chairperson, Charles D. Klein, Elizabeth R. Varet and Dennis K. Williams.
Board Leadership Structure. We currently utilize the traditional U.S. board leadership structure, under which our Chief Executive Officer also serves as Chairman of the Board of Directors. We believe that this leadership structure is in the best interests of our Company. The CEO serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Having one person serve as both CEO and Chairman of the Board provides clear leadership for our Company, with a single person setting the tone and having primary responsibility for managing our operations. Splitting the role of CEO and Chairman of the Board would create the potential for confusion or duplication of efforts, and would weaken our Company’s ability to develop and implement strategy. In contrast, we believe that our Company’s current leadership structure with the combined Chairman/CEO leadership role enhances the Chairman/CEO’s ability to provide insight and direction on important strategic initiatives to both management and the independent Directors.
In addition, our Board and Committee composition ensures independence and protects against too much power being placed with the Chairman and CEO. Currently, all of our Directors (other than Mr. Hermance) and each member of the Audit, Corporate Governance/Nominating and Compensation Committees meet the independence requirements of the New York Stock Exchange and our Corporate Governance Guidelines’ categorical standards for determining Director independence. Pursuant to our Corporate Governance Guidelines, each independent Director has the ability to raise questions directly with management and request topics be placed on Board agendas for discussion. Currently, independent Directors directly oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management, the selection and evaluation of Directors and the development and implementation of the Company’s corporate governance policies and structures. Further, the Compensation Committee conducts an annual performance review of the Chairman and CEO and, based upon this review, approves the CEO’s annual compensation, including salary, bonus, incentive and equity compensation.
We do not have a designated lead independent Director. It is our policy that independent Directors meet in executive session at least once a year outside of the presence of any management Directors or any other members of our management. The presiding Director at the executive sessions rotates among the chairpersons of the Corporate Governance/Nominating Committee, the Compensation Committee and the Audit Committee. This policy provides for leadership at all meetings or executive sessions without making it necessary to designate a lead Director who would be required to expend substantial extra time in order to perform these same duties.
Risk Oversight. In accordance with New York Stock Exchange rules and our Audit Committee’s charter, our Audit Committee has primary responsibility for overseeing risk management for the Company. Nevertheless, our entire Board of Directors, and each other Committee of the Board, is actively involved in overseeing risk management. Our Board of Directors, and each of its Committees, regularly consider various potential risks at their meetings during discussion of the Company’s operations and consideration of matters for approval. In addition, the Company has an active risk management program. A committee composed of senior executives, including the Chief Executive Officer, the Chief Financial Officer, the Comptroller and the Group Presidents, meets several times annually to review our internal risks, including those relating to our operations, strategy, financial condition, compliance and employees, and our external risks, including those relating to our markets, geographic locations, regulatory environment and economic outlook. The committee analyzes various potential risks for severity, likelihood and manageability, and develops action plans to address those risks. The committee presents its findings to the Audit Committee of the Board on a quarterly basis and to the full Board of Directors annually.

Consideration of Director Candidates. The Corporate Governance/Nominating Committee seeks candidates for Director positions who help create a collective membership on the Board with varied backgrounds, experience, skills, knowledge and perspective and who maintain a Board that reflects diversity, including but not limited to race, gender, ethnicity, age and experience. In addition, Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based upon contributions that they can make to the Company. As part of its annual self-assessment process, the Committee assesses the effectiveness of its Director selection policy by evaluating the diverse mix of skills and experiences of the Board in determining its nominations for Director.
Stockholders can recommend qualified candidates for Director by writing to the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801. Stockholder submissions must include the following information: (1) the name of the candidate and the information about the individual that would be required to be included in a proxy statement under the rules of the Securities and Exchange Commission; (2) information about the relationship between the candidate and the recommending shareholder; (3) the consent of the candidate to serve as a Director; and (4) proof of the number of shares of our Common Stock that the recommending stockholder owns and the length of time that the shares have been owned. To enable consideration of a candidate in connection with the 2011 Annual Meeting, a stockholder must submit materials relating to the recommended candidate no later than November 18, 2010. In considering any candidate proposed by a stockholder, the Corporate Governance/Nominating Committee will reach a conclusion based on the criteria described above in the same manner as for other candidates. The Corporate Governance/Nominating Committee also may seek additional information regarding the candidate. After full consideration by the Corporate Governance/Nominating Committee, the stockholder proponent will be notified of the decision of the Committee.
Director Compensation. Standard compensation arrangements for Directors in 2009 are described below.
•	Fees — Non-employee Directors received an annual fee of $45,000, except for the Chairmen of the Compensation, Corporate Governance/Nominating and Pension Investment Committees, who received an annual fee of $50,000, and the Chairman of the Audit Committee, who received an annual fee of $65,000. In addition, non-employee Directors received $3,750 for each of the four in person meetings of the Board of Directors they attended. There were no additional fees for attendance at the Board meetings held by telephone or Committee meetings.

•	Restricted Stock — On April 23, 2009, under our 2002 Stock Incentive Plan, each non-employee Director received a restricted stock award of 1,260 shares of our Common Stock. These restricted shares vest on the earliest to occur of:
•	the closing price of our Common Stock on any five consecutive trading days equaling or exceeding $65.42,

•	the death or disability of the Director,

•	the Director’s termination of service as a member of AMETEK’s Board of Directors in connection with a change of control,

•	the fourth anniversary of the date of grant, namely April 23, 2013, provided the Director has served continuously through that date, or

•	the Director’s retirement from service as a member of the Board of Directors at or after age 55 and the completion of at least 10 years of service with us, in which case only a pro rata portion of the shares becomes non-forfeitable and transferable, based upon the time that has elapsed since the date of grant.

•	Options — On April 23, 2009, under our 2007 Omnibus Incentive Compensation Plan, each non-employee Director received an option to purchase 3,920 shares of our Common Stock, at an exercise price equal to the closing price of AMETEK’s Common Stock, as reported on the New York Stock Exchange consolidated tape on that date. Stock options become exercisable as to the underlying shares in four equal annual installments beginning one year after the date of grant.
The following table provides information regarding Director compensation in 2009, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board, Committee and AMETEK business meetings, and approved educational seminars. In addition, the table does not address compensation for Mr. Hermance, which is addressed under “Executive Compensation” beginning on page 14. Mr. Hermance does not receive additional compensation for serving as a Director.
DIRECTOR COMPENSATION — 2009

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards (2)	Compensation	Earnings	Compensation	Total
Sheldon S. Gordon	$80,000	$41,215	$30,576	—	$17,100	—	$168,891
Charles D. Klein	65,000	41,215	30,576	—	17,000	—	153,791
Steven W. Kohlhagen	65,000	41,215	30,576	—	—	—	136,791
James R. Malone	65,000	41,215	30,576	—	54,000	—	190,791
David P. Steinmann	60,000	41,215	30,576	—	47,900	—	179,691
Elizabeth R. Varet	60,000	41,215	30,576	—	56,800	—	188,591
Dennis K. Williams	60,000	41,215	30,576	—	—	—	131,791

(1)	The amounts shown for stock awards relate to restricted shares granted under our 2002 Stock Incentive Plan. These amounts are equal to the grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Compensation — Stock Compensation Topic 718, which we refer to below as “ASC 718,” but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 11 to our consolidated financial statements on page 44 of Appendix A to this proxy statement. At December 31, 2009, Messrs. Gordon, Klein, Kohlhagen, Malone, Steinmann and Williams and Ms. Varet each held 4,690 restricted shares.

(2)	The amounts shown for option awards relate to stock options granted under our 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 11 to our consolidated financial statements on page 44 of Appendix A to this proxy statement. At December 31, 2009, Messrs. Gordon, Klein and Malone and Ms. Varet each held options to purchase 24,585 shares of our Common Stock, Mr. Steinmann held options to purchase 17,723 shares of our Common Stock and Messrs. Kohlhagen and Williams each held options to purchase 15,435 shares of our Common Stock.
Directors who first became members of the Board of Directors prior to January 1, 1997 participate in a retirement plan for Directors. Under this plan, each non-employee Director who has provided at least three years of service to us as a Director receives an annual retirement benefit equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. Mr. Steinmann and Ms. Varet have accrued an annual retirement benefit of $60,000. Messrs. Klein and Malone have accrued an annual retirement benefit of $65,000. Mr. Gordon has accrued an annual retirement benefit of $80,000.

Directors who first became members of the Board of Directors prior to July 22, 2004 participate in our Death Benefit Program for Directors. Messrs. Gordon, Klein, Malone and Steinmann and Ms. Varet participate in this program. Under this program, each non-employee Director has an individual agreement that pays the Director (or the Director’s beneficiary in the event of the Director’s death) an annual amount equal to 100% of that Director’s highest annual rate of cash compensation during the Director’s service with the Board. The payments are made for 10 years beginning at the earlier of (a) the Director’s being retired and having attained age 70 or (b) the Director’s death. The program is funded by individual life insurance policies that we purchased on the lives of the Directors. In addition, non-employee Directors who first became members of the Board of Directors prior to July 27, 2005 have a group term life insurance benefit of $50,000. We retain the right to terminate any of the individual agreements under certain circumstances.
Mandatory Retirement. The retirement policy for our Board of Directors prohibits a Director from standing for re-election following his or her 75th birthday.
Certain Relationships and Related Transactions. Mr. Hermance’s son is employed by us in a non-executive officer capacity as a Divisional Vice President and received total compensation, as such amount is calculated for the named executive officers in the Summary Compensation Table on page 21, of approximately $275,000 in 2009.
Under our written Related Party Transactions Policy, transactions that would require disclosure under SEC regulations must be approved in advance by the Audit Committee. Applicable SEC regulations generally require disclosure of all transactions since the beginning of a corporation’s last fiscal year, or any currently proposed transaction, exceeding $120,000 in which the corporation or any of its subsidiaries is participating and in which any of the following “related persons” had, or will have, a direct or indirect material interest: (1) any of the corporation’s directors, director nominees, or executive officers, (2) any beneficial owner of more than 5% of the corporation’s common stock and (3) any member of the immediate family of any of the foregoing persons. The term “immediate family” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the same household as the person.
Prior to entering into a transaction covered by the policy, the person proposing to enter into the transaction must provide a notice to our Vice President — Corporate Compliance and Auditing, who must promptly forward the notice to the Chairman of the Audit Committee. Following such inquiry as the Audit Committee deems appropriate, the transaction is permissible if the Audit Committee finds that, notwithstanding the involvement of a related person, there is an appropriate business reason to approve the transaction.
The transaction described above was ratified by the Audit Committee under the policy.

ADVANCE NOTICE PROCEDURES
In accordance with our By-Laws, stockholders must give us notice relating to nominations for Director or proposed business to be considered at our 2011 Annual Meeting of Stockholders no earlier than January 27, 2011 and no later than February 26, 2011. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the proxy statement or for recommending candidates for consideration by the Corporate Governance/Nominating Committee, nor do they apply to questions a stockholder may wish to ask at the Annual Meeting. Stockholders may request a copy of the By-Law provisions discussed above from the Corporate Secretary, AMETEK, Inc., 37 North Valley Road — Building 4, P.O. Box 1764, Paoli, PA 19301-0801.
STOCKHOLDER PROPOSALS FOR THE 2011 PROXY STATEMENT
To be considered for inclusion in the proxy statement for the 2011 Annual Meeting of Stockholders, stockholder proposals must be received at our executive offices no later than November 18, 2010.
REPORT OF THE AUDIT COMMITTEE
The responsibilities of the Audit Committee are set forth in its charter, which is accessible at the Investors section of www.ametek.com. Among other things, the charter charges the Committee with the responsibility for reviewing AMETEK’s audited financial statements and the financial reporting process. In fulfilling its oversight responsibilities, the Committee reviewed with management and Ernst & Young LLP, AMETEK’s independent registered public accounting firm, the audited financial statements contained in AMETEK’s 2009 Annual Report on Form 10-K and included in Appendix A to this Proxy Statement. The Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.
In addition, the Committee received the written disclosures and letter from Ernst & Young LLP required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
The Committee discussed with AMETEK’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The Committee met with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of AMETEK’s disclosure control process and internal control over financial reporting, and the overall quality of AMETEK’s financial reporting. The Committee held eight meetings during 2009, which included telephone meetings prior to quarterly earnings announcements.
Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in AMETEK’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.
Respectfully submitted,
The Audit Committee:
Sheldon S. Gordon, Chairperson
Steven W. Kohlhagen
James R. Malone
Dated: March 19, 2010

ELECTION OF DIRECTORS
(Proposal 1 on Proxy Card)
The nominees for election at this year’s Annual Meeting are Charles D. Klein and Steven W. Kohlhagen. Messrs. Klein and Kohlhagen have been nominated to serve as Class I Directors and, if elected, will serve until the Annual Meeting in 2013.
All proxies received will be voted for the election of the nominees unless the stockholder submitting the proxy gives other instructions. Nominees will be elected by holders of a plurality of shares represented either in person or by proxy at the Annual Meeting and entitled to vote. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate, unless the Board determines to reduce the number of Directors.
The Directors’ biographies are set forth on page 12.
Your Board of Directors Recommends a Vote FOR Each of the Nominees.
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2 on Proxy Card)
The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLP and its predecessor has served continuously as our independent auditors since our incorporation in 1930. Although action by stockholders on this matter is not required, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment, and the Audit Committee may reconsider the appointment if the stockholders do not ratify it.
Fees billed to us by Ernst & Young LLP for services rendered in 2009 and 2008 totaled $4,410,000 and $4,887,000 respectively, and consisted of the following:

	2009	2008
Audit fees	$4,251,000	$4,764,000
Audit-related fees	54,000	62,000
Tax fees	103,000	59,000
All other fees	2,000	2,000

Total	$4,410,000	$4,887,000
“Audit fees” includes amounts for statutory audits and attestation services related to our internal control over financial reporting for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
The amounts shown for “Audit-related fees” primarily include fees for audits of employee benefit plans.
The amounts shown for “Tax fees” relate to federal and state tax advice, acquisition tax planning, assistance with international tax compliance and international tax consulting.
The amounts shown for “All other fees” primarily relate to online accounting research subscriptions.
The affirmative vote of the holders of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter is required to ratify the appointment of Ernst & Young LLP.
Representatives of Ernst & Young LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.
Your Board of Directors Recommends a Vote FOR Ratification.

THE BOARD OF DIRECTORS
As discussed under “Consideration of Director Candidates”, the Corporate Governance/Nominating Committee analyzes a number of factors when considering Directors for selection to the Board. Each of our Directors has been selected based on their demonstrated leadership and significant experience in areas significant to our Company; ability to offer advice and guidance based upon that experience and expertise; sound business judgment; and character and integrity that support the core values of the Company. The biographic information set forth below includes a further description of each Director’s background that supported the Board’s consideration of that Director for nomination. Unless we indicate otherwise, each Director has maintained the principal occupation and directorships described below for more than five years.

Class I: Nominees for election at this Annual Meeting for terms expiring in 2013:

CHARLES D. KLEIN Director since 1980 Age 71	Mr. Klein is a Managing Director of American Securities LLC and an executive officer of several affiliated entities. Mr. Klein brings to the Board expertise in financing and investment through his extensive management, acquisition and investment experience at private equity and other investment firms, and through his current and past experience as a director of a number of public and private companies.

STEVEN W. KOHLHAGEN Director since 2006 Age 62	Mr. Kohlhagen is a retired financial executive. Mr. Kohlhagen brings to the Board expertise in financial accounting, finance and risk management through his extensive experience in, and knowledge of, the financial, securities and foreign exchange markets. He is currently a Director of the IQ Investment Advisors family of Merrill Lynch funds.

Class II: Directors whose terms continue until 2011:

SHELDON S. GORDON Director since 1989 Age 74	Mr. Gordon is Chairman of Union Bancaire Privée International Holdings, Inc. and its affiliated entities. Mr. Gordon brings to the Board expertise in financial accounting, finance and investments through his extensive experience in the financial, investment and securities markets, and through his current and past experience as a director of a number of public and private companies. He is currently a Director of Union Bancaire Privée and Gulfmark Offshore, Inc. Mr. Gordon was a Director of the Holland Balanced Fund from June 1996 to June 2008.

FRANK S. HERMANCE Director since 1999 Age 61	Mr. Hermance is Chairman of the Board and Chief Executive Officer of AMETEK. Mr. Hermance brings to the Board extensive knowledge of our Company and the markets in which we operate through his more than 30 years experience in our industry. He is currently a Director of IDEX Corporation.

DAVID P. STEINMANN Director since 1993 Age 68	Mr. Steinmann is a Managing Director of American Securities Management L.P. and an executive officer of several affiliated entities. Mr. Steinmann brings to the Board expertise in financing and investment through his extensive management and investment experience at private equity and other investment firms.

Class III: Directors whose terms continue until 2012:

JAMES R. MALONE Director since 1994 Age 67	Mr. Malone is founder and Managing Partner of Qorval LLC. He was President and Chief Executive Officer (from June 2005 to September 2005) and Chairman (from August 2005 to September 2005) of Cenveo, Inc. Mr. Malone brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of four Fortune 500 companies, and as a director of a number of other public companies. He has extensive acquisition experience and knowledge specific to our markets with over 25 years experience in our industry. Mr. Malone is currently a Director of Regions Financial Corp. and Chairman of the Board of Governors of Citizens Property Insurance Corp.

ELIZABETH R. VARET Director since 1987 Age 66	Ms. Varet is a Managing Director of American Securities Management L.P. and chairman of the corporate general partner of several affiliated entities. Ms. Varet brings to the Board expertise in financing and investment through her extensive management and investment experience at private equity and other investment firms.

DENNIS K. WILLIAMS Director since 2006 Age 64	Mr. Williams is retired from his position as President and Chief Executive Officer (from May 2000 to March 2005) and Chairman of the Board (from May 2000 to April 2006) of IDEX Corporation. Mr. Williams brings to the Board considerable experience and insight into issues facing large public companies gained as CEO of IDEX Corporation. He has extensive acquisition experience and knowledge specific to our markets with over 30 years experience in our industry. Mr. Williams is currently a Director of Owens-Illinois, Inc. and Actuant Corporation. He was a Director of Washington Group International, Inc. from November 2001 to November 2007.

EXECUTIVE OFFICERS
Officers are appointed by the Board of Directors to serve for the ensuing year and until their successors have been elected and qualified. Information about our executive officers as of March 12, 2010 is shown below:

Name	Age	Present Position with AMETEK
Frank S. Hermance	61	Chairman of the Board and Chief Executive Officer
John J. Molinelli	63	Executive Vice President—Chief Financial Officer
Timothy N. Jones	53	President—Electromechanical Group
John W. Hardin	45	President—Electronic Instruments
David A. Zapico	45	President—Electronic Instruments
Robert R. Mandos, Jr.	51	Senior Vice President and Comptroller
Frank S. Hermance’s employment history with us and the other directorship held during the past five years are described under the section “The Board of Directors” on page 12. Mr. Hermance has 19 years of service with us.
John J. Molinelli was elected Executive Vice President—Chief Financial Officer effective April 22, 1998. Mr. Molinelli has 41 years of service with us.
Timothy N. Jones was elected President—Electromechanical Group effective February 1, 2006. Previously he served as Vice President and General Manager of our Process and Analytical Instruments Division from October 1999 to January 2006. Mr. Jones has 30 years of service with us.
John W. Hardin was elected President—Electronic Instruments effective July 23, 2008. Previously he served as Senior Vice President and General Manager of the Aerospace and Defense Division from October 2004 to July 2008. Mr. Hardin has 11 years of service with us.
David A. Zapico was elected President—Electronic Instruments effective October 1, 2003. Mr. Zapico has 20 years of service with us.
Robert R. Mandos, Jr. was elected Senior Vice President and Comptroller effective October 1, 2004. Mr. Mandos has 28 years of service with us.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
In this Compensation Discussion and Analysis, we address the compensation paid or awarded to our executive officers listed in the Summary Compensation Table that immediately follows this discussion. We refer to these executive officers as our “named executive officers.”
2009 Compensation
Compensation Objectives
The compensation paid or awarded to our named executive officers for 2009 was designed to meet the following objectives:
•	Provide compensation that is competitive with compensation for other companies’ executive officers who provide comparable services, taking into account the size of our Company or operating group, as applicable. We refer to this objective as “competitive compensation.”
•	Create a compensation structure under which a meaningful portion of total compensation is based on achievement of performance goals. We refer to this objective as “performance incentives.”
•	Encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and stockholder interests. We refer to this objective as “stakeholder incentives.”
•	Provide an incentive for long-term continued employment with us. We refer to this objective as “retention incentives.”
We fashioned various components of our 2009 compensation payments and awards to meet these objectives as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation

Short-Term Incentive Awards,	Competitive Compensation,
Restricted Stock Awards and	Performance Incentives,
Stock Option Grants	Stakeholder Incentives and
Retention Incentives
Determination of Competitive Compensation
In assessing competitive compensation, we referenced data provided to us by our independent compensation consultant, Towers Perrin. We use the 50th percentile of the Towers Perrin general industry group (a collection of over 350 companies who have chosen to participate in the Towers Perrin survey) as a reference point. Our approach provides us reference information, allowing us to compete effectively in the marketplace for top talent, while providing us the flexibility to respond to our changing business conditions and the performance of each individual.
We used the following process to determine a reference point for the compensation for each named executive officer in 2009:
•	We provided to the compensation consultant a description of the responsibilities for each named executive officer.
•	The compensation consultant employed its standard methodology to provide reference compensation levels for comparable executives. Comparable executives are seasoned executives having similar responsibilities. The competitive compensation information was based on general industry data derived principally from the compensation consultant’s executive compensation database. The data was size-adjusted to reflect the estimated revenues of our Company and the relevant operating groups. The compensation consultant advised us that it used general industry data rather than data relating only to electronics and electronic component companies because general industry data provides a much larger sampling of companies.

In considering the data provided by the compensation consultant, we believe that compensation is competitive if it is within a range of 20 percent above or 20 percent below the compensation reference points at the 50th percentile for comparable executives. We believe that variations within or outside this range typically occur due to differences in experience, responsibilities and performance.
Salaries
The salary amounts set forth in the Summary Compensation Table for 2009 reflect salary decisions made by the Compensation Committee of our Board of Directors in 2008. The regularly scheduled salary increases for such officers were deferred in 2009 in response to the economic conditions faced by our Company. In addition, the Compensation Committee approved a pay reduction for the named executive officers in solidarity with cost reduction initiatives that were administered across our Company in 2009.
All named executive officers’ salaries were within the competitive compensation guideline of 20 percent above or below salaries for comparable executives at the 50th percentile.
Short-Term Incentive Program
The principal objective of our short-term incentive program is to provide a performance incentive. We set performance targets such that total cash compensation will be within 20 percent above or below the total cash compensation guideline at the 50th percentile for comparable executives. However, larger variations, both positive and negative, may result based on actual performance.
Under our short-term incentive program, we selected performance measures that, in some instances, differed among the named executive officers. These differences reflect the differing responsibilities of the executives. We also established targets for each performance measure.
The target goal for each non-discretionary measure in 2009 was derived from our 2009 budget. Consistent with past practice, the Compensation Committee can make adjustments on a case-by-case basis, such as for group operating income, as described below.
•	Diluted earnings per share (EPS) — We believe that the paramount objective of a principal executive officer is to increase stockholder return significantly, and that for a large, well established industrial corporation, EPS is typically a key metric affecting share price. Therefore, we believe EPS is an excellent measure of our executive officers’ performance.
•	Group operating income — This measure applies to our group presidents with regard to their respective operating groups, and reflects adjustments deemed appropriate by the Compensation Committee. We believe this measure is a reliable indicator of operating group performance. Adjustments to operating unit income in 2009 included expenditures for projects to reduce our ongoing operating costs and the inclusion of specified financing costs related to acquisitions. We eliminated expenditures for projects to reduce our ongoing operating costs because the expenditures were not in the operating unit budgets and we wanted to encourage support for these programs. We reduced operating unit income by the estimated amount of interest cost we incur on funds borrowed to finance an acquisition where the results of operations of the acquired business are included in the unit’s operating results. We believe that reducing the operating unit income derived from an acquired business by these interest costs better reflects the contribution of the acquisition to the operating unit’s performance.
•	Working Capital — This measure represents inventory plus accounts receivable less accounts payable as a percentage of sales. We use this measure to encourage our group presidents to manage our working capital in a manner that increases cash available for investment. Working Capital is reported at the Corporate and Group level. A lower working capital percentage is an indicator of a group president’s and the CFO’s success in increasing our cash resources.
•	Discretionary — A small portion of each executive’s award is based on discretionary factors that are deemed appropriate by the Compensation Committee. In the case of the group presidents, these factors take into account acquisition activity of their respective operating groups.

The weighting of performance measures for each named executive officer is set forth in the table below. The target award is payable upon achievement of 100 percent of a designated goal. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the increase from 80 percent to 120 percent of the goal attainment with regard to each measure except for working capital. Payment amounts increase from 0 percent to 200 percent of the target award in proportion to the decrease from 115 percent to 85 percent of the working capital goals. The discretionary portions of the award opportunities are not subject to any specified formula.

				Performance
				Measure as a		Actual Award as
				Percentage of		Percentage of Target
				Total Target		Award Opportunity
		Designated	Actual	Award	Actual	for the Performance
Name	Performance Measure	Goal	Results	Opportunity	Award	Measure
Frank S. Hermance	Diluted Earnings Per Share	$2.50	$1.91	80%	$0	0%
	Discretionary	100%	200%	20%	$320,000	200%

John J. Molinelli	Diluted Earnings Per Share	$2.50	$1.91	70%	$0	0%
	Corporate Working Capital	20.40%	23.67%	10%	$0	0%
	Discretionary	100%	200%	20%	$106,800	200%

David A. Zapico	Diluted Earnings Per Share	$2.50	$1.91	35%	$0	0%
	Group Operating Income	$191,893,000	$145,740,559	35%	$0	0%
	Group Working Capital	19.60%	20.23%	10%	$17,935	79%
	Discretionary	100%	200%	20%	$91,200	200%

Timothy N. Jones	Diluted Earnings Per Share	$2.50	$1.91	35%	$0	0%
	Group Operating Income	$106,025,000	$78,646,199	35%	$0	0%
	Group Working Capital	21.00%	24.62%	10%	$0	0%
	Discretionary	100%	153%	20%	$59,670	153%

John W. Hardin	Diluted Earnings Per Share	$2.50	$1.91	35%	$0	0%
	Group Operating Income	$240,710,000	$184,760,986	35%	$0	0%
	Group Working Capital	25.10%	30.01%	10%	$0	0%
	Discretionary	100%	188%	20%	$73,320	188%
As a result of our actual outcomes with respect to the performance measures and the Committee’s determinations with respect to the discretionary component, the award payments and the percentage of the aggregate target award represented by the award payments are as follows: Mr. Hermance, $320,000 (40%); Mr. Molinelli, $106,800 (40%); Mr. Zapico, $109,135 (48%); Mr. Jones, $59,670 (31%) and Mr. Hardin, $73,320 (38%). In accordance with SEC regulations, the award payments are reflected in two separate columns of the Summary Compensation Table. The discretionary awards for the named executive officers appear in the “Bonus” column. The other awards are reflected in the “Non-Equity Incentive Plan Compensation” column.
The actual total cash compensation for the named executive officers, as a percentage of the dollar amount of total cash compensation at the 50th percentile reference point for comparable executives, ranged from 63% to 94%.
In providing a discretionary award to Mr. Hermance, the Compensation Committee considered our success with respect to our four growth strategies:
•	Operational Excellence — We successfully restructured our operations to realign our cost structure, generating $135 million in savings in 2009.

•	Global and market expansion — We increased international sales to 50% of sales in 2009. We also established AMETEK India and completed two acquisitions there, establishing a significant presence in this important market.

•	Strategic acquisitions — We completed four acquisitions in 2009 that added approximately $50 million in annualized revenue.

•	New products — We introduced a number of new products that contributed to our revenue and profitability.
In addition, the Compensation Committee recognized Mr. Hermance’s role in leading the Company through the economic downturn. In the case of Mr. Molinelli, the Compensation Committee considered the same factors as those considered for Mr. Hermance, as well as improvement in our accounts receivable. The group presidents’ discretionary awards reflected the Committee’s assessment of restructuring and acquisition activities for their respective operating groups.

Equity-Based Compensation
Our equity-based compensation in 2009 included awards of stock options and restricted stock. We used data provided by the compensation consultant in 2008 to establish target levels of equity-based compensation. These levels were based on a Black-Scholes model, with regard to long-term incentives at the 50th percentile for comparable executives, taking into account the scope of the named executive’s responsibilities. In considering the data provided by the compensation consultant, we believe that an equity-based award is competitive if it is within 20 percent above or below the 50th percentile for comparable executives.
The Compensation Committee has the discretion to modify the actual award for each named executive from the target levels. In exercising its discretion, the Compensation Committee considered each executive’s contribution to the success of the four growth strategies described above and the upgrading of our leadership talent in 2008. In April 2009, the Compensation Committee decided to make two equity-based awards, a regular award and a supplemental award, to the named executive officers. The regular awards were within the range of 20 percent above or below the targets described above. The Compensation Committee recognized 2009 would be a challenging year for the business, and wanted to further align management’s actions with shareholder interests over the long term, particularly in a year where short term results were uncertain. As such, they made a supplemental equity-based award in April 2009, bringing total 2009 equity-based awards above market levels. The supplemental award is in line with our compensation objectives of providing stakeholder and retention incentives.
We granted 50 percent of the long-term incentive award in the form of stock options, and 50 percent in the form of restricted stock. To determine the award size, we applied a Black-Scholes methodology. As a result, we awarded options and restricted stock to the named executive officers as set forth in the Grants of Plan-Based Awards table on page 23 under the column headings, “All Other Option Awards: Number of Securities Underlying Options” and “All Other Stock Awards: Number of Shares of Stock or Units” respectively.
The dollar amounts shown in the Summary Compensation Table under “Option Awards” and “Stock Awards” generally reflect the grant date fair values computed in accordance with ASC 718. See the footnotes to the Summary Compensation Table for further information.
Our options generally vest in equal annual increments on the first four anniversaries of the date of grant. We believe that these vesting terms provide to our executives a meaningful incentive for continued employment. For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan-Based Awards table.
We believe that the vesting provisions of our restricted stock also serve as an incentive for continued employment. However, to encourage performance that ultimately enhances stockholder value, we provide for immediate vesting of a restricted stock award if the closing price of our Common Stock during any five consecutive trading days reaches 200 percent of the price of our Common Stock on the date of grant.
Stock-Based Award Grant Practices
In October 2006, we adopted practices for the grant of stock-based awards. Among other things, these practices encompass the following principles:
•	The majority of stock-based awards are approved annually by the Compensation Committee on a pre-scheduled date, which occurs in close proximity to the date of our Annual Meeting of Stockholders.
•	The annual stock-based awards will not be made when the Compensation Committee is aware that executive officers or non-employee Directors are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.
•	While stock-based awards other than annual awards may be granted to address, among other things, the recruiting or hiring of new employees and promotions, such awards will not be made to executive officers if the Committee is aware that the executive officers are in possession of material, non-public information, or during quarterly or other specified “blackout” periods.
•	The Compensation Committee has established that stock options are granted only on the date the Compensation Committee approves the grant and with an exercise price equal to the fair market value on the date of grant.
•	Backdating of stock options is prohibited.

Stock Ownership Guidelines
We believe that by encouraging our executives to maintain a meaningful equity interest in our Company, we will align the interests of our executives with those of our stockholders. Mr. Hermance is required to hold a multiple of five times his base salary in our stock. The multiple for Messrs. Molinelli, Zapico, Jones and Hardin is three times base salary. Under our guidelines, an executive is expected to reach his or her stock ownership requirement within five years of being promoted to his or her position. As of December 31, 2009, each of our named executive officers met his stock ownership guideline.
Ongoing and Post-employment Agreements
We have several plans and agreements addressing compensation for our named executive officers that accrue value as the executive continues to work for us, provide special benefits upon certain types of termination events and provide retirement benefits. These plans and agreements were adopted and, in some cases, amended at various times over the past 25 years, and were designed to be a part of a competitive compensation package. Not all plans apply to each named executive officer, and the participants are indicated in the discussion below.
•	The Employees’ Retirement Plan — This plan is a tax-qualified defined benefit plan available to all U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays annual benefits based on final average plan compensation and years of credited service. The amount of compensation that can be taken into account is subject to limits imposed by the Internal Revenue Code ($245,000 in 2009), and the maximum annual benefits payable under the plan also are subject to Internal Revenue Code limits ($195,000 in 2009). Messrs. Hermance, Molinelli, Zapico and Jones participate in The Employees’ Retirement Plan. See the Pension Benefits table and accompanying narrative for additional information.
•	The Retirement and Savings Plan — This is a tax-qualified defined contribution plan under which our participating employees may contribute a percentage of specified compensation on a pretax basis. In the case of highly compensated employees, including the named executive officers, contributions of up to ten percent of eligible compensation can be made, subject to a limit mandated by the Internal Revenue Code, which was $16,500 for 2009, or, if the participant was at least 50 years old, $22,000. We provide a matching contribution equal to one-third of the first six percent of compensation contributed, subject to a maximum of $1,200. A participant may invest the participant’s contributions and matching contributions in one or more of a number of investment alternatives, including our Common Stock, and the value of a participant’s account will be determined by the investment performance of the participant’s account. No more than 25 percent of a participant’s contributions can be invested in our Common Stock. All of the named executive officers participate in The Retirement and Savings Plan. Our matching contributions are included in the “All Other Compensation” column of the Summary Compensation Table.
•	Retirement Feature of The Retirement and Savings Plan — The Retirement Feature is available to participants in The Retirement and Savings Plan who meet specified criteria, including ineligibility to participate in any of our defined benefit plans. Mr. Hardin participates in the Retirement Feature. We make retirement contributions based on the total of a participant’s age plus years of service. For Mr. Hardin, we contributed an amount equal to five percent of his compensation subject to Social Security taxes and seven percent of his additional compensation. We also make an employer incentive retirement contribution equal to one percent of a participant’s eligible compensation if the participant is contributing at least six percent of his or her compensation under The Retirement and Savings Plan. See the notes to the “All Other Compensation” column of the Summary Compensation Table for further information regarding our contributions to the Retirement Feature for the account of Mr. Hardin.
•	Supplemental Executive Retirement Plan (“SERP”) — This plan is a non-qualified deferred compensation plan that provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Internal Revenue Code. We refer to the compensation that exceeds these limits as “excess compensation.” For 2009, compensation in excess of $245,000 constitutes excess compensation. Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s excess compensation, which is then deemed to be invested in our Common Stock. Payout of an executive’s account, which is subject to tax liability, occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP. All of the named executive officers participate in the SERP. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.
•	Deferred Compensation Plan — This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, constitutes excess compensation. In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award into a notional investment in our Common Stock, in an interest-bearing account or in both. A participant generally may elect to have the value of his or her account distributed following retirement, either in a lump sum or in up to five annual installments, or in the form of an in-service distribution, payable either in a lump sum or in up to four annual installments commencing on a date specified by the participant in his or her distribution election. Payments may commence sooner upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash. Messrs. Hermance and Molinelli participate in the Deferred Compensation Plan. See the Non-qualified Deferred Compensation table and accompanying narrative for additional information.

•	Supplemental Senior Executive Death Benefit Program — Under this program, Messrs. Hermance and Molinelli have entered into agreements that require us to pay death benefits to their designated beneficiaries and to pay benefits to them under certain circumstances during their lifetimes. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he or she would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the Program provides for a maximum benefit of $100,000 per year for a period of 10 years. We have purchased insurance policies on the lives of Messrs. Hermance and Molinelli to fund our obligations under the program. See the Pension Benefits table and accompanying narrative for additional information.
•	2004 Executive Death Benefit Plan — This plan provides for retirement benefits or, if the executive dies before retirement, a death benefit. Generally, if the executive dies before retirement, the executive’s beneficiary will receive a monthly payment of $8,333 until the participant would have reached age 80. If the executive retires (either at age 65 or after attaining age 55 with at least five years of service) the executive will be entitled to receive a distribution based on the value of his account in the plan, which is determined by gains or losses on, and death benefits received under, a pool of insurance policies that we own covering the lives of participants. Messrs. Zapico, Jones and Hardin participate in this plan. See the Non-qualified Deferred Compensation table and accompanying narrative for further information.
•	Change of Control Agreements — We have change of control agreements with each of our executive officers, which are described under “Potential Payments Upon Termination or Change of Control.” We entered into these change of control agreements so that our executives can focus their attention and energies on our business during periods of uncertainty that may occur due to a potential change of control. In addition, we want our executives to support a corporate transaction involving a change of control that is in the best interests of our stockholders, even though the transaction may have an effect on the executive’s continued employment with us. We believe these arrangements provide an important incentive for our executives to remain with us. Our agreement with each executive other than Mr. Hermance provides for payments and other benefits to the executive if we terminate the executive’s employment without cause or if the executive terminates employment for “good reason” within two years following a change of control. Mr. Hermance’s change of control agreement differs from those of the other named executive officers with respect to the amount of the payment and the scope of the benefits upon the change of control events and does not have the two-year limit applicable to the other executives following the change of control. Given the critical nature of his role as Chief Executive, his tenure with us, and our interest in retaining his services, we believe that it is appropriate to provide Mr. Hermance with this protection so that he is free to focus all of his attention on the growth and future of the Company, even in a period following a change of control. We believe that the incentive provided by these additional benefits is well worth any potential cost. For these same reasons, we also have agreed to provide payments and other benefits to Mr. Hermance if, outside of the context of a change of control, we terminate his employment without cause or he terminates his employment for good reason. In addition, Mr. Hermance’s agreement differs from the other agreements with respect to payments that exceed the limitations under Section 280G of the Internal Revenue Code. The other executives’ agreements limit the payments made upon a change of control to the maximum amount that may be paid without an excise tax and loss of corporate tax deduction under Sections 4999 and 280G of the Internal Revenue Code. Mr. Hermance’s agreement does not contain this limitation and instead provides that if the total payments to Mr. Hermance under the terms of the agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, we will make an additional payment to Mr. Hermance. This payment is designed so that, after payment of all excise taxes and any other taxes payable in respect of the additional payment, Mr. Hermance will retain the same amount as if no excise tax had been imposed. See “Tax Considerations” below for further information regarding the excise tax reimbursement.
Tax Considerations
Under Section 162(m) of the Internal Revenue Code, a publicly held corporation may not deduct more than $1 million in a taxable year for certain forms of compensation made to the chief executive officer and other officers listed on the Summary Compensation Table. Our policy is generally to preserve the federal income tax deductibility of compensation paid to our executives, and certain of our equity awards have been structured to preserve deductibility under Section 162(m). Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company. While we believe that all compensation paid to our executives in 2009 was deductible, it is possible that some portion of compensation paid in future years will be non-deductible, particularly in those years in which restricted stock awards vest.
As noted above, under Mr. Hermance’s change of control agreement, our payments to Mr. Hermance will not be subject to limitations under Section 280G of the Internal Revenue Code, and therefore a portion of the payments will not be deductible. In addition, we will make an additional payment to Mr. Hermance if payments to him resulting from a change of control are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. We did not wish to have the provisions of Mr. Hermance’s agreement serve as a disincentive to his pursuit of a change of control that otherwise might be in the best interests of our Company and its stockholders. Accordingly, we determined to provide a payment to reimburse Mr. Hermance for any excise taxes payable in connection with the change-of-control payment, as well as any taxes that accrue as a result of our reimbursement. We believe that, in light of Mr. Hermance’s outstanding record in enhancing value for our stockholders, this determination is appropriate.
Role of Executive Officers in Determining Executive Compensation For Named Executive Officers
In connection with 2009 compensation, Mr. Hermance, aided by our human resources department, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Hermance did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Hermance’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Respectfully submitted,
The Compensation Committee:
Charles D. Klein, Chairperson
James R. Malone
Elizabeth R. Varet
Dated: March 19, 2010

COMPENSATION TABLES
SUMMARY COMPENSATION TABLE — 2009
The following table provides information regarding the compensation of our Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
						Non-Equity	Compensation
				Stock	Option	Incentive Plan	Earnings	All Other
Name and		Salary		Awards	Awards	Compensation	(Losses)	Compensation
Principal Position	Year	(1)	Bonus	(2)	(3)	(4)	(5)	(6)	Total
Frank S. Hermance	2009	$784,600	$320,000	$2,106,851	$1,565,070	$—	$201,900	$162,360	$5,140,781
Chairman of the Board and	2008	800,000	320,984	1,730,646	1,240,514	878,016	79,223	297,082	5,346,465
Chief Executive Officer	2007	740,000	296,000	1,469,990	1,215,552	851,000	92,024	417,117	5,081,683

John J. Molinelli	2009	402,108	106,800	512,566	380,718	—	261,300	69,984	1,733,476
Executive Vice President–	2008	390,000	107,303	466,074	334,055	260,697	121,235	78,828	1,758,192
Chief Financial Officer	2007	355,000	97,000	354,561	293,048	277,000	75,213	74,396	1,526,218

David A. Zapico	2009	343,263	91,200	394,156	292,734	17,935	74,197	45,866	1,259,351
President–Electronic	2008	337,500	43,316	332,910	238,638	258,684	(38,133)	72,529	1,245,444
Instruments	2007	310,000	41,000	296,622	245,112	296,000	35,318	74,518	1,298,570

Timothy N. Jones	2009	294,225	59,670	323,829	240,474	—	134,226	26,641	1,079,065
President–	2008	300,000	39,628	266,328	190,929	139,372	(60,899)	41,869	917,227
Electromechanical Group	2007	277,000	32,900	230,665	190,600	192,100	65,612	43,799	1,032,676

John W. Hardin	2009	294,225	73,320	312,708	232,128	—	27,453	65,507	1,005,341
President–Electronic	2008	277,250	47,454	328,491	93,041	150,746	(37,021)	194,863	1,054,824
Instruments
(Elected 7/23/08)

(1)	Regularly scheduled salary increases were deferred in 2009. In addition, base pay was reduced by one week’s pay in connection with cost reduction initiatives that were administered across our Company in 2009. Salary increases for 2008 were effective on January 1, 2008 for Messrs. Hermance and Jones, and on July 1, 2008 for Messrs. Molinelli, Zapico and Hardin.

(2)	The amounts shown for stock awards relate to restricted shares granted under our 1999 and 2002 Stock Incentive Plans. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. For information regarding the number of shares subject to 2009 awards, other features of the awards and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 23.

(3)	The amounts shown for option awards relate to shares granted under our 1999 and 2002 Stock Incentive Plans and 2007 Omnibus Incentive Compensation Plan. These amounts are equal to the aggregate grant date fair value, computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the amounts in this column are set forth in note 11 to our consolidated financial statements on page 44 of Appendix A to this proxy statement. For information regarding the number of shares subject to 2009 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards table on page 23.

(4)	Represents payments under our short-term incentive program based on achievement of companywide or operating group performance measures. See “Compensation Discussion and Analysis — 2009 Compensation — Short-Term Incentive Program.”
(Footnotes continue on following page.)

(5)	Includes, for 2009, the aggregate change in actuarial present value of the accumulated benefit under defined benefit plans as follows: Mr. Hermance, $201,900; Mr. Molinelli, $261,300; Mr. Zapico, $44,200; and Mr. Jones, $81,800. Also includes earnings on non-qualified deferred compensation plans, to the extent required to be disclosed under SEC regulations, as follows: Mr. Hermance, $0; Mr. Molinelli, $0; Mr. Zapico, $29,997; Mr. Jones, $52,426; and Mr. Hardin, $27,453. The Company did not change its benefit programs for the named executive officers in 2009; the change in benefit value is attributed to underlying assumptions such as the discount rate used to calculate the actuarial present value.

(6)	Included in All Other Compensation for 2009 are the following items that exceeded $10,000:
•	our contributions under our defined contribution plans, including our Supplemental Executive Retirement Plan, as follows: Mr. Hermance, $112,948; Mr. Molinelli, $35,508; Mr. Zapico, $28,162; Mr. Jones, $15,356; and Mr. Hardin, $48,379.

•	dividends on restricted stock and the interest on the dividend balance, which totaled $40,423 for Mr. Hermance, and are subject to forfeiture if the related restricted stock does not vest.

•	perquisites totaling $23,068 for Mr. Molinelli which included an automobile allowance and medical-related services and $11,729 for Mr. Hardin which included an automobile allowance.

GRANTS OF PLAN-BASED AWARDS — 2009
The following table provides details regarding plan-based awards granted to the named executive officers in 2009.

					All Other	All Other
					Stock	Option
					Awards:	Awards:
					Number of	Number of		Grant Date
		Estimated Possible Payouts Under			Shares of	Securities	Exercise or	Fair Value of
		Non-Equity Incentive Plan			Stock or	Underlying	Base Price	Stock and
	Grant	Awards(1)			Units	Options	of Option	Option
Name	Date	Threshold	Target	Maximum	(2)	(3)	Awards	Awards (4)
Frank S. Hermance	3/13/09	—	$640,000	$1,280,000	—	—	—	N/A
	4/23/09	—	—	—	64,410	200,650	$32.71	$3,671,921

John J. Molinelli	3/13/09	—	213,600	427,200	—	—	—	N/A
	4/23/09	—	—	—	15,670	48,810	32.71	893,284

David A. Zapico	3/13/09	—	182,400	364,800	—	—	—	N/A
	4/23/09	—	—	—	12,050	37,530	32.71	686,890

Timothy N. Jones	3/13/09	—	156,000	312,000	—	—	—	N/A
	4/23/09	—	—	—	9,900	30,830	32.71	564,303

John W. Hardin	3/13/09	—	156,000	312,000	—	—	—	N/A
	4/23/09	—	—	—	9,560	29,760	32.71	544,836

(1)	These targets were established under our short-term incentive program. See “Compensation Discussion and Analysis – 2009 Compensation – Short-Term Incentive Program” for information regarding the criteria applied in determining the amounts payable under the awards. There were no threshold amounts payable under the short-term incentive program. The actual amounts paid with respect to these awards are included in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table on page 21. Targets reflect the October 1, 2009 salary for each individual, as required by the program.

(2)	The stock awards constitute restricted shares granted under our 2002 Stock Incentive Plan. These shares become vested on the earliest to occur of (a) the closing price of our Common Stock on any five consecutive days equaling or exceeding $65.42 per share, (b) the death or permanent disability of the grantee, (c) the termination of the grantee’s employment with us in connection with a change of control, (d) the fourth anniversary of the date of grant, namely April 23, 2013, provided the grantee has been employed by us continuously through that date, or (e) the grantee’s retirement from employment with us at or after age 55 and the completion of at least ten years of employment with us, in which case only a pro rata portion of the shares will become nonforfeitable and transferable based upon the time that has elapsed since the date of grant. Cash dividends are earned on the restricted shares but are not paid until the restricted shares vest. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.

(3)	The option awards constitute stock options granted under our 2002 Stock Incentive Plan and 2007 Omnibus Incentive Compensation Plan. Stock options become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the date of grant. Options generally become fully exercisable in the event of the grantee’s death or permanent disability, normal retirement or termination of employment in connection with a change of control.

(4)	The grant date fair value is computed in accordance with ASC 718, but without giving effect to estimated forfeitures related to service-based vesting conditions. The assumptions used in determining the grant date fair value of option awards in this column are set forth in note 11 to our consolidated financial statements on page 44 of Appendix A to this proxy statement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2009
The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2009.

						Stock Awards (2)
	Option Awards (1)						Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option	Option	Stock That	That
	Option	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Exercisable	Unexercisable	Price	Date	Vested	Vested (3)
Frank S. Hermance	5/20/2003	120,000	—	$12.0417	5/19/2010	177,860	$6,801,366
	5/18/2004	178,995	—	17.4500	5/17/2011
	9/22/2004	84,127	—	20.2700	9/21/2011
	4/27/2005	130,575	—	25.2867	4/26/2012
	4/26/2006	94,961	31,654	33.2667	4/25/2013
	4/24/2007	63,775	63,775	36.4400	4/23/2014
	4/23/2008	32,372	97,118	48.6000	4/22/2015
	4/23/2009	—	200,650	32.7100	4/22/2016
John J. Molinelli	5/18/2004	39,375	—	17.4500	5/17/2011	43,285	1,655,218
	9/22/2004	37,020	—	20.2700	9/21/2011
	4/27/2005	27,870	—	25.2867	4/26/2012
	4/26/2006	20,992	6,998	33.2667	4/25/2013
	4/24/2007	15,375	15,375	36.4400	4/23/2014
	4/23/2008	8,717	26,153	48.6000	4/22/2015
	4/23/2009	—	48,810	32.7100	4/22/2016
David A. Zapico	5/18/2004	7,500	—	17.4500	5/17/2011	33,700	1,288,688
	9/22/2004	18,200	—	20.2700	9/21/2011
	4/27/2005	22,815	—	25.2867	4/26/2012
	4/26/2006	16,863	5,622	33.2667	4/25/2013
	4/24/2007	12,860	12,860	36.4400	4/23/2014
	4/23/2008	6,227	18,683	48.6000	4/22/2015
	4/23/2009	—	37,530	32.7100	4/22/2016
Timothy N. Jones	5/18/2004	8,170	—	17.4500	5/17/2011	28,370	1,084,869
	9/22/2004	20,565	—	20.2700	9/21/2011
	4/27/2005	10,080	—	25.2867	4/26/2012
	4/26/2006	16,863	5,622	33.2667	4/25/2013
	4/24/2007	10,000	10,000	36.4400	4/23/2014
	4/23/2008	4,982	14,948	48.6000	4/22/2015
	4/23/2009	—	30,830	32.7100	4/22/2016
John W. Hardin	9/22/2004	5,876	—	20.2700	9/21/2011	22,970	878,373
	4/27/2005	3,203	—	25.2867	4/26/2012
	4/26/2006	3,049	3,050	33.2667	4/25/2013
	4/24/2007	2,472	4,943	36.4400	4/23/2014
	4/23/2008	2,428	7,284	48.6000	4/22/2015
	4/23/2009	—	29,760	32.7100	4/22/2016

(1)	All option grants become exercisable as to 25% of the underlying shares on each of the first four anniversaries of the dates of grant.

(2)	The following table sets forth grant and vesting information for the outstanding restricted stock awards for all named executive officers:

		Number of Shares or		Price-Related Event
		Units of Stock That		for Accelerated
Name	Grant Date	Have Not Vested	Vesting Date	Vesting*
Frank S. Hermance	4/26/2006	37,500	4/26/2010	$66.14
	4/24/2007	40,340	4/24/2011	72.88
	4/23/2008	35,610	4/23/2012	97.20
	4/23/2009	64,410	4/23/2013	65.42
John J. Molinelli	4/26/2006	8,295	4/26/2010	66.14
	4/24/2007	9,730	4/24/2011	72.88
	4/23/2008	9,590	4/23/2012	97.20
	4/23/2009	15,670	4/23/2013	65.42
David A. Zapico	4/26/2006	6,660	4/26/2010	66.14
	4/24/2007	8,140	4/24/2011	72.88
	4/23/2008	6,850	4/23/2012	97.20
	4/23/2009	12,050	4/23/2013	65.42
Timothy N. Jones	4/26/2006	6,660	4/26/2010	66.14
	4/24/2007	6,330	4/24/2011	72.88
	4/23/2008	5,480	4/23/2012	97.20
	4/23/2009	9,900	4/23/2013	65.42
John W. Hardin	4/26/2006	3,612	4/26/2010	66.14
	4/24/2007	3,127	4/24/2011	72.88
	4/23/2008	2,671	4/23/2012	97.20
	7/23/2008	4,000	7/23/2012	99.34
	4/23/2009	9,560	4/23/2013	65.42

*	The price-related event for accelerated vesting of the restricted stock awards will occur if the closing price per share of our Common Stock for five consecutive trading days is equal to at least two times the closing price per share on the date of grant.
(3)	The dollar values are based on the closing price of our Common Stock on December 31, 2009 ($38.24). Cash dividends will be earned but will not be paid until the restricted shares vest. The dividends will be payable at the same rate as dividends to holders of our outstanding Common Stock. Until the restricted stock vests, the dividends accrue interest at the 5-year Treasury note rate plus 0.5%, compounded quarterly.
OPTION EXERCISES AND STOCK VESTED — 2009
The following table provides information regarding option exercises and vesting of restricted stock awards for the named executive officers in 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired on	Value Realized
Name	on Exercise	on Exercise (1)	Vesting	on Vesting
Frank S. Hermance	330,000	$6,920,356	—	—
John J. Molinelli	90,000	2,074,752	—	—
David A. Zapico	—	—	—	—
Timothy N. Jones	—	—	—	—
John W. Hardin	—	—	—	—

(1)	The value realized on exercise is equal to the difference between the market price of the shares acquired upon exercise and the option exercise price for the acquired shares.

PENSION BENEFITS — 2009
We have the following defined benefit plans in which some or all of our named executive officers participate:
•	The Employees’ Retirement Plan — This plan is a qualified defined benefit pension plan that provides retirement benefits to our U.S.-based salaried employees who commenced employment with us prior to January 1, 1997. The plan pays benefits based upon eligible final average plan compensation and years of credited service. Compensation in excess of a specified amount prescribed by the Department of the Treasury ($245,000 for 2009) is not taken into account under the Retirement Plan. Mr. Hardin, who joined us after January 1, 1997, is not eligible to participate in The Employees’ Retirement Plan, but instead is eligible to participate in the Retirement Feature of the AMETEK Retirement and Savings Plan, a defined contribution plan.

Annual benefits earned under The Employees’ Retirement Plan are computed using the following formula:
     (A + B) x C x 1.02
where:
•	A = 32.0% of eligible compensation not in excess of Social Security covered compensation plus 40.0% of eligible compensation in excess of Social Security covered compensation, times credited service at the normal retirement date (maximum of 15 years) divided by 15;

•	B = 0.5% of eligible plan compensation times credited service at the normal retirement date in excess of 15 years (maximum of ten years); and

•	C = current credited service divided by credited service at the normal retirement date.
Participants may retire as early as age 55 with 10 years of service. Unreduced benefits are available when a participant attains age 65 with 5 years of service. Otherwise, benefits are reduced 6.67% for each year by which pension commencement precedes the attainment of age 65. Pension benefits earned are distributed in the form of a lifetime annuity. Messrs. Hermance and Molinelli are eligible for early retirement under the plan.

•	Supplemental Senior Executive Death Benefit Program — Under this program, we have entered into individual agreements with Messrs. Hermance and Molinelli that require us to pay death benefits to their designated beneficiaries and to pay lifetime benefits to them under specified circumstances. If a covered executive dies before retirement or before age 65 while on disability retirement, the executive’s beneficiary will receive monthly payments of up to $8,333 from the date of the executive’s death until the date he would have attained age 80. If a covered executive retires, or reaches age 65 while on disability retirement, the program provides for an annual benefit of up to a maximum of $100,000 per year, or an aggregate of $1,000,000. The benefit is payable monthly over a period of ten years to the executive or the executive’s beneficiary. The payments will commence for retirees at age 70 or death, whichever is earlier. However, if the executive retires after age 70, the payments commence on retirement. To fund benefits under the Program, we have purchased individual life insurance policies on the lives of certain of the covered executives. We retain the right to terminate all of the Program agreements under designated circumstances.

The following table provides details regarding the present value of accumulated benefits under the plans described above for the named executive officers in 2009.

			Present
		Number of Years	Value of
		Credited Service	Accumulated	Payments During
Name	Plan Name	at December 31, 2009	Benefit (1)	2009
Frank S. Hermance	The Employees’ Retirement Plan	19	$736,000	—
	Supplemental Senior Executive Death Benefit Plan	N/A	453,500	—

John J. Molinelli	The Employees’ Retirement Plan	41	1,127,300	—
	Supplemental Senior Executive Death Benefit Plan	N/A	385,000	—

David A. Zapico	The Employees’ Retirement Plan	20	167,500	—

Timothy N. Jones	The Employees’ Retirement Plan	30	377,000	—

John W. Hardin	N/A	N/A	N/A	—

(1)	The amounts shown in the Pension Benefit Table above are actuarial present values of the benefits accumulated through December 31, 2009. We used the following assumptions in quantifying the present value of the accumulated benefit: discount rate — 5.90%; limitation on eligible annual compensation under the Internal Revenue Code — $245,000; limitation on eligible annual benefits under the Internal Revenue Code — $195,000; retirement age — 65; termination and disability rates — none; form of payment — single life annuity; RP-2000 mortality table, as adjusted.

NON-QUALIFIED DEFERRED COMPENSATION — 2009
We have the following non-qualified deferred compensation plans in which our named executive officers participate:
•	Supplemental Executive Retirement Plan (“SERP”) — This plan provides benefits for executives to the extent that their compensation cannot be taken into account under our tax-qualified plans because the compensation exceeds limits imposed by the Department of the Treasury ($245,000 in 2009). Under the SERP, each year we credit to the account of a participant an amount equal to 13% of the executive’s compensation that exceeds the Department of the Treasury limits, which is then deemed to be invested in our Common Stock. Payout of an executive’s account occurs upon termination of the executive’s employment and is made in shares of our Common Stock. Therefore, the ultimate value of the shares paid out under the SERP will depend on the performance of our Common Stock during the period an executive participates in the SERP.

•	Deferred Compensation Plan — This plan provides an opportunity for executives to defer payment of their short-term incentive award to the extent that such award, together with other relevant compensation, exceeds limits imposed by the Department of the Treasury ($245,000 in 2009). In advance of the year in which the short-term incentive award will be paid, an executive may elect to defer all or part of his or her eligible incentive award. The monies are invested in one of two notional accounts, a Common Stock fund and an interest-bearing fund. A participant generally may elect to have the value of his or her account distributed following retirement, or while in service, as specified by the participant in his or her deferral election. Payments may commence earlier upon the participant’s earlier separation from service, upon the death of the participant, in the event of an unforeseeable financial emergency or upon a change of control, as defined in the plan. Payments from the notional Common Stock fund are made in shares of our Common Stock, while payments from the interest-bearing account are paid in cash.

•	2004 Executive Death Benefit Plan — Under this plan, we provide a retirement benefit to Messrs. Zapico, Jones and Hardin. The retirement benefit under this plan is designed to provide the lump sum necessary to deliver 20% of the executive’s final projected annual salary paid annually for 10 years, on a present value basis at age 70. However, the actual benefit will vary based on the gains and losses from the underlying investments in a pool of insurance policies that we own covering the lives of the participants; and on death benefits received from these same policies. The maximum salary on which the benefit can be based is $500,000. If the covered executive dies while actively employed or while disabled and before age 65, the executive’s beneficiaries will receive monthly payments from the date of the executive’s death until the executive would have attained age 80.
The following table provides details regarding non-qualified deferred compensation for the named executive officers in 2009.

	Executive	Registrant	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Aggregate Balance at
Name	Last Fiscal Year	Last Fiscal Year (1)	Fiscal Year (2)	Distributions	Last Fiscal Year-End (3)
Frank S. Hermance	$1,181,615	$111,748	$1,561,601	—	$15,815,173

John J. Molinelli	181,332	34,308	476,982	—	3,621,981

David A. Zapico	—	26,962	132,350	—	539,120

Timothy N. Jones	—	14,156	107,055	—	326,948

John W. Hardin	—	32,165	54,001	—	180,707

(1)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 21: Mr. Hermance, $111,748; Mr. Molinelli, $34,308; Mr. Zapico, $26,962; Mr. Jones, $14,156; and Mr. Hardin, $32,165.

(2)	Includes for each named executive officer the following amounts that are also reported in the Summary Compensation Table on page 21: Mr. Hermance, $0; Mr. Molinelli, $0; Mr. Zapico, $29,997; Mr. Jones, $52,426; and Mr. Hardin, $27,453.

(3)	Includes for each named executive officer the following amounts that were reported as compensation in the Summary Compensation Table in previous years: Mr. Hermance, $10,081,857; Mr. Molinelli, $1,918,458; Mr. Zapico, $270,509; Mr. Jones, $111,022; and Mr. Hardin, $47,981.

POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE OF CONTROL
In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The information in this section does not include information relating to the following:
•	distributions under The Employees’ Retirement Plan and distributions, other than death benefits, under the Supplemental Senior Executive Death Benefit Plan — see “Pension Benefits — 2009” for information regarding these plans,

•	distributions under the Supplemental Executive Retirement Plan and the Deferred Compensation Plan and distributions, other than death benefits, under the 2004 Executive Death Benefit Plan — see “Nonqualified Deferred Compensation — 2009” for information regarding these plans,

•	other payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including tax-qualified defined contribution plans, and

•	short-term incentive payments that would not be increased due to the termination event.
The following items are reflected in the summary table on page 32. The payment amounts reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2009.
Change of Control Agreements. Under our change of control agreements with our named executive officers other than Mr. Hermance, in the event that a named executive officer’s employment is terminated by us without cause or by the named executive officer for “good reason” within two years beginning on the effective date of a change of control, the executive officer will receive: (1) 2.99 times the sum of (a) the executive officer’s base salary in effect on the last day of the fiscal year immediately preceding the effective date of the change of control and (b) the greater of the target bonus for the fiscal year in which the change of control occurred or the average of the bonus received for the two previous fiscal years; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; and (2) continuation of health benefits until the earliest to occur of Medicare eligibility, coverage under another group health plan without a pre-existing condition limitation, the expiration of ten years, or the executive officer’s death. Payments to executive officers other than Mr. Hermance under the change of control agreements will be reduced, if necessary, to prevent them from being subject to the limitation on deductions under Section 280G of the Internal Revenue Code. The Compensation Committee selected the 2.99 times multiple of salary and bonus to reflect competitive market levels for such agreements and, except in the case of Mr. Hermance, the amount payable is subject to limitations designed to minimize the payment of any excise taxes by us.
Generally, a change of control is deemed to occur under the change of control agreements if: (1) any person or more than one person acting as a group acquires ownership of stock which constitutes more than 50 percent of the total fair market value or total voting power of our stock; (2) any person or more than one person acting as a group acquires (during the 12-month period ending on the date of the most recent acquisition) ownership of stock possessing 30 percent or more of the total fair market value or total voting power of our stock; (3) a majority of Board members are replaced during any 12-month period by directors whose election is not endorsed by a majority of the members of the Board; or (4) any person or more than one person acting as a group acquires assets from us having a total fair market value of not less than 40 percent of the total fair market value of all of our assets immediately prior to the acquisition.
A termination for “good reason” generally means a termination initiated by the executive officer in the event of: (1) our noncompliance with the change of control agreement; (2) any involuntary reduction in the executive officer’s authority, duties or responsibilities that were in effect immediately prior to the change of control; (3) any involuntary reduction in the executive officer’s total compensation that was in effect immediately prior to the change of control; or (4) any transfer of the executive officer without the executive officer’s consent of more than 50 miles from the executive officer’s principal place of business immediately prior to the change of control other than on a temporary basis (less than 6 months).

A termination for cause would result from misappropriation of funds, habitual insobriety or substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties that has a material adverse effect on our business, operations, assets, properties or financial condition.
Under our change of control agreement with Mr. Hermance, in the event that his employment is terminated by us without cause or by Mr. Hermance for good reason in anticipation of, or following, a change of control, he will receive: (1) a lump sum payment equal to the sum of (a) 2.99 times the sum of Mr. Hermance’s base salary for the year prior to the year in which his termination occurs and (b) his targeted bonus for the year in which he is terminated or, if the amount of the targeted bonus is not known, the average of his bonuses for the two years preceding the year in which his termination occurs; all cash payments will be paid when permitted under Section 409A of the Code, namely, on the first day of the seventh month following the termination date; (2) continuation of health benefits, disability insurance and death benefits until the earliest of (a) the end of the tenth year following the year of the separation from service; (b) Medicare eligibility; (c) commencement of new employment where Mr. Hermance can participate in similar plans or programs without a pre-existing condition limitation; or (d) death; and (3) use of an automobile and reimbursement of reasonable operating expenses, and continued reimbursement of country club dues, in each case until the second anniversary of his termination or, if earlier, his death.
In addition, upon a change of control, or upon Mr. Hermance’s termination without cause or resignation for good reason in anticipation of a change of control, (1) all of his restricted stock awards and stock options immediately vest; (2) all stock options, other than incentive stock options, will be exercisable for one year following his termination, or, if earlier, the stated expiration date of the stock option; and (3) if Mr. Hermance becomes subject to excise taxes under Section 4999 of the Internal Revenue Code because our change of control payments to him are subject to the limitations on deductions under Section 280G of the Internal Revenue Code, he will be reimbursed for those excise taxes and any additional taxes payable by him as a result of the reimbursement.
Generally, a change of control is deemed to occur under Mr. Hermance’s change of control agreement upon: (1) the acquisition by any person or group of 20 percent or more of our total voting stock; (2) the acquisition by us, any executive benefit plan, or any entity we establish under the plan, acting separately or in combination with each other or with other persons, of 50 percent or more of our voting stock, if after such acquisition our Common Stock is no longer publicly traded; (3) the death, resignation or removal of our Directors within a two-year period, as a result of which the Directors serving at the beginning of the period and Directors elected with the advance approval of two-thirds of the Directors serving at the beginning of the period constitute less than a majority of the Board; (4) the approval by the shareholders of (a) a merger in which the shareholders no longer own or control at least 50 percent of the value of our outstanding equity or the combined voting power of our then outstanding voting securities, or (b) a sale or other disposition of all or substantially all of the Company’s assets. A termination is deemed to be in anticipation of a change of control if it occurs during the 90 days preceding the change of control and the substantial possibility of a change of control was known to Mr. Hermance and a majority of the Directors.
“Good reason” and “cause” are defined in Mr. Hermance’s agreement in substantially the same manner as in the other executive officers’ change of control agreements.
Payments and other benefits under the change of control agreements would have been in the following amounts if the event requiring payment occurred on December 31, 2009: Lump sum payments — Mr. Hermance, $4,784,000; Mr. Molinelli, $2,024,230; Mr. Zapico, $1,728,220; Mr. Jones, $1,480,050; Mr. Hardin, $1,480,050. Health and disability benefits — Mr. Hermance, $91,091; Mr. Molinelli, $48,000; Mr. Zapico, $69,100; Mr. Jones, $165,300; Mr. Hardin, $184,100. Perquisites — Mr. Hermance, $73,162 (including use of an automobile and operating expenses in the amount of $58,346; and country club fees). The benefits Mr. Hermance receives upon acceleration of his equity grants in connection with a change of control are quantified below under “Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock.”
In addition, Mr. Hermance’s change of control agreement generally provides that in the event his employment is terminated by us without cause or by Mr. Hermance for good reason, in either case prior to and other than in anticipation of or following a change of control, he would receive the same benefits as he would receive in connection with a change of control, as described above, except: (1) the portion of the lump sum payment based on a multiple of salary will be equal to two times, rather than 2.99 times, base salary and (2) the continuation of health benefits, disability benefits and death benefits cannot exceed a maximum of two years from the termination of his employment, rather than ten years.

Payments and other benefits to Mr. Hermance under this provision include the following: lump sum payments, $3,200,000; stock option grant vesting acceleration, $1,381,815; restricted stock award vesting acceleration, $6,890,099; health and disability insurance benefits, $45,874; perquisites, $73,162 (including use of an automobile and operating expenses in the amount of $58,346; and country club fees).
Acceleration of Vesting Provisions Pertaining to Stock Options and Restricted Stock. Under our stock incentive plans, outstanding stock options generally will vest immediately upon the occurrence of any of the following events: (1) the holder’s retirement after age 65, following two years of service with us; (2) the death of the holder; or (3) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of stock options in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon normal retirement or death is as follows: Mr. Hermance, $1,381,815; Mr. Molinelli, $332,398; Mr. Zapico, $258,649; Mr. Jones, $216,450; Mr. Hardin, $188,639. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2009 and the exercise price per share for the affected options.
Outstanding restricted stock generally will vest immediately upon the occurrence of either of the following events: (1) the holder’s death or disability; or (2) the holder’s termination of employment following a change of control. Benefits relating to accelerated vesting of restricted stock in connection with termination following a change of control (or, in the case of Mr. Hermance, in anticipation of, or upon a change of control), or upon disability or death are as follows: Mr. Hermance, $6,890,099; Mr. Molinelli, $1,676,391; Mr. Zapico, $1,305,452; Mr. Jones, $1,099,415; Mr. Hardin, $888,147. Benefits in connection with other events of termination addressed in the table below are as follows: Mr. Hermance, $3,378,826; Mr. Molinelli, $805,043; Mr. Zapico (normal retirement only), $637,778; Mr. Jones (normal retirement only), $554,967; Mr. Hardin (normal retirement only), $369,718. The value of the accelerated vesting benefit equals the number of shares of restricted stock that would vest on an accelerated basis on the occurrence of the specified termination or change of control event times the closing price per share of our Common Stock on December 31, 2009, plus accrued dividends and the interest on the dividend balance.
Our incentive plans define “change of control” in substantially the same manner as the change of control agreements relating to our executives other than Mr. Hermance.
Death Benefits. Death benefits are payable to Messrs. Hermance and Molinelli under our Supplemental Senior Executive Death Benefit Plan, as described under “Pension Benefits — 2009.” Death benefits are payable to Messrs. Zapico, Jones and Hardin under our 2004 Executive Death Benefit Plan, as described under “Nonqualified Deferred Compensation — 2009.”
The amount of death benefits payable to each of the named executive officers in the event of his death would have been as follows on December 31, 2009: Mr. Hermance, $1,154,700; Mr. Molinelli, $807,900; Mr. Zapico, $1,499,400; Mr. Jones, $1,364,700; Mr. Hardin, $1,507,400.
Summary Table. The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table. As used in the table below, “change of control” refers to payment or other benefit events occurring upon a change of control or in connection with a termination related to a change of control, as applicable.

	Voluntary
	Termination/Early
	Retirement/		Involuntary
	Termination	Normal	Not For Cause	Change of
Name	For Cause	Retirement	Termination	Control	Disability	Death
Frank S. Hermance	$3,378,826	$4,760,641	$11,590,950	$13,220,167	$8,114,489	$9,426,614
John J. Molinelli	805,043	1,137,441	805,043	4,081,019	1,973,985	2,816,689
David A. Zapico	—	896,427	—	3,361,421	1,536,141	3,063,501
Timothy N. Jones	—	771,417	—	2,961,215	1,287,905	2,680,565
John W. Hardin	—	558,357	—	2,740,936	1,061,617	2,584,186

STOCK OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS
The Compensation Committee of the Board of Directors approved stock ownership guidelines for all executive officers, and reviews stock ownership on an annual basis. See “Compensation Discussion and Analysis — Stock Ownership Guidelines” on page 18 for a discussion of stock ownership guidelines for our named executive officers.
The Board of Directors established stock ownership guidelines for non-employee Directors in order to more closely link their interests with those of stockholders. Under the guidelines, each non-employee Director is expected to own, by the end of a five-year period, shares of our Common Stock having a value equal to at least five times the Director’s annual cash retainer. Each non-employee Director other than Mr. Williams, who was first elected to the Board of Directors in 2006, has exceeded his or her required stock ownership level of five times his or her annual retainer.
The following table shows the number of shares of Common Stock that the Directors and all executive officers as a group beneficially owned, and the number of deemed shares held for the account of the executive officers under the Supplemental Executive Retirement Plan (“SERP”) as of February 1, 2010.

	Number of Shares and
	Nature of Ownership (1)
	Outstanding
	Shares	Right to				Total Beneficial
	Beneficially	Acquire		Percent of		and SERP
Name	Owned	(2)	Total	Class	SERP	Ownership
Sheldon S. Gordon	128,065	14,910	142,975	*	—	142,975
John W. Hardin	31,990	17,028	49,018	*	4,007	53,025
Frank S. Hermance	1,064,862	704,805	1,769,667	1.6%	139,496	1,909,163
Timothy N. Jones	61,557	70,660	132,217	*	6,986	139,203
Charles D. Klein (3)	149,265	14,910	164,175	*	—	164,175
Steven W. Kohlhagen	19,690	5,760	25,450	*	—	25,450
James R. Malone	55,065	14,910	69,975	*	—	69,975
John J. Molinelli	273,733	149,349	423,082	*	50,188	473,270
David P. Steinmann (4)	160,574	8,048	168,622	*	—	168,622
Elizabeth R. Varet (5)	469,289	14,910	484,199	*	—	484,199
Dennis K. Williams	4,690	5,760	10,450	*	—	10,450
David A. Zapico	81,450	84,465	165,915	*	13,101	179,016
Directors and Executive Officers as a Group (13 persons) including individuals named above	2,486,217	1,155,280	3,641,497	3.4%	219,599	3,861,096

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)	Under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the vote) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to the security through any contract, arrangement, understanding, relationship or otherwise.

(2)	Shares the Director or executive officer has a right to acquire through stock option exercises within 60 days of February 1, 2010.
(Footnotes continue on following page.)

(3)	Includes 3,000 shares owned by one of Mr. Klein’s adult children through a trust for which Mr. Klein’s wife is the trustee and as to which Mr. Klein disclaims any beneficial ownership. Includes 5,000 shares held by a charitable foundation of which Mr. Klein is a director.

(4)	Includes 15,600 shares owned by Mr. Steinmann’s wife, as to which Mr. Steinmann disclaims any beneficial ownership. Mr. Steinmann has shared voting and investment power with respect to 136,844 shares, as to 60,210 of which such power is shared with Ms. Varet and others.

(5)	Includes 33,600 shares, of which 30,000 shares are owned by a trust of which Ms. Varet’s husband is a beneficiary and 3,600 shares are owned by Ms. Varet’s adult children, as to which Ms. Varet disclaims any beneficial ownership. Ms. Varet has shared voting and investment power with respect to 388,724 shares, as to 60,210 shares of which such power is shared with Mr. Steinmann and others.

BENEFICIAL OWNERSHIP OF PRINCIPAL STOCKHOLDERS
The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of the outstanding shares of our Common Stock as of March 12, 2010.

Name and Address of			Percent
Beneficial Owner	Nature of Beneficial Ownership	Number of Shares	of Class
T. Rowe Price Associates, Inc.	Sole voting power for 1,864,500
100 E. Pratt Street	shares and sole dispositive
Baltimore, MD 21202	power (1)	8,033,750	7.4%

BlackRock, Inc.	Sole voting and dispositive power (2)	7,195,211	6.7%
40 East 52nd Street New York, NY 10022

Columbia Wanger Asset Management, L.P.	Sole voting power for 6,773,100
227 West Monroe Street, Suite 3000	shares and sole dispositive
Chicago, IL 60606	power (3)	7,048,900	6.5%

FMR LLC	Sole voting power for 1,386,828
82 Devonshire Street	shares and sole dispositive
Boston, MA 02109	power (4)	5,447,259	5.1%

(1)	Based on Schedule 13G filed on February 12, 2010. These securities are owned by various individual and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 5,750,000 shares, representing 5.3% of the shares outstanding, for which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities). For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(2)	Based on Schedule 13G filed on January 29, 2010.

(3)	Based on Schedule 13G filed on February 9, 2010.

(4)	Based on Schedule 13G filed on February 16, 2010.
COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and officers to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our Common Stock. Copies of all such Section 16(a) reports are required to be furnished to us. These filing requirements also apply to holders of more than 10% of our Common Stock, but we do not know of any person that holds more than 10% of our Common Stock. To our knowledge, based solely on a review of the copies of Section 16(a) reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2009, our officers and Directors were in compliance with all Section 16(a) filing requirements.

OTHER BUSINESS
We are not aware of any other matters that will be presented at the Annual Meeting. If other matters are properly introduced, the individuals named on the enclosed proxy card will vote the shares it represents in accordance with their judgment.
By Order of the Board of Directors

Kathryn E. Sena
Corporate Secretary

Dated: March 19, 2010
MULTIPLE STOCKHOLDERS SHARING THE SAME ADDRESS
Registered and street-name stockholders who reside at a single address receive only one annual report and proxy statement at that address unless a stockholder provides contrary instructions. This practice is known as “householding” and is designed to reduce duplicate printing and postage costs. However, if a stockholder wishes in the future to receive a separate annual report or proxy statement, he or she may contact our transfer agent, American Stock Transfer & Trust Company, toll-free at 1-800-937-5449, or in writing at American Stock Transfer & Trust Company, Stockholder Services, 59 Maiden Lane, New York, NY 10038. Stockholders can request householding if they receive multiple copies of the annual report and proxy statement by contacting American Stock Transfer & Trust Company at the address above.
ELECTRONIC DISTRIBUTION OF PROXY STATEMENTS
AND ANNUAL REPORTS
To receive future AMETEK, Inc. proxy statements and annual reports electronically, please visit www.amstock.com. Click on Shareholder Account Access to enroll. After logging in, select Receive Company Mailings via E-mail. Once enrolled, stockholders will no longer receive a printed copy of proxy materials, unless they request one. Each year they will receive an e-mail explaining how to access the Annual Report and Proxy Statement online as well as how to vote their shares online. They may suspend electronic distribution at any time by contacting American Stock Transfer & Trust Company.

APPENDIX A

AMETEK, Inc.

ANNUAL FINANCIAL INFORMATION AND REVIEW OF OPERATIONS

INFORMATION RELATING TO AMETEK COMMON STOCK

The principal market on which the Company’s common stock is traded is the New York Stock Exchange and it is traded under the symbol “AME.”

Market Price and Dividends Per Share

The high and low sales prices of the Company’s common stock on the New York Stock Exchange composite tape and the quarterly dividends per share paid on the common stock were:

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

2009
Dividends paid per share	$0.06	$0.06	$0.06	$0.06
Common stock trading range:
High	$33.36	$35.78	$38.63	$39.79
Low	$24.54	$29.42	$30.25	$33.26
2008
Dividends paid per share	$0.06	$0.06	$0.06	$0.06
Common stock trading range:
High	$46.95	$53.12	$52.50	$41.24
Low	$37.09	$43.80	$37.74	$27.32

Stock Performance Graph

The following graph and accompanying table compare the cumulative total shareholder return for AMETEK, Inc. over the last five years ended December 31, 2009 with total returns for the same period for the Russell 1000 Index and the Dow Jones U.S. Electronic Equipment Index. The performance graph and table assume a $100 investment made on December 31, 2004 and reinvestment of all dividends. The stock performance shown on the graph below is based on historical data and is not necessarily indicative of future stock price performance.

	December 31,
	2004	2005	2006	2007	2008	2009

AMETEK, Inc.	$100.00	$119.96	$135.49	$200.54	$130.09	$165.84
Russell 1000 Index*	100.00	106.27	122.70	129.78	80.99	104.01
Dow Jones U.S. Electronic Equipment Index*	100.00	107.66	124.17	145.71	85.54	123.00

*	Includes AMETEK, Inc.

AMETEK, INC.

SELECTED FINANCIAL DATA

	2009		2008		2007		2006		2005
	(In millions, except per share amounts)

Consolidated Operating Results (Year Ended December 31):
Net sales	$2,098.4		$2,531.1		$2,136.9		$1,819.3		$1,434.5
Operating income(1)	$366.1		$432.7		$386.6		$309.0		$233.5
Interest expense	$(68.8)		$(63.7)		$(46.9)		$(42.2)		$(32.9)
Net income(1)	$205.8		$247.0		$228.0		$181.9		$136.4
Earnings per share(1):
Basic	$1.93		$2.33		$2.15		$1.74		$1.31
Diluted	$1.91		$2.30		$2.12		$1.71		$1.29
Dividends declared and paid per share	$0.24		$0.24		$0.24		$0.18		$0.16
Weighted average common shares outstanding:
Basic	106.8		106.1		105.8		104.8		103.7
Diluted	107.9		107.4		107.6		106.6		105.6
Performance Measures and Other Data:
Operating income — Return on sales(1)	17.4%		17.1%		18.1%		17.0%		16.3%
— Return on average total assets(1)	11.6%		14.9%		15.9%		15.8%		14.6%
Net income — Return on average total capital(1)(5)	8.2%		10.9%		12.0%		11.8%		10.7%
— Return on average stockholders’ equity(1)(5)	14.4%		19.5%		20.7%		20.5%		18.5%
EBITDA(1)(2)	$428.0		$489.4		$433.9		$351.4		$269.9
Ratio of EBITDA to interest expense(1)(2)	6.3	x	7.7	x	9.3	x	8.3	x	8.2	x
Depreciation and amortization	$65.5		$63.3		$52.7		$45.9		$39.4
Capital expenditures	$33.1		$44.2		$37.6		$29.2		$23.3
Cash provided by operating activities	$364.7		$247.3		$278.5		$226.0		$155.7
Free cash flow(3)	$331.6		$203.1		$240.9		$196.8		$132.4
Ratio of earnings to fixed charges(6)	4.8	x	6.1	x	7.3	x	6.6	x	6.2	x
Consolidated Financial Position (At December 31):
Current assets	$969.4		$954.6		$952.2		$684.1		$556.3
Current liabilities	$424.3		$447.5		$640.8		$480.9		$405.8
Property, plant and equipment, net	$310.1		$307.9		$293.1		$258.0		$228.5
Total assets	$3,246.0		$3,055.5		$2,745.7		$2,130.9		$1,780.6
Long-term debt	$955.9		$1,093.2		$667.0		$518.3		$475.3
Total debt	$1,041.7		$1,111.7		$903.0		$681.9		$631.4
Stockholders’ equity(5)	$1,567.0		$1,287.8		$1,240.7		$966.7		$809.5
Stockholders’ equity per share(5)	$14.53		$12.07		$11.56		$9.11		$7.66
Total debt as a percentage of capitalization(5)	39.9%		46.3%		42.1%		41.4%		43.8%
Net debt as a percentage of capitalization(4)(5)	33.7%		44.3%		37.1%		39.6%		42.4%

See Notes to Selected Financial Data on page A-4.

Notes to Selected Financial Data

(1)	Amounts for 2005 reflect the retrospective application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Compensation — Stock Compensation Topic 718, (“ASC 718”) to expense stock options. The adoption of ASC 718 reduced operating income, net income and diluted earnings per share by the following amounts:

	Reduction of Amounts Originally Reported:
			Diluted Earnings
Impact of Adopting ASC 718	Operating Income	Net Income	Per Share
	(In millions, except per share amounts)

2005	$5.9	$4.3	$0.04

(2)	EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. It should not be considered, however, as an alternative to operating income as an indicator of the Company’s operating performance or as an alternative to cash flows as a measure of the Company’s overall liquidity as presented in the Company’s consolidated financial statements. Furthermore, EBITDA measures shown for the Company may not be comparable to similarly titled measures used by other companies. The following table presents the reconciliation of net income reported in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In millions)

Net income	$205.8	$247.0	$228.0	$181.9	$136.4

Add (deduct):
Interest expense	68.8	63.7	46.9	42.2	32.9
Interest income	(1.0)	(3.9)	(2.1)	(0.4)	(0.7)
Income taxes	88.9	119.3	108.4	81.8	61.9
Depreciation	42.2	45.8	42.3	38.9	35.0
Amortization	23.3	17.5	10.4	7.0	4.4

Total adjustments	222.2	242.4	205.9	169.5	133.5

EBITDA	$428.0	$489.4	$433.9	$351.4	$269.9

(3)	Free cash flow represents cash flow from operating activities less capital expenditures. Free cash flow is presented because the Company is aware that it is used by rating agencies, securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of cash flow from operating activities reported in accordance with U.S. GAAP to free cash flow:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In millions)

Cash provided by operating activities	$364.7	$247.3	$278.5	$226.0	$155.7
Deduct: Capital expenditures	(33.1)	(44.2)	(37.6)	(29.2)	(23.3)

Free cash flow	$331.6	$203.1	$240.9	$196.8	$132.4

(4)	Net debt represents total debt minus cash and cash equivalents. Net debt is presented because the Company is aware that it is used by securities analysts, investors and other parties in evaluating the Company. (Also see note 2 above). The following table presents the reconciliation of total debt in accordance with U.S. GAAP to net debt:

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(In millions)

Total debt	$1,041.7	$1,111.7	$903.0	$681.9	$631.4
Less: Cash and cash equivalents	(246.4)	(87.0)	(170.1)	(49.1)	(35.5)

Net debt	795.3	1,024.7	732.9	632.8	595.9
Stockholders’ equity	1,567.0	1,287.8	1,240.7	966.7	809.5

Capitalization (net debt plus stockholders’ equity)	$2,362.3	$2,312.5	$1,973.6	$1,599.5	$1,405.4

Net debt as a percentage of capitalization	33.7%	44.3%	37.1%	39.6%	42.4%

(5)	The adoption of certain provisions in FASB ASC Compensation — Retirement Benefits Topic 715, for our defined benefit pension plans, which were effective December 31, 2006, resulted in a reduction of $32.7 million to stockholders’ equity. The adoption of provisions in FASB ASC Income Taxes Topic 740, as of January 1, 2007, resulted in a $5.9 million charge to the opening balance of stockholders’ equity.

(6)	Penalties and interest accrued related to unrecognized tax benefits are recognized in income tax expense.

AMETEK, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This report includes forward-looking statements based on the Company’s current assumptions, expectations and projections about future events. When used in this report, the words “believes,” “anticipates,” “may,” “expect,” “intend,” “estimate,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. For more information concerning risks and other factors, that could have a material adverse effect on our business, or could cause actual results to differ materially from management’s expectations, see “Forward-Looking Information” on page A-21.

The following discussion and analysis of the Company’s results of operations and financial condition should be read in conjunction with “Selected Financial Data” and the consolidated financial statements of the Company and the related notes included elsewhere in this Appendix. We begin with an overview of our business and operations.

Business Overview

As a global business, AMETEK’s operations are affected by global, regional and industry economic factors. However, the Company’s strategic geographic and industry diversification, and its mix of products and services, have helped to limit the potential adverse impact of any unfavorable developments in any one industry or the economy of any single country on its consolidated operating results. Beginning in the fourth quarter of 2008 and throughout most of 2009, the Company experienced lower order rates as a result of the global economic recession. However, order rates stabilized in the third quarter of 2009 and began to increase in the fourth quarter of 2009. In 2009, the Company posted solid sales, operating income, net income and diluted earnings per share given the global economic recession. The impact of contributions from recent acquisitions combined with successful Operational Excellence initiatives had a positive impact on 2009 results. The Company also benefited from its strategic initiatives under AMETEK’s four growth strategies: Operational Excellence, New Product Development, Global and Market Expansion and Strategic Acquisitions and Alliances. Highlights of 2009 were:

•	During 2009, the Company completed the following acquisitions:

•	In January 2009, the Company acquired High Standard Aviation. High Standard Aviation is a provider of electrical and electromechanical, hydraulic and pneumatic repair services to the aerospace industry.

•	In September 2009, the Company completed a small acquisition of two businesses in India, Unispec Marketing Pvt. Ltd. and Thelsha Technical Services Pvt. Ltd. This acquisition provides the Company with an established sales, distribution and service network in India serving the quality control and analytical instrumentation market.

•	In December 2009, the Company acquired Ameron Global, a manufacturer of highly engineered pressurized gas components and systems for commercial and aerospace customers. Ameron Global is also a leader in maintenance, repair and overhaul of fire suppression and oxygen supply systems

•	The Company continues to maintain a strong international sales presence. International sales, including U.S. export sales, were $1,031.7 million or 49.2% of consolidated sales in 2009, compared with $1,225.5 million or 48.4% of consolidated sales in 2008.

•	The Company continued its emphasis on investment in research, development and engineering, spending $101.4 million in 2009 before customer reimbursement of $5.5 million. Sales from products introduced in the last three years were $394.0 million or 18.8% of sales.

•	In 2009, the Company paid in full a 40 million British pound ($62.0 million) borrowing under the revolving credit facility in the second quarter and a 10.5 million British pound ($16.9 million) floating-rate term note in the fourth quarter.

•	As a result of the 2009 and 2008 Operational Excellence initiatives, which included initiatives associated with the 2008 year end restructuring, the Company achieved $135 million in cost savings in 2009. The 2008 year end restructuring included pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million).

Results of Operations

The following table sets forth net sales and income by reportable segment and on a consolidated basis:

	Year Ended December 31,
	2009	2008	2007
	(In thousands)

Net sales(1):
Electronic Instruments	$1,146,578	$1,402,653	$1,199,757
Electromechanical	951,777	1,128,482	937,093

Consolidated net sales	$2,098,355	$2,531,135	$2,136,850

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$232,875	$306,764	$260,338
Electromechanical	166,582	175,181	167,166

Total segment operating income	399,457	481,945	427,504
Corporate administrative and other expenses	(33,407)	(49,291)	(40,930)

Consolidated operating income	366,050	432,654	386,574
Interest and other expenses, net	(71,417)	(66,438)	(50,130)

Consolidated income before income taxes	$294,633	$366,216	$336,444

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

Year Ended December 31, 2009 Compared with Year Ended December 31, 2008

Results of Operations

In 2009, the Company posted solid sales, operating income, net income, diluted earnings per share and cash flow given the global economic recession. The Company’s results include contributions from acquisitions completed in 2009 and the acquisitions of Motion Control Group (“MCG”), Drake Air (“Drake”) and Newage Testing Instruments in February 2008, Reading Alloys in April 2008, Vision Research, Inc. in June 2008, the programmable power business of Xantrex Technology, Inc. (“Xantrex Programmable”) in August 2008 and Muirhead Aerospace Limited (“Muirhead”) in November 2008. The Company believes the impact of the global economic recession stabilized in the third quarter of 2009, with increased operating results in the fourth quarter of 2009 in most of its markets when compared to the previous quarters of 2009, and expects operating results in 2010 to show further moderate improvement. The full year impact of the 2009 acquisitions and our Operational Excellence capabilities should have a positive impact on our 2010 results.

Net sales for 2009 were $2,098.4 million, a decrease of $432.7 million or 17.1% when compared with net sales of $2,531.1 million in 2008. Net sales for Electronic Instruments Group (“EIG”) were $1,146.6 million in 2009, a decrease of 18.3% from sales of $1,402.7 million in 2008. Net sales for Electromechanical Group (“EMG”) were $951.8 million in 2009, a decrease of 15.7% from sales of $1,128.5 million in 2008. The decline in net sales was primarily attributable to lower order rates as a result of the global economic recession, partially offset by the impact of the acquisitions mentioned above. The Company’s internal sales declined approximately 21% in 2009, which excludes a 2% unfavorable effect of foreign currency translation. The acquisitions mentioned above offset approximately 6% of the Company’s internal sales decline.

Total international sales for 2009 were $1,031.7 million or 49.2% of consolidated net sales, a decrease of $193.8 million or 15.8% when compared with international sales of $1,225.5 million or 48.4% of consolidated net sales in 2008. The decline in international sales resulted from decreased international sales from base businesses of $272.5 million, which includes the effect of foreign currency translation, partially offset by the impact of the acquisitions completed in 2009 and 2008. The Company maintains a strong international sales presence in Europe and Asia by both reportable segments. Export shipments from the United States, which are included in total international sales, were $400.6 million in 2009, a decrease of $77.9 million or 16.3% compared with $478.5 million in 2008. Export shipments declined primarily due to decreased exports from the base businesses, partially offset by the acquisitions noted above.

New orders for 2009 were $2,028.1 million, a decrease of $533.4 million or 20.8% when compared with $2,561.5 million in 2008. Throughout most of 2009, the Company experienced lower order rates as a result of the global economic recession. However, order rates stabilized in the third quarter of 2009 and began to increase in the fourth quarter of 2009. As a result, the Company’s backlog of unfilled orders at December 31, 2009 was $648.4 million, a decrease of $70.2 million or 9.8% when compared with $718.6 million at December 31, 2008.

Segment operating income for 2009 was $399.5 million, a decrease of $82.4 million or 17.1% when compared with segment operating income of $481.9 million in 2008. Segment operating income, as a percentage of sales, was 19.0% in both 2009 and 2008. The decrease in segment operating income resulted primarily from the decrease in sales noted above and higher defined benefit pension expense, partially offset by profit contributions made by the acquisitions and cost reduction initiatives, including $135 million of cost savings achieved in 2009 primarily from the restructuring activities related to the fourth quarter of 2008 restructuring charges. As a result of defined benefit pension plan contributions in 2009 and 2008, as well as overall stock market performance in 2009, the Company expects defined benefit pension expense to be lower in 2010.

Selling, general and administrative (“SG&A”) expenses for 2009 were $254.1 million, a decrease of $68.5 million or 21.2% when compared with $322.6 million in 2008. As a percentage of sales, SG&A expenses were 12.1% for 2009, compared with 12.7% in 2008. The decrease in SG&A expenses was primarily the result of lower sales and the Company’s cost savings initiatives. Additionally, 2008 SG&A expenses includes both a $7.1 million charge, recorded in corporate administrative expenses, related to the accelerated vesting of an April 2005 restricted stock grant in the second quarter of 2008 and $7.1 million of SG&A expense related to fourth quarter of 2008 restructuring charges and asset write-downs. Base business selling expenses decreased approximately 22%, which was in line with the Company’s 2009 sales decline. Selling expenses, as a percentage of sales, decreased to 10.5% for 2009, compared with 10.8% in 2008 due to the previously mentioned cost savings initiatives.

Corporate administrative expenses for 2009 were $33.2 million, a decrease of $16.0 million or 32.5% when compared with $49.2 million in 2008. As a percentage of sales, corporate administrative expenses were 1.6% for 2009, compared with 1.9% in 2008. The decrease in corporate administrative expenses was driven by the equity-based compensation associated with the accelerated vesting of restricted stock in the second quarter of 2008, lower short-term incentive compensation in 2009 and the Company’s cost saving initiatives, including the restructuring activities, noted above.

Consolidated operating income was $366.1 million or 17.4% of sales for 2009, a decrease of $66.6 million or 15.4% when compared with $432.7 million or 17.1% of sales in 2008.

Interest expense was $68.8 million for 2009, an increase of $5.1 million or 8.0% when compared with $63.7 million in 2008. The increase was due to the full-year impact of the funding of the long-term private placement senior notes in the third and fourth quarters of 2008, partially offset by the repayment of 40 million British-pound-denominated debt under the revolver in the second quarter of 2009.

The effective tax rate for 2009 was 30.2% compared with 32.6% in 2008. The lower effective tax rate for 2009 primarily reflects the impact of settlements of income tax examinations and benefits obtained from state and international income tax planning initiatives. The higher effective tax rate for 2008 primarily reflects an increase in state and foreign income taxes and the impact of accelerated vesting of non-deductible restricted stock amortization, offset by the impact of settlements of various income tax issues with U.S. taxing authorities and a favorable agreement in the United Kingdom related to deductible interest expense for which previously unrecognized tax benefits were recognized. See Note 13 of the notes to consolidated financial statements included in this Appendix for further details.

Net income for 2009 was $205.8 million, a decrease of $41.2 million or 16.7% when compared with $247.0 million in 2008. Diluted earnings per share for 2009 was $1.91, a decrease of $0.39 or 17.0% when compared with $2.30 per diluted share in 2008. Diluted earnings per share for 2008 includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.25 per diluted share.

Segment Results

EIG’s sales totaled $1,146.6 million for 2009, a decrease of $256.1 million or 18.3% when compared with $1,402.7 million in 2008. The sales decrease was due to an internal sales decline of approximately 20%, excluding an unfavorable 2% effect of foreign currency translation, driven primarily by EIG’s process and industrial products businesses. Partially offsetting the sales decrease was the 2008 acquisitions of Vision Research, Inc. and Xantrex Programmable.

EIG’s operating income was $232.9 million for 2009, a decrease of $73.9 million or 24.1% when compared with $306.8 million in 2008. EIG’s operating margins were 20.3% of sales for 2009 compared with 21.9% of sales in 2008. The decrease in segment operating income and operating margins was driven by the decrease in sales noted above, predominantly by weakness in the aerospace aftermarket, process and industrial businesses and higher defined benefit pension expense, which was partially offset by the cost savings achieved from the restructuring activities related to the fourth quarter of 2008 restructuring charges. The fourth quarter of 2008 restructuring charges and asset write-downs of $20.4 million had a negative impact on EIG’s operating margins of 140 basis points.

EMG’s sales totaled $951.8 million for 2009, a decrease of $176.7 million or 15.7% from $1,128.5 million in 2008. The sales decrease was due to an internal sales decline of approximately 21%, excluding an unfavorable 3% effect of foreign currency translation, driven primarily by the engineered materials, interconnects and packaging products (“EMIP”) and cost driven motors businesses. Partially offsetting the sales decrease was the 2009 acquisition of High Standard Aviation and the 2008 acquisitions of Drake, MCG, Reading Alloys and Muirhead.

EMG’s operating income was $166.6 million for 2009, a decrease of $8.6 million or 4.9% when compared with $175.2 million in 2008. EMG’s decrease in operating income was driven by the decrease in sales noted above, predominantly by weakness in the EMIP businesses, which was partially offset by profit contributions made by the acquisitions mentioned above and the fourth quarter of 2008 restructuring charges and asset write-downs of $19.4 million. EMG’s operating margins were 17.5% of sales for 2009 compared with 15.5% of sales in 2008. The increase in operating margins was primarily driven by Operational Excellence capabilities and cost reduction initiatives throughout the Group, including the cost savings achieved from the restructuring activities related to the fourth quarter of 2008 restructuring charges and asset write-downs. The fourth quarter of 2008 restructuring charges and asset write-downs of $19.4 million had a negative impact on operating margins of 170 basis points.

Fourth Quarter Results

Net sales for the fourth quarter of 2009 were $523.5 million, a decrease of $100.2 million or 16.1% when compared with net sales of $623.7 million for the fourth quarter of 2008. Net sales for EIG were $286.0 million in 2009, a decrease of 20.9% from sales of $361.6 million in 2008. Net sales for EMG were $237.5 million in 2009, a decrease of 9.4% from sales of $262.1 million in 2008. The Company’s internal sales decline was approximately 20%, which excludes a 2% favorable effect of foreign currency translation. The acquisitions mentioned above offset approximately 2% of the Company’s internal sales decline.

The three months ended December 31, 2008 results include pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in SG&A expenses. The restructuring charges and asset write-downs were reported in segment operating income as follows: $20.4 million in EIG, $19.4 million in EMG and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs include the consolidation of manufacturing facilities, the migration of production to low cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses. The Company recorded pre-tax charges of $30.1 million for severance costs for more than 10% of the Company’s workforce. The Company also recorded pre-tax charges of $1.5 million for lease termination costs associated with the closure of certain facilities in 2009. See Note 5 of the notes to consolidated financial statements included in this Appendix for further details.

Net income for the fourth quarter of 2009 was $51.9 million, an increase of $8.1 million or 18.5% when compared with $43.8 million for the fourth quarter of 2008. Diluted earnings per share in the fourth quarter of 2009 was $0.48, an increase of $0.07 or 17.1% when compared with $0.41 per diluted share in the fourth quarter of 2008. Diluted earnings per share includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.25 per diluted share.

Year Ended December 31, 2008 Compared with Year Ended December 31, 2007

Results of Operations

In 2008, the Company posted record sales, operating income, net income and diluted earnings per share. The Company achieved these results from contributions from acquisitions completed in 2008 and 2007, as well as internal growth in both EIG and EMG. Operating income increased, driven by the record sales and a continued focus on cost reduction programs under our Operational Excellence initiatives.

Net sales for 2008 were $2,531.1 million, an increase of $394.2 million or 18.4% when compared with net sales of $2,136.9 million in 2007. Net sales for EIG were $1,402.7 million in 2008, an increase of 16.9% from sales of $1,199.8 million in 2007. Net sales for EMG were $1,128.5 million in 2008, an increase of 20.4% from sales of $937.1 million in 2007. The Company’s internal sales growth was approximately 4% in 2008, which excludes a 1% favorable effect of foreign currency translation, driven by strength in its differentiated businesses. The acquisitions mentioned above contributed the remainder of the net sales increase.

Total international sales for 2008 were $1,225.5 million or 48.4% of consolidated net sales, an increase of $171.8 million or 16.3% when compared with international sales of $1,053.7 million or 49.3% of consolidated net sales in 2007. The increase in international sales resulted from increased international sales from base businesses of $29.3 million or 17.0% of the increase, which includes the effect of foreign currency translation, as well as the acquisitions completed in 2008 and 2007, most notably Cameca SAS (“Cameca”), the Repair & Overhaul Division of Umeco plc (“Umeco R&O”), Reading Alloys, California Instruments Corporation (“California Instruments”) and Vision Research. Increased international sales came primarily from sales to Europe and Asia by both reportable segments. Export shipments from the United States, which are included in total international sales, were $478.5 million in 2008, an increase of $84.1 million or 21.3% compared with $394.4 million in 2007. Export shipments improved primarily due to increased exports from the base businesses and the acquisitions noted above.

New orders for 2008 were a record at $2,561.5 million, an increase of $273.2 million or 11.9% when compared with $2,288.3 million in 2007. The increase in new orders was primarily due to the recent acquisitions noted above. As a result, the Company’s backlog of unfilled orders at December 31, 2008 was $718.6 million, an increase of $30.4 million or 4.4% when compared with $688.2 million at December 31, 2007. The increase in backlog was primarily due to the acquired backlog of the recent acquisitions noted above.

The year ended December 31, 2008 results include fourth quarter pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in SG&A expenses. The restructuring charges and asset write-downs were reported in segment operating income as follows: $20.4 million in EIG, $19.4 million in EMG and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009.

The restructuring costs include the consolidation of manufacturing facilities, the migration of production to low cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses. The Company recorded pre-tax charges of $30.1 million for severance costs for more than 10% of the Company’s workforce. The Company also recorded pre-tax charges of $1.5 million for lease termination costs associated with the closure of certain facilities in 2009.

Segment operating income for 2008 was $481.9 million, an increase of $54.4 million or 12.7% when compared with segment operating income of $427.5 million in 2007. Segment operating income, as a percentage of sales, decreased to 19.0% for 2008 from 20.0% in 2007. The increase in segment operating income resulted primarily from strength in the Company’s differentiated businesses and profit contributions made by the acquisitions, partially offset by the fourth quarter pre-tax restructuring charges and asset write-downs described above. The decrease in segment operating margins resulted primarily from the restructuring charges and asset write-downs, which negatively impacted segment operating margins by 160 basis points.

SG&A expenses for 2008 were $322.6 million, an increase of $59.1 million or 22.4% when compared with $263.5 million in 2007. As a percentage of sales, SG&A expenses were 12.7% for 2008, compared with 12.3% in 2007. The increase in SG&A expenses was the result of higher sales, as well as a $7.1 million charge — representing a 0.3% increase in SG&A expenses — recorded in corporate administrative expenses related to the accelerated vesting of an April 2005 restricted stock grant in the second quarter of 2008 and $7.1 million of SG&A expense related to the fourth quarter of 2008 restructuring charges and asset write-downs described above. Additionally, the Company’s acquisition strategy generally is to acquire differentiated businesses, which because of their distribution channels and higher marketing costs tend to have a higher content of selling expenses. Base business selling expenses increased approximately 7.9%. Excluding the impact of the fourth quarter restructuring charges and asset write-downs on selling expense of $6.9 million, a 3.2% impact, and foreign currency translation, the increase in 2008 base business selling expenses was in line with internal sales growth. Selling expenses, as a percentage of sales, increased to 10.8% for 2008, compared with 10.4% in 2007.

Corporate administrative expenses for 2008 were $49.2 million, an increase of $8.4 million or 20.6% when compared with $40.8 million in 2007. As a percentage of sales, corporate administrative expenses were 1.9%, in both 2008 and 2007. The increase in corporate administrative expenses was primarily the result of equity-based compensation associated with the accelerated vesting of restricted stock in the second quarter of 2008, noted above, as well as other expenses necessary to grow the Company, partially offset by equity-based compensation associated with the accelerated vesting of restricted stock in the first and third quarters of 2007.

Consolidated operating income was $432.7 million or 17.1% of sales for 2008, an increase of $46.1 million or 11.9% when compared with $386.6 million or 18.1% of sales in 2007.

Interest expense was $63.7 million for 2008, an increase of $16.8 million or 35.8% when compared with $46.9 million in 2007. The increase was due to the impact of the funding of the private placement senior notes in the fourth quarter of 2007 and the third and fourth quarters of 2008, higher average borrowings to fund the recent acquisitions and the repurchase of 1.3 million shares of the Company’s common stock in 2008.

The effective tax rate for 2008 was 32.6% compared with 32.2% in 2007. The higher effective tax rate for 2008 primarily reflects an increase in state and foreign income taxes and the impact of accelerated vesting of non-deductible restricted stock amortization, offset by the impact of settlements of various income tax issues with U.S. taxing authorities and a favorable agreement in the United Kingdom related to deductible interest expense for which previously unrecognized tax benefits were recognized. The lower effective tax rate in 2007 primarily reflects an enacted decrease in certain foreign corporate tax rates in the second half of 2007, partially offset by the elimination of the Foreign Sales Corporation/Extraterritorial Income (“FSC/ETI”) tax benefit.

Net income for 2008 was $247.0 million, an increase of $19.0 million or 8.3% when compared with $228.0 million in 2007. Diluted earnings per share for 2008 was $2.30, an increase of $0.18 or 8.5% when compared with $2.12 per diluted share in 2007. Diluted earnings per share for 2008 includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.25 per diluted share.

Segment Results

EIG’s sales totaled $1,402.7 million for 2008, an increase of $202.9 million or 16.9% when compared with $1,199.8 million in 2007. The sales increase was due to internal growth of approximately 5%, excluding a favorable 1% effect of foreign currency translation, driven primarily by EIG’s aerospace, power, and process and analytical instrument businesses. The acquisitions of Advanced Industries, Inc., B&S Aircraft Parts and Accessories, Cameca, California Instruments, Vision Research, Inc. and Xantrex Programmable accounted for the remainder of the sales increase.

EIG’s operating income was $306.8 million for 2008, an increase of $46.5 million or 17.9% when compared with $260.3 million in 2007. The increases in segment operating income were due to the contribution from the higher sales by EIG’s aerospace, power and process and analytical businesses, which includes the acquisitions mentioned above, partially offset by the fourth quarter of 2008 restructuring charges and asset write-downs of $20.4 million. EIG’s operating margins were 21.9% of sales for 2008 compared with 21.7% of sales in 2007. The increase in operating margins was driven by operational excellence initiatives throughout the group. The fourth quarter of 2008 restructuring charges and asset write-downs had a negative impact on EIG’s operating margins of 140 basis points.

EMG’s sales totaled $1,128.5 million for 2008, an increase of $191.4 million or 20.4% from $937.1 million in 2007. The sales increase was due to internal growth of approximately 2%, excluding a favorable 1% effect of foreign currency translation, driven primarily by EMG’s differentiated businesses. The acquisitions of Seacon Phoenix, subsequently renamed AMETEK SCP, Inc., Hamilton Precision Metals, Umeco R&O, Drake Air, MCG, Reading Alloys and Muirhead accounted for the remainder of the sales increase.

EMG’s operating income was $175.2 million for 2008, an increase of $8.0 million or 4.8% when compared with $167.2 million in 2007. EMG’s increase in operating income was primarily due to higher sales from the group’s differentiated businesses, which include the acquisitions mentioned above, partially offset by the fourth quarter of 2008 restructuring charges and asset write-downs of $19.4 million. EMG’s operating margins were 15.5% of sales for 2008 compared with 17.8% of sales in 2007. The decrease in operating margins was primarily driven by the fourth quarter of 2008 restructuring charges and asset write-downs, which had a negative impact on operating margins of 170 basis points. The remainder of the decrease was the dilutive impact of recent acquisitions.

Fourth Quarter Results

Net sales for the fourth quarter of 2008 were $623.7 million, an increase of $40.4 million or 6.9% when compared with net sales of $583.3 million for the fourth quarter of 2007. Net sales for EIG were $361.6 million in 2008, an increase of 7.6% from sales of $336.1 million in 2007. Net sales for EMG were $262.1 million in 2008, an increase of 6.1% from sales of $247.1 million in 2007. The Company’s internal sales growth was approximately negative 2%, which excludes a 4% unfavorable effect of foreign currency translation. The acquisitions mentioned above made up the net sales increase.

The three months ended December 31, 2008 results include pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in SG&A expenses. The restructuring charges and asset write-downs were reported in segment operating income as follows: $20.4 million in EIG, $19.4 million in EMG and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs include the consolidation of manufacturing facilities, the migration of production to low cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses. The Company recorded pre-tax charges of $30.1 million for severance costs for more than 10% of the Company’s workforce. The Company also recorded pre-tax charges of $1.5 million for lease termination costs associated with the closure of certain facilities in 2009.

Net income for the fourth quarter of 2008 was $43.8 million, a decrease of $18.1 million or 29.2% when compared with $61.9 million for the fourth quarter of 2007. Diluted earnings per share in the fourth quarter of 2008 was $0.41, a decrease of $0.16 or 28.1% when compared with $0.57 per diluted share in the fourth quarter of 2007. Diluted earnings per share includes the impact of the fourth quarter of 2008 restructuring charges and asset write-downs, which negatively impacted earnings by $0.25 per diluted share.

Liquidity and Capital Resources

Cash provided by operating activities totaled $364.7 million in 2009, an increase of $117.4 million or 47.5% when compared with $247.3 million in 2008. The increase in operating cash flow was primarily the result of lower overall operating working capital levels, which includes the impact of a tax refund received in 2009 that resulted from the Company’s higher year end 2008 defined benefit pension contributions and $21.1 million in defined benefit pension contributions paid in 2009, compared with $79.9 million in defined benefit pension contributions paid in 2008. As a result of the 2009 and 2008 defined benefit pension plan contributions, as well as overall stock market performance in 2009, the Company’s overall defined benefit pension plans were over funded at December 31, 2009. The increase in cash provided by lower overall operating working capital was partially offset by the $41.2 million decrease in net income. Free cash flow (operating cash flow less capital spending) was $331.6 million in 2009, compared to $203.1 million in 2008. EBITDA (earnings before interest, income taxes, depreciation and amortization) was $428.0 million in 2009, compared with $489.4 million in 2008, which includes the fourth quarter of 2008 pre-tax restructuring charges and asset write-downs of $40.0 million. Free cash flow and EBITDA are presented because the Company is aware that they are measures used by third parties in evaluating the Company. (See tables on page A-4 for a reconciliation of U.S. generally accepted accounting principles (“GAAP”) measures to comparable non-GAAP measures).

Cash used for investing activities totaled $106.3 million in 2009, compared with $496.6 million in 2008. In 2009, the Company paid $72.9 million for three business acquisitions, net of cash received, compared with $463.0 million paid for six business acquisitions and one technology line acquisition, net of cash received, in 2008. Additions to property, plant and equipment totaled $33.1 million in 2009, compared with $44.2 million in 2008.

Cash used for financing activities totaled $102.5 million in 2009, compared with $173.5 million of cash provided by financing activities in 2008. In 2009, net total borrowings decreased by $92.4 million, compared with a net total borrowings increase of $266.9 million in 2008. Short-term borrowings decreased $13.0 million in 2009, compared with an increase of $69.7 million in 2008. Long-term borrowings decreased $79.4 million in 2009, compared to an increase of $197.2 million in 2008.

During the second quarter of 2009, the Company paid in full a 40 million British pound ($62.0 million) borrowing under the revolving credit facility. During the fourth quarter of 2009, the Company paid in full a 10.5 million British pound ($16.9 million) floating-rate term note.

In May 2009, the Company chose not to renew its $100 million accounts receivable securitization facility. There were no borrowings under this facility at December 31, 2008.

In July 2008, the Company paid in full the $225 million 7.20% senior notes due July 2008 using the proceeds from borrowings under its existing revolving credit facility.

The second funding of the third quarter of 2007 private placement agreement to sell $450 million occurred in July 2008 for $80 million in aggregate principal amount of 6.35% senior notes due July 2018. The 2007 private placement carries a weighted average interest rate of 6.25%. The proceeds from the second funding of the notes were used to pay down a portion of the borrowings outstanding under the Company’s revolving credit facility.

In the third quarter of 2008, the Company completed a private placement agreement to sell $350 million in senior notes to a group of institutional investors. There were two funding dates for the senior notes. The first funding occurred in September 2008 for $250 million, consisting of $90 million in aggregate principal amount of 6.59% senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% senior notes due September 2018. The second funding date occurred in December 2008 for $100 million, consisting of $35 million in aggregate principal amount of 6.69% senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% senior notes due December 2018. The senior notes carry a weighted average interest rate of 6.93%. The senior notes are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The proceeds from the senior notes were used to pay down a portion of the borrowings outstanding under the Company’s revolving credit facility.

The Company’s revolving credit facility’s total borrowing capacity is $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The term of the facility is June 2012. At December 31, 2009, the Company had $532.2 million available under its revolving credit facility, including the $100 million accordion feature. At December 31, 2009, no amounts were drawn under the revolving credit facility.

At December 31, 2009, total debt outstanding was $1,041.7 million, compared with $1,111.7 million at December 31, 2008, with no significant maturities until 2012. The debt-to-capital ratio was 39.9% at December 31, 2009, compared with 46.3% at December 31, 2008. The net debt-to-capital ratio (total debt less cash and cash equivalents divided by the sum of net debt and stockholders’ equity) was 33.7% at December 31, 2009, compared with 44.3% at December 31, 2008. The net debt-to-capital ratio is presented because the Company is aware that this measure is used by third parties in evaluating the Company. (See table on page A-4 for a reconciliation of U.S. GAAP measures to comparable non-GAAP measures).

Additional financing activities for 2009 include the receipt of net cash proceeds from the exercise of employee stock options of $11.6 million compared with $7.5 million in 2008. Cash dividends paid were $25.6 million in 2009, compared with $25.7 million in 2008. In 2008, the Company repaid $21.4 million in life insurance policy loans.

Repurchases of 1.3 million shares of the Company’s common stock in 2008 totaled $57.4 million. No shares were repurchased in 2009. At December 31, 2009, $68.5 million was available under the current Board authorization for future share repurchases. On January 28, 2010, the Board of Directors authorized an increase of $75 million in the authorization for the repurchase of its common stock. This increase was added to the $68.5 million that remained available from existing authorizations approved in 2008, for a total of $143.5 million available for repurchases of the Company’s common stock. Subsequent to December 31, 2009, the Company repurchased 1,128,200 shares of its common stock for approximately $41.8 million. The remaining balance available for repurchases of the Company’s common stock is $101.7 million as of the filing of the Company’s Form 10-K for the year ended December 31, 2009.

As a result of all of the Company’s cash flow activities in 2009, cash and cash equivalents at December 31, 2009 totaled $246.4 million, compared with $87.0 million at December 31, 2008. Additionally, the Company is in compliance with all of its debt covenants, which includes its financial covenants, for all of its debt agreements. The Company believes it has sufficient cash-generating capabilities from domestic and unrestricted foreign sources, available credit facilities and access to long-term capital funds to enable it to meet its operating needs and contractual obligations in the foreseeable future.

The following table summarizes AMETEK’s contractual cash obligations and the effect such obligations are expected to have on the Company’s liquidity and cash flows in future years at December 31, 2009.

	Payments Due
		Less	One to	Four to	After
		Than	Three	Five	Five
Contractual Obligations(4)	Total	One Year	Years	Years	Years
	(In millions)

Long-term debt(1)	$1,017.1	$80.8	$—	$—	$936.3
Capital lease(2)	13.9	0.9	1.8	1.8	9.4
Other indebtedness	10.7	4.1	3.7	2.4	0.5

Total debt	1,041.7	85.8	5.5	4.2	946.2
Interest on long-term fixed-rate debt	479.9	63.6	119.7	119.5	177.1
Noncancellable operating leases	76.0	16.3	20.5	11.2	28.0
Purchase obligations(3)	161.9	148.3	13.4	0.2	—
Employee severance and other	23.1	23.1	—	—	—

Total	$1,782.6	$337.1	$159.1	$135.1	$1,151.3

(1)	Includes the $450 million private placement completed in 2007 and the $350 million private placement completed in 2008.

(2)	Represents a capital lease for a building and land associated with the Cameca acquisition. The lease has a term of twelve years, which began July 2006, and is payable quarterly.

(3)	Purchase obligations primarily consist of contractual commitments to purchase certain inventories at fixed prices.

(4)	The liability for uncertain tax positions was not included in the table of contractual obligations as of December 31, 2009 because the timing of the settlements of these uncertain tax positions cannot be reasonably estimated at this time. See Note 13 to the consolidated financial statements for further details.

Other Commitments

The Company has standby letters of credit and surety bonds of $20.4 million related to performance and payment guarantees at December 31, 2009. Based on experience with these arrangements, the Company believes that any obligations that may arise will not be material to its financial position.

The Company may, from time to time, repurchase its long-term debt in privately negotiated transactions, depending upon availability, market conditions and other factors.

Critical Accounting Policies

The Company has identified its critical accounting policies as those accounting policies that can have a significant impact on the presentation of the Company’s financial condition and results of operations and that require the use of complex and subjective estimates based upon past experience and management’s judgment. Because of the uncertainty inherent in such estimates, actual results may differ materially from the estimates used. The consolidated financial statements and related notes contain information that is pertinent to the Company’s accounting policies and to management’s discussion and analysis. The information that follows represents additional specific disclosures about the Company’s accounting policies regarding risks, estimates, subjective decisions or assessments whereby materially different results of operations and financial condition could have been reported had different assumptions been used or different conditions existed. Primary disclosure of the Company’s significant accounting policies is in Note 1 to the consolidated financial statements.

•	Revenue Recognition. The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectibility is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy with respect to sales returns and allowances generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for the sales incentive as a reduction of revenues when the sale is recognized. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2009, 2008 and 2007, the accrual for future warranty obligations was $16.0 million, $16.1 million and $14.4 million, respectively. The Company’s expense for warranty obligations was $8.2 million, $12.2 million and $11.3 million in 2009, 2008 and 2007, respectively. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses. If actual future sales returns and allowances and warranty amounts are higher than past experience, additional accruals may be required.

•	Accounts Receivable. The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for bad debts is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for bad debts based on the length of time specific receivables are past due based on its historical experience. If the financial condition of the Company’s customers were to deteriorate, resulting in their inability to make payments, additional allowances may be required. The allowance for possible losses on receivables was $5.8 million and $8.5 million at December 31, 2009 and 2008, respectively.

•	Inventories. The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for approximately 66% of its inventories at December 31, 2009. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 34% of its inventory at December 31, 2009. For inventories where cost is determined by the LIFO method, the FIFO value would have been $20.8 million and $30.8 million higher than the LIFO value reported in the consolidated balance sheet at December 31, 2009 and 2008, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives. If these factors are less favorable than those projected by management, additional inventory reserves may be required.

•	Goodwill and Other Intangibles Assets. Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually. The impairment test for goodwill requires a two-step process. The first step is to compare the carrying amount of the reporting unit’s net assets to the fair value of the reporting unit. If the fair value exceeds the carrying value, no further evaluation is required and no impairment loss is recognized. If the carrying amount exceeds the fair value, then the second step must be completed, which involves allocating the fair value of the reporting unit to each asset and liability, with the excess being implied goodwill. An impairment loss occurs if the amount of the recorded goodwill exceeds the implied goodwill. The Company would be required to record such impairment losses.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting units based upon the reporting unit in which that operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long range plan. The Company’s long range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances. While there are always changes in assumptions to reflect changing business and market conditions, the Company’s overall methodology and the population of assumptions used have remained unchanged. In order to evaluate the sensitivity of the fair value calculations on the goodwill impairment test, the Company applied a hypothetical 10% decrease in fair values of each reporting unit. The results (expressed as a percentage of carrying value for the respective reporting unit) from this hypothetical 10% decrease in fair value ranged from an excess of the fair values of the Company’s reporting units over their respective carrying values of 22% to 411% for each of the Company’s reporting units.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The Company believes the relief from royalty method is a widely used valuation technique for such assets. The fair value derived from the relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company’s acquisitions have generally included a significant goodwill component and the Company expects to continue to make acquisitions. At December 31, 2009, goodwill and other indefinite-lived intangible assets totaled $1,447.4 million, or 44.6% of the Company’s total assets. The Company performed its required annual impairment tests in the fourth quarter of 2009 and determined that the Company’s goodwill and indefinite-lived intangibles were not impaired. There can be no assurance that goodwill or indefinite-lived intangibles impairment will not occur in the future.

Other intangible assets with finite lives are evaluated for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of other intangible assets with finite lives are considered impaired when the total projected undiscounted cash flows from those assets are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of those assets. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group.

•	Pensions. The Company has U.S. and foreign defined benefit and defined contribution pension plans. The most significant elements in determining the Company’s pension income or expense are the assumed pension liability discount rate and the expected return on plan assets. The pension discount rate reflects the current interest rate at which the pension liabilities could be settled at the valuation date. At the end of each year, the Company determines the assumed discount rate to be used to discount plan liabilities. In estimating this rate for 2009, the Company considered rates of return on high-quality, fixed-income investments that have maturities consistent with the anticipated funding requirements of the plan. The discount rate used in determining the 2009 pension cost was 6.50% for U.S. defined benefit pension plans and 6.09% for foreign plans. The discount rate used for determining the funded status of the plans at December 31, 2009 and determining the 2010 defined benefit pension cost is 5.90% for U.S. plans and 5.98% for foreign plans. In estimating the U.S. and foreign discount rates, the Company’s actuaries developed a customized discount rate appropriate to the plans’ projected benefit cash flow based on yields derived from a database of long-term bonds at consistent maturity dates. The Company used an expected long-term rate of return on plan assets for 2009 of 8.25% for U.S. defined benefit pension plans and 6.97% for foreign plans. The Company will continue to use these rates for 2010 for the U.S. and foreign plans, respectively. The Company determines the expected long-term rate of return based primarily on its expectation of future returns for the pension plans’ investments. Additionally, the Company considers historical returns on comparable fixed-income investments and equity investments and adjusts its estimate as deemed appropriate. The rate of compensation increase used in determining the 2009 pension expense for the U.S. plans was 3.75% and was 2.98% for the foreign plans. Both the U.S. and foreign plans’ rates of compensation will remain unchanged in 2010. For the year ended December 31, 2009, the Company recognized consolidated pre-tax pension expense of $10.3 million from its U.S. and foreign defined benefit pension plans as compared with pre-tax pension income of $6.8 million recognized for these plans in 2008. The Company estimates its 2010 U.S. and foreign defined benefit pension plans pre-tax income to be approximately $1.6 million.

All unrecognized prior service costs, remaining transition obligations or assets and actuarial gains and losses have been recognized, net of tax effects, as a charge to accumulated other comprehensive income (“AOCI”) in stockholders’ equity and will be amortized as a component of net periodic pension cost. The Company uses a December 31 measurement date (the date at which plan assets and benefit obligations are measured) for its U.S. and foreign defined benefit plans.

To fund the plans, the Company made cash contributions to its defined benefit pension plans during 2009 which totaled $21.1 million, compared with $79.9 million in 2008. The Company anticipates making approximately $2.0 million to $5.0 million in cash contributions to its defined benefit pension plans in 2010.

•	Income Taxes. The process of providing for income taxes and determining the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary.

The Company assesses the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and the amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

The Company assesses the uncertainty in its tax positions, by applying a minimum recognition threshold a tax position is required to meet before a tax benefit is recognized in the financial statements. Once the minimum threshold is met, using a more likely than not standard, a series of probability estimates is made for each item to properly measure and record a tax benefit. The tax benefit recorded is generally equal to the highest probable outcome that is more than 50% likely to be realized after full disclosure and resolution of a tax examination. The underlying probabilities are determined based on the best available objective evidence such as recent tax audit outcomes, published guidance, external expert opinion, or by analogy to the outcome of similar issues in the past. There can be no assurance that these estimates will ultimately be realized given continuous changes in tax policy, legislation and audit practice. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

Recently Issued Financial Accounting Standards

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-06, Fair value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, particularly to provide greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2 and activity in level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company is currently evaluating the impact of adopting ASU 2010-06 on our fair value measurement disclosures.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-14 provides guidance for revenue arrangements that include both tangible products and software elements that are “essential to the functionality of the hardware.” ASU 2009-14 provides factors to help constituents determine what software elements are considered essential to the functionality of the tangible product. This guidance will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is not expected to have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 provides guidance on accounting and reporting for arrangements including multiple revenue-generating activities. ASU 2009-13 provides guidance for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. ASU 2009-13 also requires significantly expanded disclosures to provide information about a vendor’s multiple-deliverable revenue arrangements and the judgments made by the vendor that affect the timing or amount of revenue recognition. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is not expected to have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value (“ASU 2009-05”), which provides clarification on the application of fair value techniques when a quoted price in an active market for the identical liability is not available and clarifies that when estimating the fair value of a liability, the fair value is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. ASU 2009-05 was effective on October 1, 2009 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In June 2009, the FASB issued Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the “GAAP hierarchy”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In May 2009, the FASB issued Accounting Standards Codification (“ASC”) Subsequent Events Topic 855, (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 was effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 855 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows. The Company evaluated all events and transactions that occurred after December 31, 2009 up through February 25, 2010, the date the Company filed its Form 10-K for the year ended December 31, 2009. During this period, the Company did not have any material recognizable or non-recognizable subsequent events.

The Company accounts for business combinations in accordance with FASB ASC Business Combinations Topic 805 (“ASC 805”), which includes provisions adopted effective January 1, 2009. The accounting for business combinations retains the underlying concepts of the previously issued standard, but changes the method of applying the acquisition method in a number of significant aspects. These changes were effective on a prospective basis for business combinations for which the acquisition date is on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. Adjustments for valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to January 1, 2009 would also apply the revised accounting for business combination provisions. The adoption of certain provisions within ASC 805 effective January 1, 2009 did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows. However, depending on the nature of an acquisition or the quantity of acquisitions entered into after the adoption, ASC 805 may significantly impact the Company’s consolidated results of operations, financial position or cash flows and result in more earnings volatility and generally lower earnings due to, among other items, the expensing of transaction costs and restructuring costs of acquired companies.

In April 2009, the FASB issued ASC 820-10-65-4, Transition Related to FASB Staff Position FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“ASC 820-10-65-4”). ASC 820-10-65-4 amends ASC 820, and provides additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. ASC 820-10-65-4 is applied prospectively with retrospective application not permitted. ASC 820-10-65-4 was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 820-10-65-4 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In April 2009, the FASB issued ASC 320-10-65-1, Transition Related to FASB Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“ASC 320-10-65-1”). ASC 320-10-65-1 amends previously issued standards to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. ASC 320-10-65-1 replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. ASC 320-10-65-1 provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses and an aging of securities with unrealized losses. Although ASC 320-10-65-1 does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. ASC 320-10-65-1 was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 320-10-65-1 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In April 2009, the FASB issued ASC 825-10-65-1, Transition Related to FASB Staff Position FAS 107-1 and Accounting Principles Board 28-1, Interim Disclosures about Fair Value of Financial Instruments (“ASC 825-10-65-1”). ASC 825-10-65-1 amends previously issued standards to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to ASC 825-10-65-1, fair values for these assets and liabilities were only disclosed annually. ASC 825-10-65-1 applies to all financial instruments within the scope of ASC 825 and requires all entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments. ASC 825-10-65-1 was effective for interim periods ending after June 15, 2009. See Note 15.

Internal Reinvestment

Capital Expenditures

Capital expenditures were $33.1 million or 1.6% of sales in 2009, compared with $44.2 million or 1.7% of sales in 2008. 56% of the expenditures in 2009 were for improvements to existing equipment or additional equipment to increase productivity and expand capacity. The Company’s 2009 capital expenditures decreased due to the global economic recession with a continuing emphasis on spending to improve productivity and expand manufacturing capabilities. The 2010 capital expenditures are expected to approximate 2.0% of sales, with a continued emphasis on spending to improve productivity.

Product Development and Engineering

The Company is committed to research, product development and engineering activities that are designed to identify and develop potential new and improved products or enhance existing products. Research, product development and engineering costs before customer reimbursement were $101.4 million, $115.9 million and $102.9 million in 2009, 2008 and 2007, respectively. Customer reimbursements in 2009, 2008 and 2007 were $5.5 million, $6.1 million and $7.1 million, respectively. These amounts included net Company-funded research and development expenses of $50.5 million, $57.5 million and $52.9 million, respectively. All such expenditures were directed toward the development of new products and processes and the improvement of existing products and processes.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, at December 31, 2009, the Company is named a Potentially Responsible Party (“PRP”) at 16 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the two remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2009 and 2008 were $27.0 million and $28.4 million, respectively, for non-owned and owned sites. In 2009, the Company received $1.3 million of additional reserves from a third party for existing sites. Additionally, the Company spent $2.7 million on environmental matters in 2009. The Company’s reserves for environmental liabilities at December 31, 2009 and 2008 include reserves of $19.2 million and $17.9 million, respectively, for an owned site acquired in connection with the fiscal 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2009, the Company has $13.9 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies filed for bankruptcy liquidation in 2007, as discussed further in the following paragraph.

In August 2009, the Company agreed to a Stipulation and Settlement Agreement with the San Diego Regional Water Quality Control Board regarding the 2008 Notice of Administrative Civil Liability related to a former subsidiary which became a separate company in 1988 and filed for bankruptcy liquidation in 2007, whereby the Company paid and deferred minor penalties, which were covered by previously establish reserves.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated financial position, results of operations or cash flows of the Company.

Market Risk

The Company’s primary exposures to market risk are fluctuations in interest rates, foreign currency exchange rates and commodity prices, which could impact its results of operations and financial condition. The Company addresses its exposure to these risks through its normal operating and financing activities. The Company’s differentiated and global business activities help to reduce the impact that any particular market risk may have on its operating earnings as a whole.

The Company’s short-term debt carries variable interest rates and generally its long-term debt carries fixed rates. These financial instruments are more fully described in the notes to the consolidated financial statements.

The foreign currencies to which the Company has the most significant exchange rate exposure are the Euro, the British pound, the Japanese yen, the Chinese renminbi and the Mexican peso. Exposure to foreign currency rate fluctuation is monitored, and when possible, mitigated through the occasional use of local borrowings and derivative financial instruments in the foreign country affected. The effect of translating foreign subsidiaries’ balance sheets into U.S. dollars is included in other comprehensive income within stockholders’ equity. Foreign currency transactions have not had a significant effect on the operating results reported by the Company because revenues and costs associated with the revenues are generally transacted in the same foreign currencies.

The primary commodities to which the Company has market exposure are raw material purchases of nickel, aluminum, copper, steel, titanium and gold. Exposure to price changes in these commodities is generally mitigated through adjustments in selling prices of the ultimate product and purchase order pricing arrangements, although forward contracts are sometimes used to manage some of those exposures.

Based on a hypothetical ten percent adverse movement in interest rates, commodity prices or foreign currency exchange rates, the Company’s best estimate is that the potential losses in future earnings, fair value of risk-sensitive financial instruments and cash flows are not material, although the actual effects may differ materially from the hypothetical analysis.

Forward-Looking Information

Certain matters discussed in this Appendix are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (“PSLRA”), which involve risk and uncertainties that exist in the Company’s operations and business environment and can be affected by inaccurate assumptions, or by known or unknown risks and uncertainties. Many such factors will be important in determining the Company’s actual future results. The Company wishes to take advantage of the “safe harbor” provisions of the PSLRA by cautioning readers that numerous important factors, in some cases have caused, and in the future could cause, the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Some, but not all, of the factors or uncertainties that could cause actual results to differ from present expectations are contained in the Company’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, subsequent events or otherwise, unless required by the securities laws to do so.

Management’s Responsibility for Financial Statements

Management has prepared and is responsible for the integrity of the consolidated financial statements and related information. The statements are prepared in conformity with U.S. generally accepted accounting principles consistently applied and include certain amounts based on management’s best estimates and judgments. Historical financial information elsewhere in this report is consistent with that in the financial statements.

In meeting its responsibility for the reliability of the financial information, management maintains a system of internal accounting and disclosure controls, including an internal audit program. The system of controls provides for appropriate division of responsibility and the application of written policies and procedures. That system, which undergoes continual reevaluation, is designed to provide reasonable assurance that assets are safeguarded and records are adequate for the preparation of reliable financial data.

Management is responsible for establishing and maintaining adequate controls over financial reporting. We maintain a system of internal controls that is designed to provide reasonable assurance as to the fair and reliable preparation and presentation of the consolidated financial statements; however, there are inherent limitations in the effectiveness of any system of internal controls.

Management recognizes its responsibility for conducting the Company’s activities according to the highest standards of personal and corporate conduct. That responsibility is characterized and reflected in a code of business conduct for all employees, and in a financial code of ethics for the Chief Executive Officer and Senior Financial Officers, as well as in other key policy statements publicized throughout the Company.

The Audit Committee of the Board of Directors, which is composed solely of independent directors who are not employees of the Company, meets with the independent registered public accounting firm, the internal auditors and management to satisfy itself that each is properly discharging its responsibilities. The report of the Audit Committee is included in the Proxy Statement of the Company for its 2010 Annual Meeting. Both the independent registered public accounting firm and the internal auditors have direct access to the Audit Committee.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is engaged to render an opinion as to whether management’s financial statements present fairly, in all material respects, the Company’s financial position and operating results. This report is included on page A-24.

Management’s Report on Internal Control over Financial Reporting

Management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009 based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on that evaluation, our management concluded that the Company’s internal control over financial reporting was effective as of December 31, 2009.

The Company’s internal control over financial reporting as of December 31, 2009 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report, which appears on page A-23.

Frank S. Hermance Chairman and Chief Executive Officer	John J. Molinelli Executive Vice President — Chief Financial Officer

February 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON INTERNAL CONTROL OVER FINANCIAL REPORTING

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited AMETEK, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). AMETEK, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, AMETEK, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of AMETEK, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2009, and our report dated February 25, 2010 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
ON FINANCIAL STATEMENTS

To the Board of Directors and Stockholders of AMETEK, Inc.:

We have audited the accompanying consolidated balance sheets of AMETEK, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMETEK, Inc. at December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), AMETEK, Inc.’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 25, 2010 expressed an unqualified opinion thereon.

Philadelphia, Pennsylvania
February 25, 2010

AMETEK, Inc.

Consolidated Statement of Income
(In thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007

Net sales	$2,098,355	$2,531,135	$2,136,850

Operating expenses:
Cost of sales, excluding depreciation	1,435,953	1,730,086	1,444,514
Selling, general and administrative	254,143	322,552	263,472
Depreciation	42,209	45,843	42,290

Total operating expenses	1,732,305	2,098,481	1,750,276

Operating income	366,050	432,654	386,574
Other expenses:
Interest expense	(68,750)	(63,652)	(46,866)
Other, net	(2,667)	(2,786)	(3,264)

Income before income taxes	294,633	366,216	336,444
Provision for income taxes	88,863	119,264	108,424

Net income	$205,770	$246,952	$228,020

Basic earnings per share	$1.93	$2.33	$2.15

Diluted earnings per share	$1.91	$2.30	$2.12

Weighted average common shares outstanding:
Basic shares	106,788	106,148	105,832

Diluted shares	107,850	107,443	107,580

See accompanying notes.

AMETEK, Inc.

Consolidated Balance Sheet
(In thousands, except share amounts)

	December 31,
	2009	2008

ASSETS
Current assets:
Cash and cash equivalents	$246,356	$86,980
Marketable securities	4,994	4,230
Receivables, less allowance for possible losses	331,383	406,012
Inventories	311,542	349,509
Deferred income taxes	30,669	30,919
Other current assets	44,486	76,936

Total current assets	969,430	954,586
Property, plant and equipment, net	310,053	307,908
Goodwill	1,277,291	1,240,052
Other intangibles, net of accumulated amortization	521,888	441,785
Investments and other assets	167,370	111,211

Total assets	$3,246,032	$3,055,542

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$85,801	$18,438
Accounts payable	191,779	203,742
Income taxes payable	13,345	31,649
Accrued liabilities	133,357	193,684

Total current liabilities	424,282	447,513
Long-term debt	955,880	1,093,243
Deferred income taxes	206,354	144,941
Other long-term liabilities	92,492	82,073

Total liabilities	1,679,008	1,767,770

Stockholders’ equity:
Preferred stock, $0.01 par value; authorized: 5,000,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized: 400,000,000 shares;
issued: 2009 — 111,000,578 shares; 2008 — 110,188,937 shares	1,110	1,102
Capital in excess of par value	224,057	203,000
Retained earnings	1,500,471	1,320,470
Accumulated other comprehensive (loss)	(75,281)	(144,767)
Treasury stock: 2009 — 3,116,579 shares; 2008 — 3,461,541 shares	(83,333)	(92,033)

Total stockholders’ equity	1,567,024	1,287,772

Total liabilities and stockholders’ equity	$3,246,032	$3,055,542

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Stockholders’ Equity
(In thousands)

	Year Ended December 31,
	2009		2008		2007
	Comprehensive	Stockholders’	Comprehensive	Stockholders’	Comprehensive	Stockholders’
	Income	Equity	Income	Equity	Income	Equity

Capital Stock
Preferred Stock, $0.01 par value		$—		$—		$—

Common Stock, $0.01 par value
Balance at the beginning of the year		1,102		1,097		1,085
Shares issued		8		5		12

Balance at the end of the year		1,110		1,102		1,097

Capital in Excess of Par Value
Balance at the beginning of the year		203,000		174,450		134,001
Issuance of common stock under employee stock plans		3,459		3,474		15,455
Share-based compensation costs		13,502		20,186		15,530
Excess tax benefits from exercise of stock options		4,096		4,890		9,464

Balance at the end of the year		224,057		203,000		174,450

Retained Earnings
Balance at the beginning of the year		1,320,470		1,099,111		902,379
Adoption of FIN 48		—		—		(5,901)
Net income	$205,770	205,770	$246,952	246,952	$228,020	228,020

Cash dividends paid		(25,579)		(25,685)		(25,748)
Other		(190)		92		361

Balance at the end of the year		1,500,471		1,320,470		1,099,111

Accumulated Other Comprehensive (Loss) Income
Foreign currency translation:
Balance at the beginning of the year		(50,706)		7,331		(1,137)
Translation adjustments	38,357		(46,784)		6,056
Gain (loss) on net investment hedges, net of tax (expense) benefit of ($2,290), $6,058 and ($1,298) in 2009, 2008 and 2007, respectively	4,253		(11,253)		2,412

	42,610	42,610	(58,037)	(58,037)	8,468	8,468

Balance at the end of the year		(8,096)		(50,706)		7,331

Defined benefit pension plans:
Balance at the beginning of the year		(93,360)		(3,040)		(33,213)
Change in pension plans, net of tax (expense) benefit of ($15,830), $56,344 and ($14,141) in 2009, 2008 and 2007, respectively	26,239	26,239	(90,320)	(90,320)	30,173	30,173

Balance at the end of the year		(67,121)		(93,360)		(3,040)

Unrealized holding gain (loss) on available-for-sale securities:
Balance at the beginning of the year		(701)		1,079		798
Increase (decrease) during the year, net of tax benefit (expense) of $343, ($958) and $151 in 2009, 2008 and 2007, respectively	637	637	(1,780)	(1,780)	281	281

Balance at the end of the year		(64)		(701)		1,079

Total other comprehensive income (loss) for the year	69,486		(150,137)		38,922

Total comprehensive income for the year	$275,256		$96,815		$266,942

Accumulated other comprehensive (loss) income at the end of the year		(75,281)		(144,767)		5,370

Treasury Stock
Balance at the beginning of the year		(92,033)		(39,321)		(37,241)
Issuance of common stock under employee stock plans		8,700		4,732		3,357
Purchase of treasury stock		—		(57,444)		(5,437)

Balance at the end of the year		(83,333)		(92,033)		(39,321)

Total Stockholders’ Equity		$1,567,024		$1,287,772		$1,240,707

See accompanying notes.

AMETEK, Inc.

Consolidated Statement of Cash Flows
(In thousands)

	Year Ended December 31,
	2009	2008	2007

Cash provided by (used for):
Operating activities:
Net income	$205,770	$246,952	$228,020
Adjustments to reconcile net income to total operating activities:
Depreciation and amortization	65,500	63,261	52,665
Deferred income tax expense	5,768	29,742	4,769
Share-based compensation expense	13,502	20,186	15,530
Changes in assets and liabilities, net of acquisitions:
Decrease (increase) in receivables	87,146	6,636	(26,944)
Decrease (increase) in inventories and other current assets	83,622	(35,180)	194
(Decrease) increase in payables, accruals and income taxes	(91,622)	3,161	13,421
Increase (decrease) in other long-term liabilities	3,345	(1,907)	(7,153)
Pension contribution	(21,127)	(79,905)	(5,162)
Other	12,767	(5,681)	3,183

Total operating activities	364,671	247,265	278,523

Investing activities:
Additions to property, plant and equipment	(33,062)	(44,215)	(37,620)
Purchases of businesses, net of cash acquired	(72,919)	(463,012)	(300,569)
(Increase) decrease in marketable securities	(638)	6,323	(1,700)
Other	275	4,282	5,228

Total investing activities	(106,344)	(496,622)	(334,661)

Financing activities:
Net change in short-term borrowings	(13,013)	69,693	(162,589)
Additional long-term borrowings	1,466	430,000	370,000
Reduction in long-term borrowings	(80,817)	(232,835)	(26,553)
Repayment of life insurance policy loans	—	(21,394)	—
Repurchases of common stock	—	(57,444)	(5,437)
Cash dividends paid	(25,579)	(25,685)	(25,748)
Excess tax benefits from share-based payments	4,096	4,890	9,464
Proceeds from employee stock plans and other	11,328	6,238	14,961

Total financing activities	(102,519)	173,463	174,098

Effect of exchange rate changes on cash and cash equivalents	3,568	(7,265)	3,088

Increase (decrease) in cash and cash equivalents	159,376	(83,159)	121,048
Cash and cash equivalents:
Beginning of year	86,980	170,139	49,091

End of year	$246,356	$86,980	$170,139

See accompanying notes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Significant Accounting Policies

Basis of Consolidation

The accompanying consolidated financial statements reflect the operations, financial position and cash flows of AMETEK, Inc. (the “Company”), and include the accounts of the Company and subsidiaries, after elimination of all intercompany transactions in the consolidation. The Company’s investments in 50% or less owned joint ventures are accounted for by the equity method of accounting. Such investments are not significant to the Company’s consolidated results of operations, financial position or cash flows.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents, Securities and Other Investments

All highly liquid investments with maturities of three months or less when purchased are considered cash equivalents. At December 31, 2009 and 2008, all of the Company’s equity securities and fixed-income securities (primarily those of a captive insurance subsidiary) are classified as “available-for-sale,” although the Company may hold fixed-income securities until their maturity dates. Fixed-income securities generally mature within three years. The aggregate market value of equity and fixed-income securities at December 31, 2009 and 2008 was $13.2 million ($13.5 million amortized cost) and $11.9 million ($12.9 million amortized cost), respectively. The temporary unrealized gain or loss on such securities is recorded as a separate component of accumulated other comprehensive income (in stockholders’ equity), and is not significant. The Company had $0.2 million of other-than-temporary impairment losses in 2008. Certain of the Company’s other investments, which are not significant, are also accounted for by the equity method of accounting as discussed above.

Accounts Receivable

The Company maintains allowances for estimated losses resulting from the inability of specific customers to meet their financial obligations to the Company. A specific reserve for doubtful receivables is recorded against the amount due from these customers. For all other customers, the Company recognizes reserves for doubtful receivables based on the length of time specific receivables are past due based on past experience. The allowance for possible losses on receivables was $5.8 million and $8.5 million at December 31, 2009 and 2008, respectively. See Note 8.

Inventories

The Company uses the first-in, first-out (“FIFO”) method of accounting, which approximates current replacement cost, for 66% of its inventories at December 31, 2009. The last-in, first-out (“LIFO”) method of accounting is used to determine cost for the remaining 34% of the Company’s inventory at December 31, 2009. For inventories where cost is determined by the LIFO method, the excess of the FIFO value over the LIFO value was $20.8 million and $30.8 million at December 31, 2009 and 2008, respectively. The Company provides estimated inventory reserves for slow-moving and obsolete inventory based on current assessments about future demand, market conditions, customers who may be experiencing financial difficulties and related management initiatives.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Expenditures for additions to plant facilities, or that extend their useful lives, are capitalized. The cost of minor tools, jigs and dies, and maintenance and repairs is charged to operations as incurred. Depreciation of plant and equipment is calculated principally on a straight-line basis over the estimated useful lives of the related assets. The range of lives for depreciable assets is generally three to ten years for machinery and equipment, five to 27 years for leasehold improvements and 25 to 50 years for buildings.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

The Company recognizes revenue on product sales in the period when the sales process is complete. This generally occurs when products are shipped to the customer in accordance with terms of an agreement of sale, under which title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable. For a small percentage of sales where title and risk of loss passes at point of delivery, the Company recognizes revenue upon delivery to the customer, assuming all other criteria for revenue recognition are met. The policy, with respect to sales returns and allowances, generally provides that the customer may not return products or be given allowances, except at the Company’s option. The Company has agreements with distributors that do not provide expanded rights of return for unsold products. The distributor purchases the product from the Company, at which time title and risk of loss transfers to the distributor. The Company does not offer substantial sales incentives and credits to its distributors other than volume discounts. The Company accounts for these sales incentives as a reduction of revenues when the sale is recognized in the income statement. Accruals for sales returns, other allowances and estimated warranty costs are provided at the time revenue is recognized based upon past experience. At December 31, 2009, 2008 and 2007, the accrual for future warranty obligations was $16.0 million, $16.1 million and $14.4 million, respectively. The Company’s expense for warranty obligations was $8.2 million in 2009, $12.2 million in 2008 and $11.3 million in 2007. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Research and Development

Company-funded research and development costs are charged to operations as incurred and were $50.5 million in 2009, $57.5 million in 2008 and $52.9 million in 2007.

Shipping and Handling Costs

Shipping and handling costs are included in cost of sales and were $24.6 million in 2009, $34.0 million in 2008 and $27.5 million in 2007.

Earnings Per Share

The calculation of basic earnings per share is based on the weighted average number of common shares considered outstanding during the periods. The calculation of diluted earnings per share reflects the effect of all potentially dilutive securities (principally outstanding common stock options and restricted stock grants). The number of weighted average shares used in the calculation of basic earnings per share and diluted earnings per share were as follows for the years ended December 31:

	2009	2008	2007
	(In thousands)

Weighted average shares:
Basic shares	106,788	106,148	105,832
Stock option and awards plans	1,062	1,295	1,748

Diluted shares	107,850	107,443	107,580

Financial Instruments and Foreign Currency Translation

Assets and liabilities of foreign operations are translated using exchange rates in effect at the balance sheet date and their results of operations are translated using average exchange rates for the year. Certain transactions of the Company and its subsidiaries are made in currencies other than their functional currency. Exchange gains and losses from those transactions are included in operating results for the year.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company makes infrequent use of derivative financial instruments. Forward contracts are entered into from time to time to hedge specific firm commitments for certain inventory purchases or export sales, thereby minimizing the Company’s exposure to raw material commodity price or foreign currency fluctuation. No forward contracts were outstanding at December 31, 2009 and 2008. During 2008, the Company was party to certain commodity price forward contracts pertaining to raw materials, which were not significant. These forward contracts were acquired as a part of a 2008 acquisition. In instances where transactions are designated as hedges of an underlying item, the gains and losses on those transactions are included in accumulated other comprehensive income (“AOCI”) within stockholders’ equity to the extent they are effective as hedges. The Company has designated certain foreign-currency-denominated long-term debt as hedges of the net investment in certain foreign operations. These net investment hedges are the Company’s British-pound-denominated long-term debt and Euro-denominated long-term debt, pertaining to certain European acquisitions whose functional currencies are either the British pound or the Euro. These acquisitions were financed by foreign-currency-denominated borrowings under the Company’s revolving credit facility and were subsequently refinanced with long-term private placement debt. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries on their respective dates of acquisition. On the respective dates of acquisition, the Company designated the British pound- and Euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument following hedge designation (the debt), is reported in AOCI in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness. As of December 31, 2009 and 2008, all net investment hedges were effective. At December 31, 2009, the translation gains on the net carrying value of the foreign-currency-denominated investments exceeded the translation losses on the carrying value of the underlying debt and the difference is included in AOCI. At December 31, 2008, the translation losses on the net carrying value of the foreign-currency-denominated investments exceeded the translation gains on the carrying value of the underlying debt and the difference is included in AOCI. An evaluation of hedge effectiveness is performed by the Company on an ongoing basis and any changes in the hedge are made as appropriate. See Note 4.

Share-Based Compensation

The Company accounts for share-based payments in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Compensation — Stock Compensation Topic 718. Accordingly, the Company expenses the fair value of awards made under its share-based plans. That cost is recognized in the consolidated financial statements over the requisite service period of the grants. See Note 11.

Goodwill and Other Intangible Assets

Goodwill and other intangible assets with indefinite lives, primarily trademarks and trade names, are not amortized; rather, they are tested for impairment at least annually.

The Company identifies its reporting units at the component level, which is one level below our operating segments. Generally, goodwill arises from acquisitions of specific operating companies and is assigned to the reporting units based upon the reporting unit in which that operating company resides. Our reporting units are composed of the business units one level below our operating segment at which discrete financial information is prepared and regularly reviewed by segment management.

The Company principally relies on a discounted cash flow analysis to determine the fair value of each reporting unit, which considers forecasted cash flows discounted at an appropriate discount rate. The Company believes that market participants would use a discounted cash flow analysis to determine the fair value of its reporting units in a sales transaction. The annual goodwill impairment test requires the Company to make a number of assumptions and estimates concerning future levels of revenue growth, operating margins, depreciation, amortization and working capital requirements, which are based upon the Company’s long range plan. The Company’s long range plan is updated as part of its annual planning process and is reviewed and approved by management. The discount rate is an

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimate of the overall after-tax rate of return required by a market participant whose weighted average cost of capital includes both equity and debt, including a risk premium. While the Company uses the best available information to prepare its cash flow and discount rate assumptions, actual future cash flows or market conditions could differ significantly resulting in future impairment charges related to recorded goodwill balances.

The impairment test for indefinite-lived intangibles other than goodwill (primarily trademarks and trade names) consists of a comparison of the fair value of the indefinite-lived intangible asset to the carrying value of the asset as of the impairment testing date. The Company estimates the fair value of its indefinite-lived intangibles using the relief from royalty method. The relief from royalty method is measured as the discounted cash flow savings realized from owning such trademarks and trade names and not having to pay a royalty for their use.

The Company completed its required annual impairment tests in the fourth quarter of 2009, 2008 and 2007 and determined that the carrying values of goodwill and other intangible assets with indefinite lives were not impaired.

The Company evaluates impairment of its long-lived assets, other than goodwill and indefinite-lived intangible assets when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset group is considered impaired when the total projected undiscounted cash flows from such asset group are separately identifiable and are less than the carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset group. Fair market value is determined primarily using present value techniques based on projected cash flows from the asset group. Losses on long-lived assets held-for-sale, other than goodwill and indefinite-lived intangible assets, are determined in a similar manner, except that fair market values are reduced for disposal costs.

Intangible assets, other than goodwill, with definite lives are amortized over their estimated useful lives. Patents are being amortized over useful lives of four to 20 years. Customer relationships are being amortized over a period of two to 20 years. Miscellaneous other intangible assets are being amortized over a period of four to 20 years. The Company periodically evaluates the reasonableness of the estimated useful lives of these intangible assets.

Income Taxes

The Company’s annual provision for income taxes and determination of the related balance sheet accounts requires management to assess uncertainties, make judgments regarding outcomes and utilize estimates. The Company conducts a broad range of operations around the world and is therefore subject to complex tax regulations in numerous international taxing jurisdictions, resulting at times in tax audits, disputes and potential litigation, the outcome of which is uncertain. Management must make judgments currently about such uncertainties and determine estimates of the Company’s tax assets and liabilities. To the extent the final outcome differs, future adjustments to the Company’s tax assets and liabilities may be necessary. The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense.

The Company also is required to assess the realizability of its deferred tax assets, taking into consideration the Company’s forecast of future taxable income, the reversal of other existing temporary differences, available net operating loss carryforwards and available tax planning strategies that could be implemented to realize the deferred tax assets. Based on this assessment, management must evaluate the need for, and amount of, valuation allowances against the Company’s deferred tax assets. To the extent facts and circumstances change in the future, adjustments to the valuation allowances may be required.

2.	Recently Issued Financial Accounting Standards

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-06, Fair value Measurements and Disclosures (“ASU 2010-06”). ASU 2010-06 provides amendments that clarify existing disclosures and require new disclosures related to fair value measurements, particularly to provide greater disaggregated information on each class of assets and liabilities and more robust disclosures on transfers between levels 1 and 2 and activity in level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about activity in level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

December 15, 2010 and for interim periods within those fiscal years. The Company is currently evaluating the impact of adopting ASU 2010-06 on our fair value measurement disclosures.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements (“ASU 2009-14”). ASU 2009-14 provides guidance for revenue arrangements that include both tangible products and software elements that are “essential to the functionality of the hardware.” ASU 2009-14 provides factors to help constituents determine what software elements are considered essential to the functionality of the tangible product. This guidance will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. ASU 2009-14 is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is not expected to have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”). ASU 2009-13 provides guidance on accounting and reporting for arrangements including multiple revenue-generating activities. ASU 2009-13 provides guidance for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. ASU 2009-13 also requires significantly expanded disclosures to provide information about a vendor’s multiple-deliverable revenue arrangements and the judgments made by the vendor that affect the timing or amount of revenue recognition. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 and is not expected to have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value (“ASU 2009-05”), which provides clarification on the application of fair value techniques when a quoted price in an active market for the identical liability is not available and clarifies that when estimating the fair value of a liability, the fair value is not adjusted to reflect the impact of contractual restrictions that prevent its transfer. ASU 2009-05 was effective on October 1, 2009 for the Company and the adoption did not have a significant impact on the Company’s consolidated results of operations, financial position and cash flows.

In June 2009, the FASB issued Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles a replacement of FASB Statement No. 162 (“SFAS 168”). SFAS 168 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States (the “GAAP hierarchy”). Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. SFAS 168 was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of SFAS 168 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In May 2009, the FASB issued ASC Subsequent Events Topic 855, (“ASC 855”). ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC 855 was effective for interim and annual reporting periods ending after June 15, 2009. The adoption of ASC 855 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows. The Company evaluated all events and transactions that occurred after December 31, 2009 up through February 25, 2010, the date the Company filed its Form 10-K for the year ended December 31, 2009. During this period, the Company did not have any material recognizable or non-recognizable subsequent events.

The Company accounts for business combinations in accordance with FASB ASC Business Combinations Topic 805 (“ASC 805”), which includes provisions adopted effective January 1, 2009. The accounting for business combinations retains the underlying concepts of the previously issued standard, but changes the method of applying the acquisition method in a number of significant aspects. These changes were effective on a prospective basis for

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

business combinations for which the acquisition date is on or after January 1, 2009, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. Adjustments for valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to January 1, 2009 would also apply the revised accounting for business combination provisions. The adoption of certain provisions within ASC 805 effective January 1, 2009 did not have a significant impact on the Company’s consolidated results of operations, financial position or cash flows. However, depending on the nature of an acquisition or the quantity of acquisitions entered into after the adoption, ASC 805 may significantly impact the Company’s consolidated results of operations, financial position or cash flows and result in more earnings volatility and generally lower earnings due to, among other items, the expensing of transaction costs and restructuring costs of acquired companies.

In April 2009, the FASB issued ASC 820-10-65-4, Transition Related to FASB Staff Position FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“ASC 820-10-65-4”). ASC 820-10-65-4 amends ASC 820, and provides additional guidance for estimating fair value in accordance with ASC 820 when the volume and level of activity for the asset or liability have significantly decreased and also includes guidance on identifying circumstances that indicate a transaction is not orderly for fair value measurements. ASC 820-10-65-4 is applied prospectively with retrospective application not permitted. ASC 820-10-65-4 was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 820-10-65-4 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In April 2009, the FASB issued ASC 320-10-65-1, Transition Related to FASB Staff Position FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“ASC 320-10-65-1”). ASC 320-10-65-1 amends previously issued standards to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. ASC 320-10-65-1 replaces the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. ASC 320-10-65-1 provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses and an aging of securities with unrealized losses. Although ASC 320-10-65-1 does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. ASC 320-10-65-1 was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC 320-10-65-1 did not have an impact on the Company’s consolidated results of operations, financial position and cash flows.

In April 2009, the FASB issued ASC 825-10-65-1, Transition Related to FASB Staff Position FAS 107-1 and Accounting Principles Board 28-1, Interim Disclosures about Fair Value of Financial Instruments (“ASC 825-10-65-1”). ASC 825-10-65-1 amends previously issued standards to require disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to ASC 825-10-65-1, fair values for these assets and liabilities were only disclosed annually. ASC 825-10-65-1 applies to all financial instruments within the scope of ASC 825 and requires all entities to disclose the methods and significant assumptions used to estimate the fair value of financial instruments. ASC 825-10-65-1 was effective for interim periods ending after June 15, 2009. See Note 15.

3.   Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company adopted ASC 820 as of January 1, 2008, with the exception of the application of the statement to nonfinancial assets and nonfinancial liabilities that are measured or disclosed at fair value on a non-recurring basis, which was delayed by ASC 820-10-65-1, Transition Related to FASB Staff Position FAS 157-2, Effective Date of FASB Statement No. 157, to fiscal years beginning after November 15, 2008, which the Company adopted January 1, 2009.

The Company utilizes a valuation hierarchy for disclosure of the inputs to the valuations used to measure fair value. This hierarchy prioritizes the inputs into three broad levels as follows. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based on the Company’s own assumptions used to measure assets and liabilities at fair value. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

At December 31, 2009, $0.3 million of the Company’s cash and cash equivalents as well as $5.0 million of marketable securities are valued as level 1 investments. In addition, the Company held $8.9 million of investments in fixed-income securities valued as level 2 investments in the investments and other assets line of the consolidated balance sheet. For the year ended December 31, 2009, gains and losses on the investments noted above were not significant.

4.	Hedging Activities

In March 2008, the FASB issued ASC 815-10-65-1, Transition and Effective Date Related to FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133 (“ASC 815-10-65-1”). ASC 815-10-65-1 requires entities to provide enhanced disclosure about how and why the entity uses derivative instruments, how the instruments and related hedged items are accounted for under ASC 815, and how the instruments and related hedged items affect the financial position, results of operations and cash flows of the entity.

The Company has designated certain foreign-currency-denominated long-term debt as hedges of the net investment in certain foreign operations. These net investment hedges are the Company’s British-pound-denominated long-term debt and Euro-denominated long-term debt, pertaining to certain European acquisitions whose functional currencies are either the British pound or the Euro. These acquisitions were financed by foreign-currency-denominated borrowings under the Company’s revolving credit facility and subsequently refinanced with long-term private placement debt. These borrowings were designed to create net investment hedges in each of the foreign subsidiaries on their respective dates of acquisition. On the respective dates of acquisition, the Company designated the British pound- and Euro-denominated loans referred to above as hedging instruments to offset foreign exchange gains or losses on the net investment in the acquired business due to changes in the British pound and Euro exchange rates. These net investment hedges were evidenced by management’s documentation supporting the contemporaneous hedge designation on the acquisition dates. Any gain or loss on the hedging instrument following hedge designation (the debt), is reported in accumulated other comprehensive income in the same manner as the translation adjustment on the investment based on changes in the spot rate, which is used to measure hedge effectiveness.

At December 31, 2009, the Company had $145.5 million of British pound-denominated loans, which are designated as a hedge against the net investment in foreign subsidiaries acquired in 2004 and 2003. At December 31, 2008, the Company had $189.7 million of British pound-denominated loans, which were designated as a hedge against the net investment in foreign subsidiaries acquired in 2008, 2004 and 2003. At December 31, 2009 and 2008, the Company had $71.6 million and $69.8 million, respectively, of Euro-denominated loans, which were designated as a hedge against the net investment in a foreign subsidiary acquired in 2005. As a result of these British pound- and Euro-denominated loans being designated and effective as net investment hedges, $15.9 million of currency

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

remeasurement losses and $55.6 million of currency remeasurement gains have been included in the foreign currency translation component of other comprehensive income at December 31, 2009 and 2008, respectively.

5.	Fourth Quarter of 2008 Restructuring Charges and Asset Write-Downs

During the fourth quarter of 2008, the Company recorded pre-tax charges totaling $40.0 million, which had the effect of reducing net income by $27.3 million ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million). The charges included $30.1 million for severance costs for more than 10% of the Company’s workforce and $1.5 million for lease termination costs associated with the closure of certain facilities. Of the $40.0 million in charges, $32.9 million of the restructuring charges and asset write-downs were recorded in cost of sales and $7.1 million of the restructuring charges and asset write-downs were recorded in Selling, general and administrative expenses. The restructuring charges and asset write-downs were reported in 2008 segment operating income as follows: $20.4 million in Electronic Instruments Group (“EIG”), $19.4 million in Electromechanical Group (“EMG”) and $0.2 million in Corporate administrative and other expenses. The restructuring costs for employee reductions and facility closures relate to plans established by the Company in 2008 as part of cost reduction initiatives that were broadly implemented across the Company’s various businesses during fiscal 2009. The restructuring costs resulted from the consolidation of manufacturing facilities, the migration of production to low cost locales and a general reduction in workforce in response to lower levels of expected sales volumes in certain of the Company’s businesses.

The following table provides a rollforward of the accruals established in the fourth quarter of 2008 for restructuring charges and asset write-downs:

	Restructuring
		Facility	Asset
	Severance	Closures	Write-Downs	Total
	(In millions)

Restructuring accruals at December 31, 2007	$—	$—	$—	$—
Pre-tax charges	30.1	2.5	7.4	40.0
Utilization	—	(1.0)	(7.4)	(8.4)

Restructuring accruals at December 31, 2008	30.1	1.5	—	31.6
Utilization	(18.1)	(0.2)	—	(18.3)
Foreign currency translation and other	0.2	(0.3)	—	(0.1)

Restructuring accruals at December 31, 2009	$12.2	$1.0	$—	$13.2

6.	Acquisitions

The Company spent approximately $72.9 million in cash, net of cash acquired, to acquire High Standard Aviation in January 2009, a small acquisition of two businesses in India, Unispec Marketing Pvt. Ltd. and Thelsha Technical Services Pvt. Ltd., in September 2009 and Ameron Global in December 2009. High Standard Aviation is a provider of electrical and electromechanical, hydraulic and pneumatic repair services to the aerospace industry. Ameron Global is a manufacturer of highly engineered pressurized gas components and systems for commercial and aerospace customers and is also a leader in maintenance, repair and overhaul of fire suppression and oxygen supply systems. High Standard Aviation and Ameron Global are a part of EMG.

The operating results of the above acquisitions have been included in the Company’s consolidated results from the respective dates of acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The purchase price and initial recording of the transactions for Ameron Global were based on preliminary valuation assessments and are subject to change. The following table represents the provisional allocation of the aggregate purchase price for the net assets of the above acquisitions based on their estimated fair value (in millions):

Property, plant and equipment	$4.8
Goodwill	17.4
Other intangible assets	36.1
Net working capital and other	14.6

Total purchase price	$72.9

The amount allocated to goodwill is reflective of the benefits the Company expects to realize from the acquisitions as High Standard Aviation and Ameron Global broaden the global footprint of AMETEK’s aerospace maintenance, repair and overhaul business. No goodwill recorded as part of the 2009 acquisitions will be tax deductible in future years.

The Company is in the process of conducting third-party valuations of certain tangible and intangible assets acquired. Adjustments to the allocation of purchase price will be recorded when this information is finalized. Therefore, the allocation of the purchase price is subject to revision.

The valuations for the $36.1 million preliminarily assigned to other intangible assets have been or are currently being finalized by third-party appraisers. In connection with the finalization of the 2008 acquisitions, $192.9 million was assigned to intangible assets, which consists primarily of patents, technology and customer relationships with estimated useful lives ranging from five years to 20 years and tradenames with indefinite lives.

In 2008, the Company spent a total of approximately $463.0 million in cash, net of cash acquired, for six acquisitions and one small technology line. The acquisitions include Drake Air (“Drake”) and Motion Control Group (“MCG”) in February 2008, Reading Alloys in April 2008, Vision Research, Inc. in June 2008, the programmable power business of Xantrex Technology, Inc. (“Xantrex Programmable”) in August 2008 and Muirhead Aerospace Limited (“Muirhead”) in November 2008. Drake is a provider of heat-transfer repair services to the commercial aerospace industry and further expands the Company’s presence in the global aerospace maintenance, repair and overhaul (“MRO”) services industry. MCG is a leading global manufacturer of highly customized motors and motion control solutions for the medical, life sciences, industrial automation, semiconductor and aviation markets. MCG enhances the Company’s capability in providing precision motion technology solutions. Reading Alloys is a global leader in specialty titanium master alloys and highly engineered metal powders used in the aerospace, medical implant, military and electronics markets. Vision Research is a leading manufacturer of high-speed digital imaging systems used for motion capture and analysis in numerous test and measurement applications. Xantrex Programmable is a leader in alternating current and direct current programmable power supplies used to test electrical and electronic products. Muirhead is a leading manufacturer of motion technology products and a provider of avionics repair and overhaul services for the aerospace and defense markets. Drake, MCG, Reading Alloys and Muirhead are part of EMG and Vision Research and Xantrex Programmable are part of EIG.

Had the 2009 acquisitions been made at the beginning of 2009, unaudited pro forma net sales, net income and diluted earnings per share for the year ended December 31, 2009 would not have been materially different than the amounts reported.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Had the 2009 acquisitions and the 2008 acquisitions been made at the beginning of 2008, unaudited pro forma net sales, net income and diluted earnings per share would have been as follows:

Year Ended December 31, 2008
(In millions, except per share amount)

Net sales	$2,734.6
Net income	$255.5
Diluted earnings per share	$2.38

Pro forma results are not necessarily indicative of the results that would have occurred if the acquisitions had been completed at the beginning of 2008.

In 2007, the Company spent $300.6 million in cash, net of cash acquired, for seven acquisitions and one small technology line. The acquisitions include Seacon Phoenix, subsequently renamed AMETEK SCP, Inc. (“SCP”), in April 2007, Advanced Industries, Inc. (“Advanced”), B&S Aircraft Parts and Accessories (“B&S”) and Hamilton Precision Metals (“Hamilton”) in June 2007, Cameca SAS (“Cameca”) in August 2007, the Repair & Overhaul Division of Umeco plc (“Umeco R&O”) in November 2007 and California Instruments Corporation (“California Instruments”) in December 2007. SCP provides undersea electrical interconnect subsystems to the global submarine market. Advanced manufactures starter generators, brush and brushless motors, vane-axial centrifugal blowers for cabin ventilation and linear actuators for the business jet, light jet and helicopter markets. B&S provides third-party MRO services, primarily for starter generators and hydraulic and fuel system components, for a variety of business aircraft and helicopter applications. Hamilton produces highly differentiated niche specialty metals used in medical implant devices and surgical instruments, electronic components and measurement devices for aerospace and other industrial markets. Cameca is a manufacturer of high-end elemental analysis systems used in advanced laboratory research, semiconductor and nanotechnology applications. Umeco R&O provides third-party MRO services for a variety of helicopters and commercial and regional aircraft throughout Europe. California Instruments is a leader in the niche market for programmable alternating current power sources used to test electrical and electronic products, with an especially strong position in the high-power segment. Advanced, B&S, Cameca and California Instruments are part of EIG and SCP, Hamilton and Umeco R&O are part of EMG.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	Goodwill and Other Intangible Assets

The changes in the carrying amounts of goodwill by segment were as follows:

	EIG	EMG	Total
	(In millions)

Balance at December 31, 2007	$622.0	$423.7	$1,045.7
Goodwill acquired during the year	164.6	106.5	271.1
Purchase price allocation adjustments and other*	(4.1)	(2.0)	(6.1)
Foreign currency translation adjustments	(45.3)	(25.3)	(70.6)

Balance at December 31, 2008	737.2	502.9	1,240.1
Goodwill acquired during the year	2.5	14.9	17.4
Purchase price allocation adjustments and other*	(8.7)	1.1	(7.6)
Foreign currency translation adjustments	15.9	11.5	27.4

Balance at December 31, 2009	$746.9	$530.4	$1,277.3

*	Purchase price allocation adjustments reflect final purchase price allocations and revisions to certain preliminary allocations for recent acquisitions, which include reclassifications between goodwill and other intangible assets.

Other intangible assets were as follows at December 31:

	2009	2008
	(In thousands)

Definite-lived intangible assets (subject to amortization):
Patents	$54,150	$51,021
Purchased technology	75,564	69,041
Customer lists	319,820	203,335
Other acquired intangibles	25,111	38,441

	474,645	361,838

Accumulated amortization:
Patents	(27,099)	(25,250)
Purchased technology	(24,442)	(22,870)
Customer lists	(51,596)	(23,331)
Other acquired intangibles	(19,772)	(26,468)

	(122,909)	(97,919)

Net intangible assets subject to amortization	351,736	263,919
Indefinite-lived intangible assets (not subject to amortization):
Trademarks and trade names	170,152	177,866

	$521,888	$441,785

Amortization expense was $23.3 million, $17.5 million and $10.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Amortization expense for each of the next five years is expected to approximate $23.9 million per year, not considering the impact of potential future acquisitions.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Other Consolidated Balance Sheet Information

	December 31,
	2009	2008
	(In thousands)

INVENTORIES
Finished goods and parts	$46,777	$66,416
Work in process	65,752	81,282
Raw materials and purchased parts	199,013	201,811

	$311,542	$349,509

PROPERTY, PLANT AND EQUIPMENT
Land	$30,792	$27,342
Buildings	204,447	199,696
Machinery and equipment	635,463	612,474

	870,702	839,512
Less: Accumulated depreciation	(560,649)	(531,604)

	$310,053	$307,908

ACCRUED LIABILITIES
Accrued employee compensation and benefits	$41,670	$59,915
Severance and lease termination accruals	23,129	46,863
Other	68,558	86,906

	$133,357	$193,684

	2009	2008	2007
	(In thousands)

ALLOWANCES FOR POSSIBLE LOSSES ON ACCOUNTS AND NOTES RECEIVABLE
Balance at the beginning of the year	$8,489	$6,393	$7,387
Additions charged to expense	1,139	5,648	663
Recoveries credited to allowance	70	10	22
Write-offs	(4,520)	(2,878)	(2,122)
Currency translation adjustments and other	610	(684)	443

Balance at the end of the year	$5,788	$8,489	$6,393

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Debt

Long-term debt consisted of the following at December 31:

	2009	2008
	(In thousands)

U.S. dollar 6.59% senior notes due September 2015	$90,000	$90,000
U.S. dollar 6.69% senior notes due December 2015	35,000	35,000
U.S. dollar 6.20% senior notes due December 2017	270,000	270,000
U.S. dollar 6.35% senior notes due July 2018	80,000	80,000
U.S. dollar 7.08% senior notes due September 2018	160,000	160,000
U.S. dollar 7.18% senior notes due December 2018	65,000	65,000
U.S. dollar 6.30% senior notes due December 2019	100,000	100,000
British pound 5.96% senior note due September 2010	80,815	72,960
British pound floating-rate term note due through December 2010	—	16,416
Euro 3.94% senior note due August 2015	71,582	69,842
British pound 5.99% senior note due November 2016	64,652	58,369
Revolving credit loan	—	65,569
Other, principally foreign	24,632	28,525

Total debt	1,041,681	1,111,681
Less: Current portion	(85,801)	(18,438)

Total long-term debt	$955,880	$1,093,243

Maturities of long-term debt outstanding at December 31, 2009 were as follows: $1.9 million in 2011; $3.6 million in 2012; $2.4 million in 2013; $1.8 million in 2014; $198.1 million in 2015; and $748.1 million in 2016 and thereafter.

In the fourth quarter of 2009, the Company paid in full a 10.5 million British pound ($16.9 million) floating-rate term note.

In the second quarter of 2009, the Company paid in full a 40 million British pound ($62.0 million) borrowing under the revolving credit facility.

In July 2008, the Company paid in full the $225 million 7.20% senior notes due July 2008 using the proceeds from borrowings under its existing revolving credit facility.

The second funding of the third quarter of 2007 private placement agreement to sell $450 million occurred in July 2008 for $80 million in aggregate principal amount of 6.35% senior notes due July 2018. The 2007 private placement carries a weighted average interest rate of 6.25%. The proceeds from the second funding of the notes were used to pay down a portion of the Company’s revolving credit facility.

In the third quarter of 2008, the Company completed a private placement agreement to sell $350 million in senior notes to a group of institutional investors. There were two funding dates for the senior notes. The first funding occurred in September 2008 for $250 million, consisting of $90 million in aggregate principal amount of 6.59% senior notes due September 2015 and $160 million in aggregate principal amount of 7.08% senior notes due September 2018. The second funding date occurred in December 2008 for $100 million, consisting of $35 million in aggregate principal amount of 6.69% senior notes due December 2015 and $65 million in aggregate principal amount of 7.18% senior notes due December 2018. The senior notes carry a weighted average interest rate of 6.93%. The proceeds from the senior notes were used to pay down a portion of the Company’s revolving credit facility.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In September 2005, the Company issued a 50 million Euro ($71.6 million at December 31, 2009) 3.94% senior note due August 2015. In November 2004, the Company issued a 40 million British pound ($64.7 million at December 31, 2009) 5.99% senior note due in November 2016. In September 2003, the Company issued a 50 million British pound ($80.8 million at December 31, 2009) 5.96% senior note due in September 2010.

The Company had an accounts receivable securitization facility agreement with a wholly owned, special-purpose subsidiary and the special-purpose subsidiary had a receivables sale agreement with a bank, whereby it could sell to a third party up to $100.0 million of its trade accounts receivable on a revolving basis. The securitization facility was a financing vehicle utilized by the Company previously because it offered attractive rates relative to other financing sources. When borrowings were outstanding under the facility, all securitized accounts receivable and related debt were reflected on the Company’s consolidated balance sheet.

The special-purpose subsidiary was the servicer of the accounts receivable under the securitization facility. The accounts receivable securitization facility was not renewed by the Company in May 2009. Interest rates on amounts drawn down were based on prevailing market rates for short-term commercial paper plus a program fee. The Company also paid a commitment fee on any unused commitments under the securitization facility. The Company’s accounts receivable securitization was accounted for as a secured borrowing.

At December 31, 2008, the Company had no borrowings outstanding on the accounts receivable securitization. Interest expense under this facility was not significant. The weighted average interest rate when borrowings were outstanding under the accounts receivable securitization during 2008 was 3.6%.

The Company’s revolving credit facility’s total borrowing capacity is $550 million, which includes an accordion feature that permits the Company to request up to an additional $100 million in revolving credit commitments at any time during the life of the revolving credit agreement under certain conditions. The term of the facility is June 2012.

The revolving credit facility places certain restrictions on allowable additional indebtedness. At December 31, 2009, the Company had available borrowing capacity of $532.2 million under its $550 million revolving bank credit facility, which includes an accordion feature allowing $100 million of additional borrowing capacity.

Interest rates on outstanding loans under the revolving credit facility are at the applicable London Interbank Offered Rate (“LIBOR”) rate plus a negotiated spread, or at the U.S. prime rate. At December 31, 2009, the Company had no borrowings outstanding under the revolving credit facility. At December 31, 2008, the Company had $65.6 million borrowings outstanding under the revolving credit facility, of which $58.4 million related to 40 million of British pound borrowings under the revolver. The weighted average interest rate on the revolving credit facility for the years ended December 31, 2009 and 2008 was 0.60% and 2.81%, respectively. The Company had outstanding letters of credit totaling $19.8 million and $15.5 million at December 31, 2009 and 2008, respectively.

The private placement, the floating-rate term loan, the senior notes and the revolving credit facility are subject to certain customary covenants, including financial covenants that, among other things, require the Company to maintain certain debt-to-EBITDA and interest coverage ratios. The Company was in compliance with all provisions of the debt arrangements at December 31, 2009.

Foreign subsidiaries of the Company had available credit facilities with local foreign lenders of $50.3 million at December 31, 2009. Foreign subsidiaries had debt outstanding at December 31, 2009 totaling $24.6 million, including $19.6 million reported in long-term debt.

The weighted average interest rate on total debt outstanding at December 31, 2009 and 2008 was 6.4% and 6.2%, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Stockholders’ Equity

On both January 24, 2008 and July 23, 2008, the Board of Directors authorized increases of $50 million for the repurchase of common stock for a total of $100 million in 2008. These increases were added to the $25.9 million that remained available at December 31, 2007 from an existing $50 million authorization approved in March 2003. The Company did not repurchase shares in 2009. In 2008, the Company repurchased approximately 1,263,000 shares of common stock for $57.4 million in cash under its current share repurchase authorization. At December 31, 2009, $68.5 million of the current share repurchase authorization remained available. On January 28, 2010, the Board of Directors authorized an increase of $75 million in the authorization for the repurchase of its common stock. This increase was added to the $68.5 million that remained available from existing $100 million authorizations approved in 2008, for a total of $143.5 million available for repurchases of the Company’s common stock. Subsequent to December 31, 2009, the Company repurchased 1,128,200 shares of its common stock for approximately $41.8 million. The remaining balance available for repurchases of the Company’s common stock is $101.7 million as of the filing of the Company’s Form 10-K for the year ended December 31, 2009.

At December 31, 2009, the Company held 3.1 million shares in its treasury at a cost of $83.3 million, compared with 3.5 million shares at a cost of $92.0 million at December 31, 2008. The number of shares outstanding at December 31, 2009 was 107.9 million shares, compared with 106.7 million shares at December 31, 2008.

The Company has a Shareholder Rights Plan, under which the Company’s Board of Directors declared a dividend of one Right for each share of Company common stock owned at the close of business on June 2, 2007, and has authorized the issuance of one Right for each share of common stock of the Company issued between the Record Date and the Distribution Date. The Plan provides, under certain conditions involving acquisition of the Company’s common stock, that holders of Rights, except for the acquiring entity, would be entitled (i) to purchase shares of preferred stock at a specified exercise price, or (ii) to purchase shares of common stock of the Company, or the acquiring company, having a value of twice the Rights exercise price. The Rights under the Plan expire in June 2017.

11.	Share-Based Compensation

Under the terms of the Company’s stockholder-approved share-based plans, incentive and non-qualified stock options and restricted stock awards have been, and may be, issued to the Company’s officers, management-level employees and members of its Board of Directors. Employee and non-employee director stock options generally vest at a rate of 25% per year, beginning one year from the date of the grant, and restricted stock awards generally have a four-year cliff vesting. Options primarily have a maximum contractual term of seven years. At December 31, 2009, 6.9 million shares of Company common stock were reserved for issuance under the Company’s share-based plans, including 4.4 million shares for stock options outstanding.

The Company issues previously unissued shares when options are exercised and shares are issued from treasury stock upon the award of restricted stock.

The Company measures and records compensation expense related to all stock awards by recognizing the grant date fair value of the awards over their requisite service periods in the financial statements. For grants under any of the Company’s plans that are subject to graded vesting over a service period, the Company recognizes expense on a straight-line basis over the requisite service period for the entire award.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of each option grant is estimated on the date of grant using a Black-Scholes-Merton option pricing model. The following weighted average assumptions were used in the Black-Scholes-Merton model to estimate the fair values of options granted during the years indicated:

	2009	2008	2007

Expected stock volatility	25.8%	18.4%	22.4%
Expected life of the options (years)	4.9	4.7	4.7
Risk-free interest rate	1.89%	2.60%	4.53%
Expected dividend yield	0.73%	0.49%	0.66%
Black-Scholes-Merton fair value per option granted	$7.80	$9.58	$9.58

Expected stock volatility is based on the historical volatility of the Company’s stock. The Company used historical exercise data to estimate the options’ expected life, which represents the period of time that the options granted are expected to be outstanding. Management anticipates that the future option holding periods will be similar to the historical option holding periods. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of grant. Compensation expense recognized for all share-based awards is net of estimated forfeitures. The Company’s estimated forfeiture rates are based on its historical experience.

Total share-based compensation expense was as follows for the years ended December 31:

	2009	2008	2007
	(In thousands)

Stock option expense	$6,297	$6,300	$5,884
Restricted stock expense	7,205	13,886	9,646

Total pre-tax expense	13,502	20,186	15,530
Related tax benefit	(4,223)	(3,990)	(4,180)

Reduction of net income	$9,279	$16,196	$11,350

Pre-tax share-based compensation expense is included in either cost of sales, or selling, general and administrative expenses, depending on where the recipient’s cash compensation is reported.

The following is a summary of the Company’s stock option activity and related information for the year ended December 31, 2009:

			Weighted Average
		Weighted Average	Remaining	Aggregate
	Shares	Exercise Price	Contractual Life	Intrinsic Value
	(In thousands)		(Years)	(In millions)

Outstanding at the beginning of the year	4,035	$28.01
Granted	1,320	32.72
Exercised	(812)	14.50
Forfeited	(75)	38.33
Expired	(62)	40.42

Outstanding at the end of the year	4,406	$31.56	4.1	$36.3

Exercisable at the end of the year	2,179	$26.23	2.5	$27.9

The aggregate intrinsic value of options exercised during 2009, 2008 and 2007 was $15.5 million, $13.3 million and $32.2 million, respectively. The total fair value of the stock options vested during 2009, 2008 and 2007 was $5.4 million, $5.6 million and $5.7 million, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following is a summary of the status of the Company’s nonvested options outstanding for the year ended December 31, 2009:

		Weighted Average
		Grant Date
	Shares	Fair Value
	(In thousands)

Nonvested options outstanding at the beginning of the year	1,612	$9.39
Granted	1,320	7.80
Vested	(630)	9.11
Forfeited	(75)	8.97

Nonvested options outstanding at the end of the year	2,227	$8.54

Expected future pre-tax compensation expense relating to the 2.2 million nonvested options outstanding as of December 31, 2009 is $13.1 million, which is expected to be recognized over a weighted average period of approximately two years.

The fair value of restricted shares under the Company’s restricted stock arrangement is determined by the product of the number of shares granted and the grant date market price of the Company’s common stock. Upon the grant of restricted stock, the fair value of the restricted shares (unearned compensation) at the date of grant is charged as a reduction of capital in excess of par value in the Company’s consolidated balance sheet and is amortized to expense on a straight-line basis over the vesting period, which is the same as the calculated derived service period as determined on the grant date.

Restricted stock awards are subject to accelerated vesting due to certain events, including doubling of the grant price of the Company’s common stock as of the close of business during any five consecutive trading days. On May 19, 2008, the April 27, 2005 grant of 706,605 shares of restricted stock vested under this accelerated vesting provision. The pre-tax charge to income due to the accelerated vesting of these shares was $7.8 million ($7.3 million net after-tax charge) for the year ended December 31, 2008.

The following is a summary of the status of the Company’s nonvested restricted stock outstanding for the year ended December 31, 2009:

		Weighted Average
		Grant Date
	Shares	Fair Value
	(In thousands)

Nonvested restricted stock outstanding at the beginning of the year	608	$39.34
Granted	375	32.74
Vested	(23)	31.58
Forfeited	(43)	39.27

Nonvested restricted stock outstanding at the end of the year	917	$36.95

The total fair value of the restricted stock that vested was $17.8 million in 2008, and 2009 and 2007 were not significant. The weighted average fair value of restricted stock granted per share during 2009 and 2008 was $32.74 and $48.38, respectively. Expected future pre-tax compensation expense related to the 0.9 million nonvested restricted shares outstanding as of December 31, 2009 is $17.8 million, which is expected to be recognized over a weighted average period of approximately two years.

Under a Supplemental Executive Retirement Plan (“SERP”) in 2009, the Company reserved 14,214 shares of common stock. Reductions for retirements and terminations were 30,036 shares in 2009. The total number of shares of common stock reserved under the SERP was 266,310 as of December 31, 2009. Charges to expense under the SERP are not significant in amount and are considered pension expense with the offsetting credit reflected in capital in excess of par value.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.	Leases and Other Commitments

Minimum aggregate rental commitments under noncancellable leases in effect at December 31, 2009 (principally for production and administrative facilities and equipment) amounted to $76.0 million, consisting of payments of $16.3 million in 2010, $11.6 million in 2011, $8.9 million in 2012, $6.1 million in 2013, $5.1 million in 2014 and $28.0 million thereafter. Rental expense was $22.8 million in 2009, $22.7 million in 2008 and $19.1 million in 2007. The leases expire over a range of years from 2010 to 2082, with renewal or purchase options, subject to various terms and conditions, contained in most of the leases.

The Company acquired a capital lease obligation in 2007 for land and a building. The lease has a term of 12 years, which began July 2006, and is payable quarterly. Property, plant and equipment as of December 31, 2009 includes a building of $13.2 million, net of $2.3 million of accumulated depreciation and land of $2.1 million related to this capital lease. Amortization of the leased assets of $0.7 million is included in 2009 depreciation expense. Future minimum lease payments are estimated to be $0.9 million in each of the years 2010 through 2014 and $9.4 million thereafter, for total minimum lease payments of $13.9 million, net of interest.

As of December 31, 2009 and 2008, the Company had $161.9 million and $219.9 million, respectively, in purchase obligations outstanding, which primarily consisted of contractual commitments to purchase certain inventories at fixed prices.

13.	Income Taxes

The components of income before income taxes and the details of the provision for income taxes were as follows for the years ended December 31:

	2009	2008	2007
	(In thousands)

Income before income taxes:
Domestic	$207,831	$260,464	$244,550
Foreign	86,802	105,752	91,894

Total	$294,633	$366,216	$336,444

Provision for income taxes:
Current:
Federal	$58,247	$52,581	$66,386
Foreign	22,123	29,889	28,929
State	2,725	7,052	8,340

Total current	83,095	89,522	103,655

Deferred:
Federal	7,024	28,920	4,751
Foreign	(1,464)	(1,378)	(2,036)
State	208	2,200	2,054

Total deferred	5,768	29,742	4,769

Total provision	$88,863	$119,264	$108,424

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Significant components of deferred tax (asset) liability were as follows at December 31:

	2009	2008
	(In thousands)

Current deferred tax (asset) liability:
Reserves not currently deductible	$(19,437)	$(20,885)
Share-based compensation	(3,870)	(1,984)
Net operating loss carryforwards	(2,829)	(1,107)
Foreign tax credit carryforwards	(3,360)	(3,360)
Other	(1,173)	(3,583)

Net current deferred tax asset	$(30,669)	$(30,919)

Noncurrent deferred tax (asset) liability:
Differences in basis of property and accelerated depreciation	$22,285	$24,442
Reserves not currently deductible	(19,913)	(17,815)
Pensions	31,453	7,454
Differences in basis of intangible assets and accelerated amortization	188,045	136,417
Net operating loss carryforwards	(6,513)	(11,950)
Share-based compensation	(9,893)	(9,084)
Other	(3,578)	4,268

	201,886	133,732
Less: Valuation allowance	4,468	11,209

Net noncurrent deferred tax liability	206,354	144,941

Net deferred tax liability	$175,685	$114,022

The Company’s effective tax rate of the provision for income taxes reconciles to the U.S. Federal statutory rate as follows for the years ended December 31:

	2009	2008	2007

U.S. Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax benefit	0.4	1.5	1.9
Foreign operations, net*	(4.2)	(3.0)	(4.6)
Other	(1.0)	(0.9)	(0.1)

Consolidated effective tax rate	30.2%	32.6%	32.2%

*	Includes the effects of statutory tax rate reductions in Italy, the United Kingdom and Germany during 2007.

As of December 31, 2009, the Company had no provision for U.S. deferred income taxes on the undistributed earnings of its foreign subsidiaries, which total approximately $395 million. If the Company were to distribute those earnings to the United States, the Company would be subject to U.S. income taxes based on the excess of the U.S. statutory rate over statutory rates in the foreign jurisdiction and withholding taxes payable to the various foreign countries. Determination of the amount of the unrecognized deferred income tax liability on these undistributed earnings is not practicable.

At December 31, 2009, the Company had tax benefits of $9.3 million related to net operating loss carryforwards, which will be available to offset future income taxes payable, subject to certain annual or other limitations based on foreign and U.S. tax laws. This amount includes net operating loss carryforwards of $3.7 million for federal income tax purposes with a valuation allowance of $3.3 million, $3.6 million for state

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

income tax purposes with a valuation allowance of $0.2 million, and $2.0 million for foreign locations with no valuation allowance. These net operating loss carryforwards, if not used, will expire between 2010 and 2032. As of December 31, 2009, the Company had $3.4 million of U.S. foreign tax credit carryforwards.

The Company maintains a valuation allowance to reduce certain deferred tax assets to amounts that are more likely than not to be realized. This allowance primarily relates to the deferred tax assets established for net operating loss carryforwards. In 2009, the Company recorded a decrease of $6.7 million in the valuation allowance primarily related to the utilization and expiration of net operating loss carryforwards.

At December 31, 2009, the Company had gross unrecognized tax benefits of $26.5 million, of which $25.6 million would impact the effective tax rate if recognized. At December 31, 2008, the Company had gross unrecognized tax benefits of $18.6 million, all of which would impact the effective tax rate if recognized.

The Company recognizes interest and penalties accrued related to uncertain tax positions in income tax expense. At December 31, 2009 and 2008, the Company reported $5.5 million and $2.3 million, respectively, in the aggregate related to interest and penalty exposure as accrued income tax expense in the consolidated balance sheet. During 2009, 2008 and 2007, the Company recognized $0.7 million of expense, $0.8 million of income and $1.5 million of expense, respectively, of interest and penalties in the income statement.

The most significant tax jurisdiction for the Company is the United States. The Company files income tax returns in various state and foreign tax jurisdictions, in some cases for multiple legal entities per jurisdiction. Generally, the Company has open tax years subject to tax audit on average of between three and six years in these jurisdictions. In 2009, the Internal Revenue Service (“IRS”) completed the examination of the Company’s U.S. income tax returns for 2005 and is currently examining the Company’s U.S. income tax returns for 2006 and 2007. In 2009, the Company concluded an exam in Germany for the period 2004 through 2006. The Company has not materially extended any other statutes of limitation for any significant location and has reviewed and accrued for, where necessary, tax liabilities for open periods. Tax years in certain state and foreign jurisdictions remain subject to examination; however the uncertain tax positions related to these jurisdictions are not considered material.

During 2009, the Company added $15.9 million of tax, interest and penalties related to 2009 activity for identified uncertain tax positions and reversed $4.8 million of tax and interest related to statute expirations and settlement of prior uncertain positions. During 2008, the Company added $11.6 million of tax, interest and penalties related to 2008 activity for identified uncertain tax positions and reversed $16.5 million of tax and interest related to statute expirations and settlement of prior uncertain positions.

The following is a reconciliation of the liability for uncertain tax positions at December 31:

	2009	2008	2007
	(In millions)

Balance at the beginning of the year	$18.6	$22.7	$24.9
Additions for tax positions related to the current year	8.8	0.9	1.3
Additions for tax positions of prior years	2.5	10.1	—
Reductions for tax positions of prior years	(1.4)	(4.2)	(3.2)
Reductions related to settlements with taxing authorities	(2.0)	(10.8)	—
Reductions due to statute expirations	—	(0.1)	(0.3)

Balance at the end of the year	$26.5	$18.6	$22.7

The additions above primarily reflect the increase in tax liabilities for uncertain tax positions related to certain foreign activities and for research and development credits, while the reductions above reflect the settlement of an IRS audit and amended filings. At December 31, 2009, tax, interest and penalties of $13.7 million are classified as a noncurrent liability. The net increase in uncertain tax positions for the year ending December 31, 2009 resulted in an increase to income tax expense of $0.8 million.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Retirement Plans and Other Postretirement Benefits

Retirement and Pension Plans

The Company sponsors several retirement and pension plans covering eligible salaried and hourly employees. The plans generally provide benefits based on participants’ years of service and/or compensation. The following is a brief description of the Company’s retirement and pension plans.

The Company maintains contributory and noncontributory defined benefit pension plans. Benefits for eligible salaried and hourly employees under all defined benefit plans are funded through trusts established in conjunction with the plans. The Company’s funding policy with respect to its defined benefit plans is to contribute amounts that provide for benefits based on actuarial calculations and the applicable requirements of U.S. federal and local foreign laws. The Company estimates that it will make both required and discretionary cash contributions of approximately $3 million to $5 million to its worldwide defined benefit pension plans in 2010.

The Company uses a measurement date of December 31 (its fiscal year end) for its U.S. and foreign defined benefit pension plans.

The Company sponsors a 401(k) retirement and savings plan for eligible U.S. employees. Participants in the savings plan may contribute a portion of their compensation on a before-tax basis. The Company matches employee contributions on a dollar-for-dollar basis up to six percent of eligible compensation or a maximum of $1,200 per participant.

The Company’s retirement and savings plan has a defined contribution retirement feature principally to cover U.S. salaried employees joining the Company after December 31, 1996. Under the retirement feature, the Company makes contributions for eligible employees based on a pre-established percentage of the covered employee’s salary subject to pre-established vesting. Employees of certain of the Company’s foreign operations participate in various local defined contribution plans.

The Company also has a defined contribution retirement plan for certain of its U.S. acquired businesses for the benefit of eligible employees. Company contributions are made for each participant up to a specified percentage, not to exceed six percent of the participant’s base compensation.

The Company has nonqualified unfunded retirement plans for its Directors and certain retired employees. It also provides supplemental retirement benefits, through contractual arrangements and/or a SERP covering certain current and former executives of the Company. These supplemental benefits are designed to compensate the executive for retirement benefits that would have been provided under the Company’s primary retirement plan, except for statutory limitations on compensation that must be taken into account under those plans. The projected benefit obligations of the SERP and the contracts will primarily be funded by a grant of shares of the Company’s common stock upon retirement or termination of the executive. The Company is providing for these obligations by charges to earnings over the applicable periods.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables set forth the changes in net projected benefit obligation and the fair value of plan assets for the funded and unfunded defined benefit plans for the years ended December 31:

U.S. Defined Benefit Pension Plans:

	2009	2008
	(In thousands)

Change in projected benefit obligation (“PBO”):
Net projected benefit obligation at the beginning of the year	$348,475	$356,107
Service cost	3,278	3,783
Interest cost	22,395	21,724
Actuarial losses (gains)	26,620	(10,459)
Gross benefits paid	(23,861)	(22,793)
Plan amendments and other	—	113

Net projected benefit obligation at the end of the year	$376,907	$348,475

Change in plan assets:
Fair value of plan assets at the beginning of the year	$354,851	$418,317
Actual return on plan assets	81,150	(111,558)
Employer contributions	18,373	70,885
Gross benefits paid	(23,861)	(22,793)

Fair value of plan assets at the end of the year	$430,513	$354,851

Foreign Defined Benefit Pension Plans:

	2009	2008
	(In thousands)

Change in projected benefit obligation:
Net projected benefit obligation at the beginning of the year	$88,166	$129,044
Service cost	1,238	2,044
Interest cost	5,844	6,825
Acquisitions	—	—
Foreign currency translation adjustment	9,371	(40,004)
Employee contributions	404	600
Actuarial losses (gains)	9,532	(17,201)
Gross benefits paid	(3,473)	(3,682)
Effect of elimination of early measurement date	—	1,309
Other	(475)	9,231

Net projected benefit obligation at the end of the year	$110,607	$88,166

Change in plan assets:
Fair value of plan assets at the beginning of the year	$84,817	$125,213
Actual return on plan assets	19,000	(20,126)
Employer contributions	2,754	9,021
Employee contributions	404	600
Foreign currency translation adjustment	9,001	(38,633)
Gross benefits paid	(3,473)	(3,682)
Effect of elimination of early measurement date	—	3,193
Other	—	9,231

Fair value of plan assets at the end of the year	$112,503	$84,817

The amounts included in the Effect of elimination of early measurement date in the preceding tables reflect the impact of the change in measurement date for the three United Kingdom-based defined benefit pension plans.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The accumulated benefit obligation (“ABO”) consisted of the following at December 31:

U.S. Defined Benefit Pension Plans:

	2009	2008
	(In thousands)

Funded plans	$359,516	$333,468
Unfunded plans	4,802	4,746

Total	$364,318	$338,214

Foreign Defined Benefit Pension Plans:

	2009	2008
	(In thousands)

Funded plans	$98,886	$80,149
Unfunded plans	1,344	1,179

Total	$100,230	$81,328

Weighted average assumptions used to determine benefit obligations at December 31:

	2009	2008

U.S. Defined Benefit Pension Plans:

Discount rate	5.90%	6.50%
Rate of compensation increase (where applicable)	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	5.98%	6.09%
Rate of compensation increase (where applicable)	2.98%	2.98%

For the Company’s U.S. defined benefit pension plans, the asset allocation percentages at December 31, 2009 and 2008 and the target allocation percentages for 2010, by asset category, are as follows:

U.S. Defined Benefit Pension Plans:

		Percent of Plan Assets
	Target Allocation	at December 31,
Asset Category	2010	2009	2008

Equity securities	40%-60%	52%	58%
Fixed income securities	30%-60%	43	31
Other*	0%-15%	5	11

Total		100%	100%

*	Amounts in 2009 and 2008 include cash and cash equivalents and an approximate 1% and 10% investment in alternative assets consisting of hedge funds, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A summary of the fair value of plan assets for U.S. plans at December 31, 2009 and 2008 was as follows:

	2009			2008
Asset Category	Total	Level 1	Level 2	Total	Level 1	Level 2
	(In thousands)

Cash and temporary investments	$2,936	$2,936	$—	$51,305	$51,305	$—
Equity securities:
AMETEK common stock	25,973	25,973	—	20,519	20,519	—
Diversified common stocks	111,951	111,951	—	77,390	77,390	—
Diversified mutual funds	85,374	—	85,374	79,622	44,177	35,445
Real estate investment trust	—	—	—	652	652	—
Fixed income securities and other:
U.S. Government and investment grade	78,849	62,531	16,318	27,166	27,166	—
Global asset allocation and other	56,319	—	56,319	23,570	23,570	—
Diversified mutual funds	50,153	50,153	—	57,217	57,217	—
Hedge funds	18,958	—	—	17,410	—	—

Total investments	$430,513	$253,544	$158,011	$354,851	$301,996	$35,445

Level 1 investments are unadjusted, observable inputs from active markets. Level 2 investments are equity funds and fixed income funds that are valued by the vendor using observable market inputs. Hedge funds are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

The table below sets forth a summary of changes of the U.S. plans’ assets fair value using significant unobservable inputs (level 3) for the year ended December 31, 2009.

Hedge Funds
(In thousands)

Balance, January 1, 2009	$17,410
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,548
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2009	$18,958

The expected long-term rate of return on these plan assets was 8.25% in 2009 and 2008. Equity securities included 679,200 shares of AMETEK, Inc. common stock with a market value of $26.0 million (6.0% of total plan investment assets) at December 31, 2009 and 679,200 shares of AMETEK, Inc. common stock with a market value of $20.5 million (5.8% of total plan investment assets) at December 31, 2008.

The objectives of the AMETEK, Inc. U.S. defined benefit plans’ investment strategy are to maximize the plans’ funded status and minimize Company contributions and plan expense. Because the goal is to optimize returns over the long term, an investment policy that favors equity holdings has been established. Since there may be periods of time where both equity and fixed-income markets provide poor returns, an allocation to alternative assets may be made to improve the overall portfolio’s diversification and return potential. The Company periodically reviews its asset allocation, taking into consideration plan liabilities, plan benefit payment streams and the investment strategy of the pension plans. The actual asset allocation is monitored frequently relative to the established targets and ranges and is rebalanced when necessary.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The equity portfolio is diversified by market capitalization and style. The equity portfolio also includes an international component.

The objective of the fixed-income portion of the pension assets is to provide interest rate sensitivity for a portion of the assets and to provide diversification. The fixed-income portfolio is diversified within certain quality and maturity guidelines in an attempt to minimize the adverse effects of interest rate fluctuations.

Other than for investments in alternative assets, described in the footnote to the table above, certain investments are prohibited. Prohibited investments include venture capital, private placements, unregistered or restricted stock, margin trading, commodities, short selling and rights and warrants. Foreign currency futures, options and forward contracts may be used to manage foreign currency exposure.

For the Company’s foreign defined benefit pension plans, the asset allocation percentages at December 31, 2009 and 2008 and the target allocation percentages for 2010, by asset category, are as follows:

Foreign Defined Benefit Pension Plans:

		Percent of Plan Assets
	Target Allocation	at December 31,
Asset Category	2010	2009	2008

Cash	0%-5%	3%	4%
Diversified mutual equity funds	70%-90%	71	61
Real estate	10%-20%	2	—
Diversified mutual bond funds	0%-5%	15	25
Life insurance	0%-10%	9	10

Total		100%	100%

A summary of the fair value of plan assets for foreign defined benefit pension plans at December 31, 2009 and 2008 was as follows:

	2009		2008
Asset Category	Total	Level 2	Total	Level 2
	(In thousands)

Cash	$3,148	$3,148	$3,453	$3,453
Diversified mutual equity funds	80,271	80,271	51,404	51,404
Real estate	2,379	2,379	207	207
Diversified mutual bond funds	16,958	16,958	21,114	21,114
Life insurance	9,747	—	8,639	—

Total investments	$112,503	$102,756	$84,817	$76,178

Level 2 investments are equity funds, real estate funds and fixed income funds that are valued by the vendor using observable market inputs. Life insurance assets are considered level 3 investments as their values are determined by the sponsor using unobservable market data.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The table below sets forth a summary of changes of the foreign plans’ assets fair value using significant unobservable inputs (level 3) for the year ended December 31, 2009.

Life Insurance
(In thousands)

Balance, January 1, 2009	$8,639
Actual return on assets:
Unrealized gains relating to instruments still held at the end of the year	1,108
Realized gains (losses) relating to assets sold during the year	—
Purchases, sales, issuances and settlements, net	—

Balance, December 31, 2009	$9,747

The objective of AMETEK, Inc.’s foreign defined benefit plans’ investment strategy is to maximize the long-term rate of return on plan investments, subject to a reasonable level of risk. Liability studies are also performed on a regular basis to provide guidance in setting investment goals with an objective to balance risks against the current and future needs of the plans. The trustees consider the risk associated with the different asset classes, relative to the plans’ liabilities and how this can be affected by diversification, and the relative returns available on equities, fixed-income investments, real estate and cash. Also, the likely volatility of those returns and the cash flow requirements of the plans are considered. It is expected that equities will outperform fixed-income investments over the long term. However, the trustees recognize the fact that fixed-income investments may better match the liabilities for pensioners. Because of the relatively young active employee group covered by the plans and the immature nature of the plans, the trustees have chosen to adopt an asset allocation strategy more heavily weighted toward equity investments. This asset allocation strategy will be reviewed, from time to time, in view of changes in market conditions and in the plans’ liability profile.

The assumption for the expected return on plan assets was developed based on a review of historical investment returns for the investment categories for the defined benefit pension assets. This review also considered current capital market conditions and expectations of projected future investment returns. The estimates of future capital market returns by asset category are lower than the actual long-term historical returns. The current low interest rate environment also influences this outlook. Therefore, the assumed rate of return for U.S. plans remains at 8.25% and foreign plans are slightly lower at 6.97% for 2010.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with a projected benefit obligation in excess of plan assets and pension plans with an accumulated benefit obligation in excess of plan assets were as follows at December 31:

U.S. Defined Benefit Pension Plans:

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds		Obligation Exceeds
	Fair Value of Assets		Fair Value of Assets
	2009	2008	2009	2008
	(In thousands)

Projected benefit obligation	$4,802	$4,746	$4,802	$4,746
Fair value of plan assets	—	—	—	—

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Defined Benefit Pension Plans:

	Projected Benefit		Accumulated Benefit
	Obligation Exceeds		Obligation Exceeds
	Fair Value of Assets		Fair Value of Assets
	2009	2008	2009	2008
	(In thousands)

Projected benefit obligation	$49,561	$40,755	$1,911	$1,555
Fair value of plan assets	46,049	35,898	406	197

The following table provides the amounts recognized in the consolidated balance sheet at December 31:

	2009	2008
	(In thousands)

Funded status asset (liability):
Fair value of plan assets	$543,016	$439,668
Projected benefit obligation	(487,514)	(436,641)

Funded status at the end of the year	$55,502	$3,027

Amounts recognized in the consolidated balance sheet consisted of:
Noncurrent asset for pension benefits (other assets)	$63,815	$12,630
Current liabilities for pension benefits	(333)	(321)
Noncurrent liability for pension benefits	(7,980)	(9,282)

Net amount recognized at the end of the year	$55,502	$3,027

The following table provides the amounts recognized in accumulated other comprehensive income, net of taxes, at December 31:

Net Amounts Recognized:	2009	2008
	(In thousands)

Net actuarial loss	$66,848	$92,800
Prior service costs	286	604
Transition asset	(13)	(44)

Total recognized	$67,121	$93,360

Other changes in pension plan assets and benefit obligations
recognized in other comprehensive income, net of taxes:	2009
(In thousands)

Net actuarial gain	$(18,086)
Amortization of net actuarial loss	(8,079)
Amortization of prior service costs	(85)
Amortization of transition asset	11

Total recognized	$(26,239)

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table provides the components of net periodic pension benefit expense for the years ended December 31:

	2009	2008	2007
	(In thousands)

Defined benefit plans:
Service cost	$4,517	$5,827	$6,927
Interest cost	28,239	28,549	27,750
Expected return on plan assets	(35,711)	(41,578)	(39,354)
Amortization of:
Net actuarial loss (gain)	13,165	(74)	650
Prior service costs	138	200	201
Transition asset	(18)	(15)	(15)
Special termination benefits	—	35	—

Pension expense (income)	10,330	(7,056)	(3,841)
Pension curtailment charge	—	277	—

Total net periodic benefit expense (income)	10,330	(6,779)	(3,841)

Other plans:
Defined contribution plans	12,521	12,950	10,338
Foreign plans and other	3,977	4,406	4,752

Total other plans	16,498	17,356	15,090

Total net pension expense	$26,828	$10,577	$11,249

The estimated amounts that will be amortized from accumulated other comprehensive income into net periodic pension benefit expense in 2010 for the net actuarial losses and prior service costs are expected to be $8.1 million.

The following weighted average assumptions were used to determine the above net periodic pension benefit expense for the years ended December 31:

	2009	2008	2007

U.S. Defined Benefit Pension Plans:

Discount rate	6.50%	6.25%	5.90%
Expected return on plan assets	8.25%	8.25%	8.25%
Rate of compensation increase (where applicable)	3.75%	3.75%	3.75%

Foreign Defined Benefit Pension Plans:

Discount rate	6.09%	5.89%	5.00%
Expected return on plan assets	6.97%	7.00%	7.00%
Rate of compensation increase (where applicable)	2.98%	3.86%	3.61%

Estimated Future Benefit Payments

The estimated future benefit payments for U.S. and foreign plans are as follows (in thousands): 2010 — $27,549; 2011 — $28,436; 2012 — $29,619; 2013 — $30,779; 2014 — $31,514; 2015 to 2019 — $170,804. Future benefit payments primarily represent amounts to be paid from pension trust assets. Amounts included that are to be paid from the Company’s assets are not significant in any individual year.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Postretirement Plans and Postemployment Benefits

The Company provides limited postretirement benefits other than pensions for certain retirees and a small number of former employees. Benefits under these arrangements are not funded and are not significant.

The Company also provides limited postemployment benefits for certain former or inactive employees after employment but before retirement. Those benefits are not significant in amount.

The Company has a deferred compensation plan, which allows employees whose compensation exceeds the statutory IRS limit for retirement benefits to defer a portion of earned bonus compensation. The plan permits deferred amounts to be deemed invested in either, or a combination of, (a) an interest-bearing account, benefits from which are payable out of the general assets of the Company, or (b) the equivalent of a fund which invests in shares of the Company’s common stock on behalf of the employee. The amount deferred under the plan, including income earned, was $16.1 million and $13.6 million at December 31, 2009 and 2008, respectively. Administrative expense for the plan is borne by the Company and is not significant.

15.	Financial Instruments

The estimated fair values of the Company’s financial instruments are compared below to the recorded amounts at December 31, 2009 and 2008. Cash, cash equivalents and marketable securities are recorded at fair value at December 31, 2009 and 2008 in the accompanying consolidated balance sheet.

	Asset (Liability)
	December 31,		December 31,
	2009		2008
	Recorded		Recorded
	Amount	Fair Value	Amount	Fair Value
	(In thousands)

Fixed-income investments	$8,883	$8,883	$8,248	$8,248
Short-term borrowings	(4,076)	(4,076)	(16,028)	(16,028)
Long-term debt (including current portion)	(1,037,605)	(1,084,877)	(1,095,653)	(1,095,653)

The fair value of fixed-income investments is based on quoted market prices. The fair value of short-term borrowings approximates the carrying value. The Company’s long-term debt is all privately-held with no public market for this debt, therefore, the fair value of long-term debt was computed based on comparable current market data for similar debt instruments. See Note 9 for long-term debt principals, interest rates and maturities.

16.	Additional Consolidated Income Statement and Cash Flow Information

Included in other income are interest and other investment income of $0.9 million, $3.9 million and $2.7 million for 2009, 2008 and 2007, respectively. Income taxes paid in 2009, 2008, and 2007 were $84.3 million, $113.4 million and $80.0 million, respectively. Cash paid for interest was $68.0 million, $59.2 million and $46.0 million in 2009, 2008, and 2007, respectively.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.	Reportable Segments and Geographic Areas Information

Descriptive Information about Reportable Segments

The Company has two reportable segments, EIG and EMG. The Company manages, evaluates and aggregates its operating segments for segment reporting purposes primarily on the basis of product type, production processes, distribution methods and management organizations.

EIG produces instrumentation for various electronic applications used in transportation industries, including aircraft cockpit instruments and displays, airborne electronics systems that monitor and record flight and engine data, and pressure, temperature, flow and liquid-level sensors for commercial airlines and aircraft and jet engine manufacturers. EIG also produces analytical instrumentation for the laboratory and research markets, as well as instruments for food service equipment, measurement and monitoring instrumentation for various process industries and instruments and complete instrument panels for heavy trucks, heavy construction and agricultural vehicles. EIG also manufactures ultraprecise measurement instrumentation, as well as thermoplastic compounds for automotive, appliance and telecommunications applications.

EMG produces brushless air-moving motors for aerospace, mass transit, medical equipment, computer and business machine applications. EMG also produces high-purity metal powders and alloys in powder, strip and wire form for electronic components, aircraft and automotive products, as well as heat exchangers and thermal management subsystems. EMG also supplies hermetically sealed (moisture-proof) connectors, terminals and headers. These electromechanical devices are used in aerospace, defense and other industrial applications. Additionally, EMG produces air-moving electric motors and motor-blower systems for manufacturers of floor care appliances and outdoor power equipment. Sales of floor care and specialty motors represented 10.8% in 2009, 12.1% in 2008 and 13.7% in 2007 of the Company’s consolidated net sales.

Measurement of Segment Results

Segment operating income represents sales, less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include an allocation of interest expense. Net sales by segment are reported after elimination of intra- and inter-segment sales and profits, which are insignificant in amount. Such sales are generally based on prevailing market prices. Reported segment assets include allocations directly related to the segment’s operations. Corporate assets consist primarily of investments, prepaid pensions, insurance deposits and deferred taxes.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reportable Segment Financial Information

	2009	2008	2007
	(In thousands)

Net sales(1):
Electronic Instruments	$1,146,578	$1,402,653	$1,199,757
Electromechanical	951,777	1,128,482	937,093

Consolidated net sales	$2,098,355	$2,531,135	$2,136,850

Operating income and income before income taxes:
Segment operating income(2):
Electronic Instruments	$232,875	$306,764	$260,338
Electromechanical	166,582	175,181	167,166

Total segment operating income	399,457	481,945	427,504
Corporate administrative and other expenses	(33,407)	(49,291)	(40,930)

Consolidated operating income	366,050	432,654	386,574
Interest and other expenses, net	(71,417)	(66,438)	(50,130)

Consolidated income before income taxes	$294,633	$366,216	$336,444

Assets:
Electronic Instruments	$1,535,646	$1,583,110
Electromechanical	1,357,219	1,291,602

Total segment assets	2,892,865	2,874,712
Corporate	353,167	180,830

Consolidated assets	$3,246,032	$3,055,542

Additions to property, plant and equipment(3):
Electronic Instruments	$22,220	$25,860	$42,807
Electromechanical	16,668	52,231	29,485

Total segment additions to property, plant and equipment	38,888	78,091	72,292
Corporate	2,161	4,650	486

Consolidated additions to property, plant and equipment	$41,049	$82,741	$72,778

Depreciation and amortization:
Electronic Instruments	$32,635	$30,569	$23,603
Electromechanical	32,444	32,460	28,839

Total segment depreciation and amortization	65,079	63,029	52,442
Corporate	421	232	223

Consolidated depreciation and amortization	$65,500	$63,261	$52,665

(1)	After elimination of intra- and intersegment sales, which are not significant in amount.

(2)	Segment operating income represents sales less all direct costs and expenses (including certain administrative and other expenses) applicable to each segment, but does not include interest expense.

(3)	Includes $8.0 million in 2009, $38.5 million in 2008 and $35.2 million in 2007 from acquired businesses.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Areas

Information about the Company’s operations in different geographic areas for the years ended December 31, 2009, 2008, and 2007 is shown below. Net sales were attributed to geographic areas based on the location of the customer. Accordingly, U.S. export sales are reported in international sales.

	2009	2008	2007
	(In thousands)

Net sales:
United States	$1,066,644	$1,305,594	$1,083,118

International*:
United Kingdom	170,229	167,891	127,626
European Union countries	339,328	394,937	334,554
Asia	308,805	373,477	323,992
Other foreign countries	213,349	289,236	267,560

Total international	1,031,711	1,225,541	1,053,732

Total consolidated	$2,098,355	$2,531,135	$2,136,850

Long-lived assets from continuing operations (excluding intangible assets):
United States	$190,737	$185,505

International**:
United Kingdom	38,375	36,212
European Union countries	60,973	64,831
Asia	8,905	10,451
Other foreign countries	11,063	11,530

Total international	119,316	123,024

Total consolidated	$310,053	$308,529

*	Includes U.S. export sales of $414.1 million in 2009, $478.5 million in 2008 and $394.4 million in 2007.

**	Represents long-lived assets of foreign-based operations only.

18.	Guarantees

The Company does not provide significant guarantees on a routine basis. The Company primarily issues guarantees, stand-by letters of credit and surety bonds in the ordinary course of its business to provide financial or performance assurance to third parties on behalf of its consolidated subsidiaries to support or enhance the subsidiary’s stand-alone creditworthiness. The amounts subject to certain of these agreements vary depending on the covered contracts actually outstanding at any particular point in time. At December 31, 2009, the maximum amount of future payment obligations relative to these various guarantees was $50.4 million and the outstanding liability under certain of those guarantees was $4.9 million. These guarantees expire in 2010.

Indemnifications

In conjunction with certain acquisition and divestiture transactions, the Company may agree to make payments to compensate or indemnify other parties for possible future unfavorable financial consequences resulting from specified events (e.g., breaches of contract obligations or retention of previously existing environmental, tax or employee liabilities) whose terms range in duration and often are not explicitly defined. Where appropriate, the obligation for such indemnifications is recorded as a liability. Because the amount of these types of

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

indemnifications generally is not specifically stated, the overall maximum amount of the obligation under such indemnifications cannot be reasonably estimated. Further, the Company indemnifies its directors and officers for claims against them in connection with their positions with the Company. Historically, any such costs incurred to settle claims related to these indemnifications have been minimal for the Company. The Company believes that future payments, if any, under all existing indemnification agreements would not have a material impact on its consolidated results of operations, financial position or cash flows.

Product Warranties

The Company provides limited warranties in connection with the sale of its products. The warranty periods for products sold vary widely among the Company’s operations, but for the most part do not exceed one year. The Company calculates its warranty expense provision based on past warranty experience and adjustments are made periodically to reflect actual warranty expenses.

Changes in accrued product warranty obligation were as follows at December 31:

	2009	2008
	(In thousands)

Balance at the beginning of the year	$16,068	$14,433
Accruals for warranties issued during the year	8,236	12,201
Settlements made during the year	(11,095)	(11,503)
Changes in liability for pre-existing warranties, including expirations during the year	277	(343)
Warranty accruals related to new businesses	2,549	1,280

Balance at the end of the year	$16,035	$16,068

Certain settlements of warranties made during the period were for specific nonrecurring warranty obligations. Product warranty obligations are reported as current liabilities in the consolidated balance sheet.

19.	Contingencies

Asbestos Litigation

The Company (including its subsidiaries) has been named as a defendant, along with many other companies, in a number of asbestos-related lawsuits. Many of these lawsuits either relate to businesses which were acquired by the Company and do not involve products which were manufactured or sold by the Company or relate to previously owned businesses of the Company which are under new ownership. In connection with many of these lawsuits, the sellers or new owners of such businesses, as the case may be, have agreed to indemnify the Company against these claims (the “Indemnified Claims”). The Indemnified Claims have been tendered to, and are being defended by, such sellers and new owners. These sellers and new owners have met their obligations, in all respects, and the Company does not have any reason to believe such parties would fail to fulfill their obligations in the future; however, one of these companies filed for bankruptcy liquidation in 2007. To date, no judgments have been rendered against the Company as a result of any asbestos-related lawsuit. The Company believes it has strong defenses to the claims being asserted and intends to continue to vigorously defend itself in these matters.

Environmental Matters

Certain historic processes in the manufacture of products have resulted in environmentally hazardous waste by-products as defined by federal and state laws and regulations. While these waste products were handled in compliance with regulations existing at that time, at December 31, 2009, the Company is named a Potentially Responsible Party (“PRP”) at 16 non-AMETEK-owned former waste disposal or treatment sites (the “non-owned” sites). The Company is identified as a “de minimis” party in 14 of these sites based on the low volume of waste attributed to the Company relative to the amounts attributed to other named PRPs. In ten of these sites, the Company has reached a tentative agreement on the cost of the de minimis settlement to satisfy its obligation and is awaiting executed agreements. The tentatively agreed-to settlement amounts are fully reserved. In the other four sites, the Company is continuing to

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investigate the accuracy of the alleged volume attributed to the Company as estimated by the parties primarily responsible for remedial activity at the sites to establish an appropriate settlement amount. In the two remaining sites where the Company is a non-de minimis PRP, the Company is participating in the investigation and/or related required remediation as part of a PRP Group and reserves have been established sufficient to satisfy the Company’s expected obligation. The Company historically has resolved these issues within established reserve levels and reasonably expects this result will continue. In addition to these non-owned sites, the Company has an ongoing practice of providing reserves for probable remediation activities at certain of its current or previously owned manufacturing locations (the “owned” sites). For claims and proceedings against the Company with respect to other environmental matters, reserves are established once the Company has determined that a loss is probable and estimable. This estimate is refined as the Company moves through the various stages of investigation, risk assessment, feasibility study and corrective action processes. In certain instances, the Company has developed a range of estimates for such costs and has recorded a liability based on the low end of the range. It is reasonably possible that the actual cost of remediation of the individual sites could vary from the current estimates and the amounts accrued in the consolidated financial statements; however, the amounts of such variances are not expected to result in a material change to the consolidated financial statements. In estimating the Company’s liability for remediation, the Company also considers the likely proportionate share of the anticipated remediation expense and the ability of the other PRPs to fulfill their obligations.

Total environmental reserves at December 31, 2009 and 2008 were $27.0 million and $28.4 million, respectively, for non-owned and owned sites. In 2009, the Company received $1.3 million of additional reserves from a third party for existing sites. Additionally, the Company spent $2.7 million on environmental matters in 2009. The Company’s reserves for environmental liabilities at December 31, 2009 and 2008 include reserves of $19.2 million and $17.9 million, respectively, for an owned site acquired in connection with the fiscal 2005 acquisition of HCC Industries (“HCC”). The Company is the designated performing party for the performance of remedial activities for one of several operating units making up a large Superfund site in the San Gabriel Valley of California. The Company has obtained indemnifications and other financial assurances from the former owners of HCC related to the costs of the required remedial activities. At December 31, 2009, the Company had $13.9 million in receivables related to HCC for probable recoveries from third-party escrow funds and other committed third-party funds to support the required remediation. Also, the Company is indemnified by HCC’s former owners for approximately $19.0 million of additional costs.

The Company has agreements with other former owners of certain of its acquired businesses, as well as new owners of previously owned businesses. Under certain of the agreements, the former or new owners retained, or assumed and agreed to indemnify the Company against, certain environmental and other liabilities under certain circumstances. The Company and some of these other parties also carry insurance coverage for some environmental matters. To date, these parties have met their obligations in all material respects; however, one of these companies filed for bankruptcy liquidation in 2007, as discussed further in the following paragraph.

In August 2009, the Company agreed to a Stipulation and Settlement Agreement with the San Diego Regional Water Quality Control Board regarding the 2008 Notice of Administrative Civil Liability related to a former subsidiary which became a separate company in 1988 and filed for bankruptcy liquidation in 2007, whereby the Company paid and deferred minor penalties, which were covered by previously established reserves.

The Company believes it has established reserves which are sufficient to perform all known responsibilities under existing claims and consent orders. The Company has no reason to believe that other third parties would fail to perform their obligations in the future. In the opinion of management, based upon presently available information and past experience related to such matters, an adequate provision for probable costs has been made and the ultimate cost resulting from these actions is not expected to materially affect the consolidated results of operations, financial position or cash flows of the Company.

AMETEK, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	Year
	(In thousands, except per share amounts)

2009
Net sales	$552,866	$524,929	$497,060	$523,500	$2,098,355
Operating income	$106,202	$93,180	$77,475	$89,193	$366,050
Net income	$59,055	$51,813	$43,018	$51,884	$205,770
Basic earnings per share(a)	$0.55	$0.49	$0.40	$0.48	$1.93
Diluted earnings per share(a)	$0.55	$0.48	$0.40	$0.48	$1.91
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24
2008
Net sales	$611,197	$648,771	$647,423	$623,744	$2,531,135
Operating income(b)(c)	$116,233	$114,111	$120,065	$82,245	$432,654
Net income(b)(c)	$66,357	$65,842	$70,924	$43,829	$246,952
Basic earnings per share(a)(b)(c)	$0.63	$0.62	$0.67	$0.41	$2.33
Diluted earnings per share(a)(b)(c)	$0.62	$0.61	$0.66	$0.41	$2.30
Dividends paid per share	$0.06	$0.06	$0.06	$0.06	$0.24

(a)	The sum of quarterly earnings per share may not equal total year earnings per share due to rounding of earnings per share amounts, and differences in weighted average shares and equivalent shares outstanding for each of the periods presented.

(b)	The 2008 results include a second quarter after-tax, non-cash charge of $7.3 million, or $0.07 per diluted share, related to the accelerated amortization of deferred compensation expense due to the vesting of restricted stock.

(c)	The 2008 results include fourth quarter pre-tax charges totaling $40.0 million, $27.3 million after tax ($0.25 per diluted share). These charges include restructuring costs for employee reductions and facility closures ($32.6 million), as well as asset write-downs ($7.4 million).

DIRECTIONS TO
ANNUAL MEETING OF STOCKHOLDERS OF AMETEK, INC.
TO BE HELD AT
THE NEW YORK HELMSLEY
212 EAST 42nd STREET
TURTLE BAY MEETING ROOM
NEW YORK, NY 10017
(212) 490-8900
The New York Helmsley is in midtown Manhattan and is accessible by mass transportation from New York, New Jersey, Connecticut, Long Island, and elsewhere. Below are automobile directions:
Directions from New Jersey
Take Route 3 East to the Lincoln Tunnel. Upon exiting the Tunnel, follow the signs to 38th Street and proceed eastbound to Third Avenue. Turn left onto Third Avenue and travel north to East 42nd Street. Turn right onto 42nd Street. The New York Helmsley is on the right between Third and Second Avenues.
Alternate route: From the George Washington Bridge, follow signs to Henry Hudson Parkway South. Take the Parkway South to the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The New York Helmsley is on the right between Third and Second Avenues.
Directions from Connecticut
Take I-95 South to the Cross Bronx Expressway. Take the Cross Bronx Expressway to the last exit in New York (stay to the right when approaching the George Washington Bridge so as not to miss the exit). Follow signs for Henry Hudson Parkway/181st Street. Take the Henry Hudson Parkway South to the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The New York Helmsley is on the right between Third and Second Avenues.
Alternate route: Take I-684 South or the Merritt Parkway onto the Hutchinson River Parkway South to the Cross County Parkway. Proceed west on the Cross County Parkway to the Saw Mill River Parkway South. The Saw Mill becomes the Henry Hudson Parkway in New York City. Proceed south on the Parkway until the 42nd Street exit (a left lane exit). Proceed straight onto 42nd Street and go eastbound. The New York Helmsley is on the right between Third and Second Avenues.
Directions from Long Island
Take the Long Island Expressway West (Route 495) to the Midtown Tunnel. Upon exiting the Tunnel, turn left onto East 39th Street and proceed westbound to Third Avenue. Turn right onto Third Avenue and travel north to East 42nd Street. Turn right onto East 42nd Street. The New York Helmsley is on the right between Third and Second Avenues.
Alternate route: Take the Grand Central Parkway to the Triborough Bridge. Take the exit to Manhattan and follow signs for the FDR Drive South. Exit at 63rd Street and proceed to Second Avenue. Turn left and proceed southbound. Make a right onto East 42nd Street. The New York Helmsley is ahead on the left between Second and Third Avenues.
This document is printed on recycled paper, which contains at least 10% post consumer waste.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 28, 2010

PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting, proxy statement and proxy card are available at http://www.ametek.com/2010proxy
¯  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  ¯

20230000000000000000 0	042810

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2010.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	О О	Charles D. Klein Steven W. Kohlhagen

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Daylight Time on Wednesday, April 28, 2010, at the New York Helmsley, 212 East 42nd Street, Turtle Bay Meeting Room, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
AMETEK, Inc.
April 28, 2010
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.ametek.com/2010proxy
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
¯ Please detach along perforated line and mail in the envelope provided.¯

20230000000000000000 0	042810

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1.	Election of Directors:				2. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2010.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	О О	Charles D. Klein Steven W. Kohlhagen

At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt of the notice of said meeting and of the Proxy Statement of AMETEK, Inc. accompanying the same is hereby acknowledged.

UNLESS OTHERWISE SPECIFIED IN THE SPACES PROVIDED, THE UNDERSIGNED’S VOTE IS TO BE CAST FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL (1) AND FOR PROPOSAL (2), AS MORE FULLY DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

Annual Meeting of Stockholders

AMETEK, Inc.’s Annual Meeting of Stockholders will be held at 3:00 p.m. Eastern Daylight Time on Wednesday, April 28, 2010, at the New York Helmsley, 212 East 42nd Street, Turtle Bay Meeting Room, New York, NY 10017. Please see your proxy statement for directions should you wish to attend the meeting.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■
AMETEK, Inc.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.
     The undersigned hereby appoints Frank S. Hermance, Robert S. Feit and Kathryn E. Sena or a majority of those present and acting, or, if only one is present and acting, then that one, proxies, with full power of substitution, to vote all stock of AMETEK, Inc. which the undersigned is entitled to vote at AMETEK’s Annual Meeting of Stockholders to be held at the New York Helmsley, 212 East 42nd Street, Turtle Bay Meeting Room, New York, NY 10017, on Wednesday, April 28, 2010, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:
SEE
REVERSE
SIDE
(TO BE SIGNED ON REVERSE SIDE)

■	14475 ■